UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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The GEO Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2014

Dear Shareholder:

I am pleased to invite you to attend a special meeting of shareholders of The GEO Group, Inc., or GEO, a Florida corporation, which will be held on Friday, May 2, 2014 at 10:00 a.m., local time, at The Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432.

As previously disclosed, the GEO board of directors unanimously approved GEO to take all necessary steps for GEO to position itself to operate in compliance with the real estate investment trust, or REIT, rules of the Internal Revenue Code of 1986, as amended, or the REIT rules, beginning January 1, 2013. Among these necessary steps was the adoption of a plan to reorganize the business operations of GEO to allow GEO to be taxed as a REIT. We refer to this reorganization plan as the REIT conversion. On December 31, 2012, GEO completed all the necessary steps in the REIT conversion, including the previously announced divestiture of its health care assets and payment of its accumulated earnings and profits as a special dividend, enabling GEO to operate in compliance with the REIT rules, beginning January 1, 2013.

Although the required steps to operate in compliance with the REIT rules beginning January 1, 2013 have been implemented, GEO intends to take one additional step, a merger of GEO into a newly formed entity, to facilitate GEO’s compliance with the REIT rules by ensuring the effective adoption of charter provisions that implement standard REIT share ownership and transfer restrictions. The GEO board of directors plans to merge GEO into The GEO Group REIT, Inc., or GEO REIT, a Florida corporation and wholly owned subsidiary of GEO, which was formed for the purpose of the merger in connection with the REIT conversion. Effective at the time of the merger, GEO REIT will be renamed “The GEO Group, Inc.” and will hold, directly or indirectly through its subsidiaries, the assets currently held by GEO and will conduct the existing businesses of GEO and its subsidiaries. In the merger, you will receive a number of shares of GEO REIT common stock equal to, and in exchange for, the number of shares of GEO common stock you own. We anticipate that the shares of GEO REIT common stock will trade on the New York Stock Exchange and retain GEO’s symbol “GEO.”

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is required for the approval of the agreement and plan of merger, which we refer to as the merger agreement. After careful consideration, the board of directors has adopted the merger agreement and recommends that all shareholders vote “FOR” the approval of the merger agreement.

This proxy statement/prospectus is a prospectus of GEO REIT as well as a proxy statement for GEO and provides you with detailed information about the REIT conversion, the merger and the special meeting. We encourage you to read carefully this entire proxy statement/prospectus, including all annexes, and we especially encourage you to read the section titled “Risk Factors” beginning on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of common stock to be issued by GEO REIT under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated April 3, 2014 and is being first mailed to shareholders on or about April 7, 2014.

Sincerely,

George C. Zoley
Chairman of the Board of Directors, Chief Executive Officer and Founder

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF

THE GEO GROUP, INC.

TO BE HELD ON MAY 2, 2014

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of The GEO Group, Inc., a Florida corporation, will be held on Friday, May 2, 2014 at 10:00 a.m., local time, at The Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432, for the following purposes:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of March 21, 2014, between The GEO Group, Inc., or GEO, and The GEO Group REIT, Inc., a newly formed wholly owned subsidiary of GEO, which is being implemented in connection with GEO’s conversion to a real estate investment trust, or REIT, effective January 1, 2013; and

2.	to consider and vote upon a proposal to permit GEO’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposal.

The GEO board of directors has adopted the Agreement and Plan of Merger and recommends that you vote “FOR” the proposals, which are described in more detail in the accompanying proxy statement/prospectus.

GEO reserves the right to cancel or defer the merger even if shareholders of GEO vote to approve the agreement and plan of merger, which we refer to as the merger agreement, and the other conditions to the completion of the merger are satisfied or waived, if the GEO board of directors determines that the merger is no longer in the best interests of GEO and its shareholders.

Only shareholders of GEO’s common stock as of the close of business on March 10, 2014, the record date, are entitled to notice of the special meeting, and to vote at the special meeting and at any adjournment or postponement of the special meeting. During the ten-day period before the special meeting, GEO will keep a list of shareholders entitled to vote at the special meeting or any adjournment thereof available for inspection upon reasonable notice by any shareholder at GEO’s offices in Boca Raton, Florida, during usual business hours. The list of shareholders will also be made available at the time and place of the special meeting and will be subject to inspection by any shareholder at any time during the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card as soon as possible and return it in the enclosed envelope, or submit your proxy by telephone or over the Internet in accordance with the instructions in the enclosed proxy card. Shareholders who return proxy cards by mail or submit proxies by telephone or over the Internet prior to the special meeting may nevertheless attend the special meeting, revoke their proxies and vote their shares at the special meeting.

We encourage you to read the accompanying proxy statement/prospectus carefully.

By order of the board of directors,

George C. Zoley
Chairman of the Board of Directors and Chief Executive Officer

Boca Raton, Florida

April 3, 2014

WHERE YOU CAN FIND MORE INFORMATION

GEO files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. GEO’s SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this proxy statement/prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus and should not be considered to be part of this proxy statement/prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

We have elected to “incorporate by reference” information into this proxy statement/prospectus. By incorporating by reference, we can disclose important information to you by referring to another document we have filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement/prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this proxy statement/ prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, between the date of this proxy statement/prospectus and the date of the special meeting, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) under Item 2.02 or Item 7.01 of Form 8-K, unless such information is expressly incorporated herein by reference to a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 3, 2014;

•	our Current Reports on Form 8-K filed with the SEC on February 25, 2014 and March 6, 2014; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on October 30, 2003, as amended on Form 8-A/A, filed with the SEC on October 30, 2003.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

The GEO Group, Inc.

621 NW 53rd Street, Suite 700,

Boca Raton, Florida 33487

Attention: Investor Relations

Telephone: (866) 301-4436 or 561-893-0101

In order for you to receive timely delivery of the documents in advance of the GEO special meeting, you must request the information no later than April 25, 2014.

The GEO Group REIT, Inc., or GEO REIT, has filed a registration statement on Form S-4 to register with the SEC the GEO REIT common stock that GEO shareholders will receive in connection with the closing of the merger if the merger agreement is approved and the merger is completed. This proxy statement/prospectus is part of the registration statement of GEO REIT on Form S-4 and is a prospectus of GEO REIT and a proxy statement of GEO for its special meeting.

i

Upon completion of the merger, GEO REIT will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You should only rely on the information in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the front page. We are not making an offer to exchange or sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any state where it is unlawful to do so.

ii

iii

QUESTIONS AND ANSWERS ABOUT THE REIT CONVERSION AND THE MERGER

What follows are questions that you, as a shareholder of GEO, may have regarding the REIT conversion, the merger and the special meeting of shareholders and the answers to those questions. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because the information in this section may not provide all of the information that might be important to you with respect to the REIT conversion and the merger or the special meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

The GEO board of directors previously approved the REIT conversion and GEO has taken all of the required steps necessary for the REIT conversion so that GEO could begin operating in compliance with the REIT rules beginning on January 1, 2013. When used in this proxy statement/prospectus, unless otherwise specifically stated or the context otherwise requires, the terms “Company,” “GEO,” “we,” “our” and “us” refer to The GEO Group, Inc. and its subsidiaries with respect to the period prior to the merger, and The GEO Group REIT, Inc. and its subsidiaries, including the taxable GEO REIT subsidiaries, with respect to the period after the merger.

Q.	What will happen in the merger?

A.	GEO will merge with and into GEO REIT, a Florida corporation that is wholly owned by GEO, and GEO REIT will be the surviving entity in the merger and will succeed to and continue the business and assume the obligations of GEO. We refer to this transaction in this proxy statement/prospectus as the “merger.” Although the REIT rules do not require the completion of the merger, GEO intends to complete the merger to facilitate our compliance with the REIT rules by ensuring the effective adoption of charter provisions that implement standard REIT share ownership and transfer restrictions, subject to approval by GEO shareholders.

As a consequence of the merger:

•	the outstanding shares of common stock of GEO, which we refer to as GEO common stock, will convert into the right to receive the same number of shares of common stock of GEO REIT, which we refer to as GEO REIT common stock;

•	the board of directors and executive management of GEO immediately prior to the merger will be the board of directors and executive management, respectively, of GEO REIT immediately following the merger;

•	effective at the time of the merger, GEO REIT will be renamed “The GEO Group, Inc.” and will become the publicly traded New York Stock Exchange listed company that will continue to operate, directly or indirectly, all of GEO’s existing businesses;

•	the rights of the shareholders of GEO REIT will be governed by the amended and restated articles of incorporation of GEO REIT, which we refer to as the GEO REIT Articles, and the amended and restated bylaws of GEO REIT, which we refer to as the GEO REIT Bylaws. The GEO REIT Articles are substantially similar to GEO’s amended and restated articles of incorporation, except that the GEO REIT Articles provide for restrictions on ownership of GEO REIT capital stock to facilitate compliance with the REIT rules. These ownership restrictions could delay, defer or prevent a transaction or a change of control of GEO REIT that might involve a premium price for common stock of GEO REIT or otherwise be in the best interests of its shareholders. The GEO REIT Bylaws are substantially similar to GEO’s bylaws;

•	there will be no change in the assets we hold or in the businesses we conduct; and

•	there will be no fundamental change to our discretionary capital allocation strategy or current operational strategy.

We have attached to this proxy statement/prospectus a copy of the merger agreement as Annex A, a copy of the form of the GEO REIT Articles as Annex B-1 and a copy of the form of the GEO REIT Bylaws as Annex B-2.

Q.	When and where is the special meeting?

A.	The special meeting will be held on Friday, May 2, 2014 at 10:00 a.m., local time, at The Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432.

Q.	What will I be voting on at the special meeting?

A.	As a shareholder, you are entitled to, and requested to, vote on the proposal to approve the merger agreement pursuant to which GEO will be merged with and into GEO REIT, a wholly owned subsidiary of GEO, with GEO REIT as the surviving entity. In addition, you are requested to vote on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal regarding the approval of the merger agreement. You are not being asked to vote on the REIT conversion, which became effective for the taxable year beginning January 1, 2013 and was not conditioned upon shareholder approval of the merger.

Q.	Who can vote on the merger?

A.	If you are a shareholder of record at the close of business on March 10, 2014 you may vote the shares of common stock that you held on the record date at the special meeting. On or about April 7, 2014 we will begin mailing this proxy statement/prospectus to all persons entitled to vote at the special meeting.

Q.	Why is my vote important?

A.	If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or to vote in person will have the same effect as a vote against the approval of the merger agreement. If you hold your shares through a broker, bank, or other nominee, your broker, bank, or other nominee will not be able to cast a vote on the approval of the merger agreement without instructions from you.

Q.	What constitutes a quorum for the special meeting?

A.	The presence, in person or by proxy, of a majority of the total number of shares of GEO common stock outstanding on the record date will constitute a quorum for purposes of the special meeting.

Q.	What vote is required on the merger?

A.	The affirmative vote of the holders of a majority of the outstanding shares of GEO common stock entitled to vote is required for the approval of the merger agreement. As of the close of business on the record date, there were 72,295,631 shares of GEO common stock outstanding and entitled to vote at the special meeting. Each share of outstanding GEO common stock on the record date is entitled to one vote on each proposal submitted to you for consideration at the special meeting.

Q.	How do I vote without attending the special meeting?

A.	If you are a holder of common stock on the record date, you may vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy by telephone or over the Internet or by mailing a proxy card will not limit your right to attend the special meeting and vote your shares in person. Those shareholders of record who choose to vote by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on May 1, 2014.

Q.	Can I attend the special meeting and vote my shares in person?

A.	Yes. All shareholders are invited to attend the special meeting. Shareholders of record at the close of business on the record date are invited to attend and vote at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record. Therefore, to vote at the special meeting, you must bring the appropriate documentation from your broker, bank or other nominee confirming your beneficial ownership of the shares.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	No. If your shares are held in “street name” by your broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee. Your broker, bank or other nominee will vote your shares only if you provide instructions on how you would like your shares to be voted.

Q.	Can I change my vote after I have mailed my signed proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of GEO in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy by telephone or over the Internet by following the instructions on your proxy card or (4) attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held through a broker, bank, or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q.	Who will be on the board of directors and management after the merger?

A.	The board of directors and executive management of GEO immediately prior to the merger will be the board of directors and executive management, respectively, of GEO REIT immediately following the merger.

Q.	Do any of GEO’s directors and executive officers have any interests in the merger that are different from mine?

A.	No. GEO’s directors and executive officers own shares of GEO common stock, restricted stock and options to purchase shares of GEO common stock and, to that extent, their interest in the merger is the same as that of the other holders of shares of GEO common stock, restricted stock and options to purchase shares of GEO common stock.

Q.	Will I have to pay federal income taxes as a result of the merger?

A.	No. You will not recognize gain or loss for federal income tax purposes as a result of the exchange of shares of GEO common stock for shares of GEO REIT common stock in the merger. However, if you are a non-United States person who owns or has owned more than 5% of the outstanding GEO common stock, it may be necessary for you to comply with reporting and other requirements of the Treasury regulations in order to achieve nonrecognition of gain on the exchange of your GEO common stock for GEO REIT common stock in the merger. See the section titled “United States Federal Income Tax Consequences” beginning on page 125 for a more detailed discussion of the federal income tax consequences of the merger.

Q.	Am I entitled to appraisal rights?

A.	No. Under the Florida Business Corporation Act, which we refer to as Florida Corporate Law, you are not entitled to any appraisal rights in connection with the merger.

Q.	How does the board of directors recommend I vote on the merger proposal?

A.	The board of directors of GEO believes that the merger is advisable and in the best interests of the company and its shareholders. The board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Q.	What actions has GEO taken in connection with the REIT conversion?

A.	The board of directors of GEO has previously approved a plan to reorganize GEO’s business operations so that GEO could elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes beginning January 1, 2013. We refer to this plan, including the related reorganization transactions, as the REIT conversion. The board of directors of GEO determined that the REIT conversion would be in the best interests of GEO and its shareholders. The REIT conversion includes the following elements:

•	reorganization of our business operations and divestiture of healthcare facility operations which were completed by December 31, 2012 to facilitate the election to be taxed as a REIT for federal income tax purposes beginning January 1, 2013;

•	special distribution of our accumulated earnings and profits—we declared and paid a special dividend during the fourth quarter of 2012 for the purposes of distributing to our shareholders our pre-REIT accumulated earnings and profits; and

•	commencement of payment of regular quarterly distributions, the amounts of which are determined and subject to adjustment by the board of directors (GEO paid quarterly cash dividends as a REIT of $0.50 per share of common stock on March 1, 2013 to shareholders of record as of the close of business on February 15, 2013, $0.50 per share of common stock on June 3, 2013 to shareholders of record as of the close of business on May 20, 2013, $0.50 per share of common stock on August 29, 2013 to shareholders of record as of the close of business on August 19, 2013, $0.55 per share of common stock on November 26, 2013 to shareholders of record as of the close of business on November 14, 2013 and $0.57 per share of common stock on March 14, 2014 to shareholders of record as of the close of business on March 3, 2014).

The REIT conversion took place on January 1, 2013. You are not being asked to vote on the REIT conversion. Instead, you are being asked to vote on the merger agreement.

Q.	What is a REIT?

A.	A REIT is a company that qualifies for special treatment for federal income tax purposes because, among other things, it derives most of its income from real estate, including in the case of GEO the ownership and leasing of correctional and detention facilities, and makes a special election under the Internal Revenue Code of 1986, as amended, or the Code.

A corporation that qualifies as a REIT generally is not subject to federal income taxes on its corporate income and gains that it distributes to its shareholders.

We continue to be required to pay federal income tax on earnings from our non-REIT assets and operations, which consist primarily of our managed-only contracts, electronic monitoring services, and non-residential and community based facilities. In addition, our international operations will continue to be subject to taxation in the foreign jurisdictions where those operations are conducted. We may also be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property, gross receipts and other taxes on our assets and operations.

Q.	What happened in our REIT conversion?

A.

To comply with certain REIT qualification requirements, we hold and operate certain of our assets that cannot be held directly by a REIT through taxable REIT subsidiaries, or TRSs. A TRS is a subsidiary of a REIT that pays corporate tax at regular rates on its taxable income. Please see the section titled “United States Federal Income Tax Consequences—Effect of Subsidiary Entities” beginning on page 129 for a more detailed description of the requirements and limitations regarding our expected use of TRSs.

The businesses that we initially contributed to, or retained in, several subsidiaries that elected to be treated as TRSs effective as of January 1, 2013 principally consist of our managed-only contracts, electronic monitoring services, non-residential and community based facilities and international operations. Net income from our TRSs either will be retained by our TRSs and used to fund their operations, or will be distributed to us, where it will either be reinvested by us into our business or available for distribution to our shareholders.

The GEO board of directors previously approved the REIT conversion and GEO began operating as a REIT beginning on January 1, 2013.

Q.	What are our reasons for the REIT conversion and the merger?

A.	We completed the REIT conversion primarily for the following reasons:

•	To increase shareholder value: As a REIT, we believe we increase the stock market value of our common stock and benefit from a lower cost of capital compared to a regular C corporation as a result of increased cash flows and distributions;

•	To return capital to shareholders: We believe our shareholders will benefit from increased regular cash distributions, resulting in a yield-oriented stock; and

•	To expand our base of potential shareholders: By becoming a company that makes regular distributions to its shareholders, our shareholder base may expand to include investors attracted by yield, resulting in greater liquidity of our common stock.

We are proposing the merger primarily for the following reason:

•	To facilitate our compliance with the REIT qualification rules: The merger will facilitate our compliance with the REIT rules because GEO REIT will adopt and maintain charter documents that implement standard REIT share ownership and transfer restrictions.

To review the background of, and the reasons for, the REIT conversion and the merger in greater detail, and the related risks associated with the reorganization, see the sections titled “Background of the REIT Conversion and Merger” beginning on page 43, “Our Reasons for the REIT Conversion and the Merger” beginning on page 45 and “Risk Factors” beginning on page 17.

Q.	What will I receive in connection with the merger? When will I receive it?

A.	You will receive:

Shares of GEO REIT common stock

At the time of the completion of the merger, you will have the right to receive one share of GEO REIT common stock in exchange for each of your then outstanding shares of GEO common stock.

Q.	When was the REIT conversion effective?

A.	We completed the necessary actions to elect REIT status effective January 1, 2013. You are not being asked to vote on the REIT conversion and the REIT conversion was not conditioned upon shareholder approval of the merger agreement.

Q.	When is the merger expected to be completed?

A.	We expect to complete the merger in the first half of 2014. We reserve the right to cancel or defer the merger even if shareholders of GEO vote to approve the merger agreement and other conditions to the completion of the merger are satisfied or waived, if the board of directors determines that the merger is no longer in the best interests of GEO and its shareholders.

Q.	What are some of the risks associated with the REIT conversion?

A.	There are a number of risks relating to the REIT conversion, including the following:

•	If GEO REIT fails to remain qualified as a REIT, it will be subject to taxation at regular corporate rates without a deduction for dividends paid and will have reduced funds available for distribution to its shareholders;

•	There is no assurance that our cash flows from operations will be sufficient for us to fund required distributions; and

•	We must continue to comply with the REIT requirements, which may hinder our ability to make certain attractive investments, including investments in our TRS businesses.

To review the risks associated with the REIT conversion, see the sections titled “Risk Factors” beginning on page 17 and “Our Reasons for the REIT Conversion and the Merger” beginning on page 45.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this proxy statement/prospectus, including its annexes. It contains important information about what the board of directors of GEO considered in evaluating, approving and implementing the REIT conversion and adopting the merger agreement.

You should then complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting, or vote your proxy by telephone or over the Internet in accordance with the instructions on your proxy card. If your shares are held through a broker, bank or other nominee, you should receive a separate voting instruction form with this proxy statement/prospectus.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, GEO shareholders will receive written instructions from the exchange agent on how to exchange their shares of GEO common stock for shares of GEO REIT common stock. Please do not send in your GEO stock certificates with your proxy.

Q.	Where will my GEO REIT common stock be publicly traded?

A.	GEO REIT will apply to list the new shares of GEO REIT common stock on the New York Stock Exchange, or NYSE, upon completion of the merger. We expect that GEO REIT common stock will trade under our current symbol “GEO.”

Q.	Whom should I call with questions?

A.	You may call Pablo E. Paez, our Vice President of Corporate Relations, at (866) 301-4436. If we retain a proxy solicitor, you may also contact the proxy solicitor with any questions about the merger, or to obtain additional copies of this proxy statement/prospectus or additional proxy cards.

CORPORATE STRUCTURE

The following diagrams summarize the corporate structure of GEO before and after the merger and the related reorganization transactions.

(1)	A “TRS” is a taxable REIT subsidiary that pays corporate income tax at regular rates on its taxable income.
(2)	A “QRS” is a qualified REIT subsidiary.
(3)	Recently formed for the purpose of effecting the merger.
(4)	Former shareholders of The GEO Group, Inc.
(5)	To be renamed “The GEO Group, Inc.”

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the REIT conversion and the merger. In particular, you should read the annexes attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A. You also should read the form of GEO REIT Articles, attached as Annex B-1, and the form of GEO REIT Bylaws, attached as Annex B-2, because these documents will govern your rights as a shareholder of GEO REIT following the merger. See the section titled “Where You Can Find More Information” in the front part of this proxy statement/prospectus. For a discussion of the risk factors that you should carefully consider, see the section titled “Risk Factors” beginning on page 17. Most items in this summary include a page reference directing you to a more complete description of that item.

The GEO board of directors previously approved the REIT conversion and GEO has taken all of the required steps necessary so that GEO could begin operating in compliance with the REIT rules beginning on January 1, 2013. When used in this proxy statement/prospectus, unless otherwise specifically stated or the context otherwise requires, the terms “Company,” “GEO,” “we,” “our” and “us” refer to The GEO Group, Inc. and its subsidiaries with respect to the period prior to the merger, and GEO REIT and its subsidiaries including the TRSs with respect to the period after the merger.

The Companies

The GEO Group, Inc.

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487

(561) 893-0101

We are a real estate investment trust, or REIT, specializing in the ownership, leasing and management of correctional, detention, and re-entry facilities and the provision of community-based services and youth services in the United States, Australia, South Africa, the United Kingdom and Canada. We own, lease and operate a broad range of correctional and detention facilities including maximum, medium and minimum security prisons, immigration detention centers, minimum security detention centers, and community based re-entry facilities. For the year ended December 31, 2013, we generated revenues of $1.5 billion.

As of December 31, 2013, our worldwide operations included the ownership and/or management of approximately 77,000 beds at 98 correctional, detention and re-entry facilities, including idle facilities and projects under development, and also included the provision of monitoring services, tracking more than 70,000 offenders in a community-based environment on behalf of approximately 900 federal, state and local correctional agencies located in all 50 states.

We provide a diversified scope of services on behalf of our government clients:

•	our correctional and detention management services involve the provision of security, administrative, rehabilitation, education and food services, primarily at adult male correctional and detention facilities;

•	our community-based services involve supervision of adult parolees and probationers and the provision of temporary housing, programming, employment assistance and other services with the intention of the successful reintegration of residents into the community;

•	our youth services include residential, detention and shelter care and community-based services along with rehabilitative and educational programs;

•	we provide comprehensive electronic monitoring and supervision services;

•	we develop new facilities, using our project development experience to design, construct and finance what we believe are state-of-the-art facilities that maximize security and efficiency; and

•	we provide secure transportation services for offender and detainee populations as contracted.

We conduct our business through four reportable business segments: our U.S. Corrections & Detention segment; our International Services segment; our GEO Community Services segment; and our Facility Construction & Design segment. We have identified these four segments to reflect our current view that we operate four distinct business lines, each of which constitutes a material part of our overall business. Our U.S. Corrections & Detention segment primarily encompasses our U.S.-based privatized corrections and detention business. Our International Services segment primarily consists of our privatized corrections and detention operations in South Africa, Australia, Canada and the United Kingdom. Our GEO Community Services segment comprises our community-based services business, our youth services business and our electronic monitoring and supervision services, all of which are currently conducted in the U.S. Our Facility Construction & Design segment primarily contracts with various state, local and federal agencies for the design and construction of facilities for which we generally have been, or expect to be, awarded management contracts.

GEO’s business was founded in 1984 as a division of The Wackenhut Corporation, or TWC, a multinational provider of global security services. GEO was incorporated in 1988 as a wholly owned subsidiary of TWC. In July 1994, GEO became a publicly traded company. In 2002, TWC was acquired by Group 4 Falck A/S, which became GEO’s new parent company. In July 2003, GEO purchased all of its common stock owned by Group 4 Falck A/S and became an independent company. In November 2003, GEO changed its corporate name to “The GEO Group, Inc.” GEO currently trades on the New York Stock Exchange under the ticker symbol “GEO.”

GEO is incorporated in Florida. GEO’s principal executive offices are located at One Park Place, Suite 700, 621 NW 53rd Street, Boca Raton, Florida 33487. GEO’s telephone number is (561) 893-0101. GEO’s website is www.geogroup.com. Information on, or accessible through, GEO’s website is not a part of this proxy statement/prospectus.

The GEO REIT Group, Inc., which we refer to as GEO REIT, is a wholly owned subsidiary of GEO and was organized in Florida on July 11, 2013 to succeed to and continue the business of GEO upon completion of the merger of GEO with and into GEO REIT. Effective at the time of the merger, GEO REIT will be renamed “The GEO Group, Inc.” Prior to the merger, GEO REIT will conduct no business other than that incidental to the merger. Immediately following the merger, GEO REIT will directly or indirectly conduct all of the business currently conducted by GEO. Upon completion of the merger, GEO REIT will directly or indirectly hold all of GEO’s assets.

General

The board of directors of GEO previously approved a plan to reorganize GEO’s business operations to enable the qualification of GEO as a REIT for federal income tax purpose beginning January 1, 2013. The reorganization transactions were designed to enable GEO to hold its assets and business operations in a manner that would enable us to elect to be treated as a REIT for federal income tax purposes. We refer to the reorganization transactions in this proxy statement/prospectus as the REIT conversion. Although the required steps for the REIT conversion have been implemented, GEO also intends to merge GEO into a newly formed entity, to facilitate GEO’s compliance with REIT rules by implementing standard REIT ownership limitations that generally restrict shareholders from owning more than 9.8% of our outstanding shares. GEO’s board of directors has approved the merger of GEO into GEO REIT to succeed to and continue the business operations of GEO and its assets. As a REIT, GEO REIT is generally not subject to federal corporate income taxes on that portion of its capital gain or ordinary income from its REIT operations that is distributed to its shareholders. However, as explained more fully below, the non-REIT operations of GEO, which consist primarily of our managed-only contracts, international operations, electronic monitoring services, and non-residential and community based facilities, continue to be subject to federal corporate income taxes. We will also continue to be subject to a myriad of other taxes on income and assets.

We are distributing this proxy statement/prospectus to you as a holder of GEO common stock in connection with the solicitation of proxies by the board of directors to vote on a proposal to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

The GEO board of directors reserves the right to cancel or defer the merger even if GEO shareholders vote to approve the merger agreement and the other conditions to the completion of the merger are satisfied or waived if it determines that the merger is no longer in the best interests of GEO and its shareholders.

Board of Directors and Management of GEO REIT

The board of directors and executive management of GEO immediately prior to the merger will be the board of directors and executive management, respectively, of GEO REIT immediately following the merger.

Interests of Directors and Executive Officers in the Merger

Our directors and executive officers own shares of our common stock, restricted stock and stock options to purchase shares of our common stock and, to that extent, their interest in the merger is the same as that of the other holders of shares of our common stock, restricted stock and stock options to purchase shares of our common stock.

Regulatory Approvals (See page 48)

We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the merger pursuant to the merger agreement and the transactions contemplated thereby, other than compliance with applicable federal and state securities laws, the filing of articles of merger as required under Florida Corporate Law, and various state governmental authorizations.

Comparison of Rights of Shareholders of GEO and GEO REIT (See page 119)

Your rights as a holder of GEO common stock are currently governed by Florida Corporate Law, GEO’s Amended and Restated Articles of Incorporation, as amended, which we refer to as the GEO Articles, and the Amended and Restated Bylaws of GEO, which we refer to as the GEO Bylaws. If the merger agreement is approved by GEO’s shareholders and the merger is completed, you will become a shareholder of GEO REIT and your rights as a shareholder of GEO REIT will be governed by Florida Corporate Law, the GEO REIT Articles and the GEO REIT Bylaws. There are certain differences that exist between your rights as a holder of GEO common stock and your rights as a holder of GEO REIT common stock.

The major difference is that, to assist with GEO REIT’s ability to satisfy requirements under the Code that are applicable to REITs in general, the GEO REIT Articles will generally prohibit any shareholder from owning more than 9.8% of the outstanding shares of GEO REIT common stock or any other class or series of GEO REIT stock. These limitations are subject to waiver or modification by the board of directors of GEO REIT. For more detail regarding the differences between your rights as a holder of GEO common stock and your rights as a holder of GEO REIT common stock, see the sections titled “Description of GEO REIT Capital Stock” and “Comparison of Rights of Shareholders of GEO and GEO REIT.”

The forms of the GEO REIT Articles and GEO REIT Bylaws are attached as Annex B-1 and Annex B-2, respectively.

United States Federal Income Tax Consequences of the Merger (See page 125)

Our tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, is of the opinion that the merger will be treated for federal income tax purposes as a tax-free reorganization under section 368(a) of the Code. Accordingly, we expect for federal income tax purposes:

•	no gain or loss will be recognized by GEO or GEO REIT as a result of the merger;

•	you will not recognize any gain or loss upon the conversion of your shares of GEO common stock into GEO REIT common stock;

•	the tax basis of the shares of GEO REIT common stock that you receive pursuant to the merger in the aggregate will be the same as your adjusted tax basis in the shares of GEO common stock being converted in the merger; and

•	the holding period of shares of GEO REIT common stock that you receive pursuant to the merger will include your holding period with respect to the shares of GEO common stock being converted in the merger, assuming that your GEO common stock was held as a capital asset at the effective time of the merger.

The federal income tax treatment of holders of GEO common stock and GEO REIT common stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding GEO common stock or GEO REIT common stock to any particular shareholder will depend on the shareholder’s particular tax circumstances. For example, in the case of a non-U.S. shareholder that owns or has owned in excess of 5% of GEO common stock, it may be necessary for that person to comply with reporting requirements for him or her to achieve the nonrecognition of gain, carryover tax basis and tacked holding period described above. We urge you to consult your tax advisor regarding the specific tax consequences, including the federal, state, local and foreign tax consequences, to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of GEO common stock or GEO REIT common stock.

Qualification of GEO REIT as a REIT (See page 128)

We have taken all of the required steps necessary to qualify as a REIT for federal income tax purposes effective for our taxable year commencing January 1, 2013. As a REIT, we are permitted to deduct distributions paid to our shareholders, allowing the income represented by such distributions not to be subject to taxation at the entity level and to be taxed, if at all, only at the shareholder level. Nevertheless, the earnings of our TRSs are subject, as applicable, to federal corporate income taxes and to foreign income taxes where those operations are conducted.

Our ability to continue to qualify as a REIT will depend upon our continuing compliance with various REIT requirements, including requirements related to the nature of our assets, the sources of our income and the distributions to our shareholders. If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates. As a REIT, we are also subject to some federal, state, local and foreign taxes on our income and property.

Recommendation of the Board of Directors (See page 41)

The GEO board of directors believes that the merger is advisable for GEO and its shareholders and unanimously recommends that you vote “FOR” the approval of the merger agreement, which is being implemented in connection with GEO’s conversion to a REIT, effective January 1, 2013, and “FOR” permitting GEO’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger agreement.

Date, Time, Place and Purpose of Special Meeting (See page 40)

The special meeting will be held on Friday, May 2, 2014 at 10:00 a.m., local time, at The Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432 to consider and vote upon the proposals described in the notice of special meeting.

Shareholders Entitled to Vote (See page 40)

The board of directors has fixed the close of business on March 10, 2014 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the special meeting. As of March 10, 2014, there were 72,295,631 shares of GEO common stock outstanding and entitled to vote and 682 holders of record.

Vote Required (See pages 40 and 41)

The affirmative vote of the holders of a majority of the outstanding shares of GEO common stock entitled to vote is required for the approval of the merger agreement. Accordingly, abstentions and “broker non-votes,” if any, will have the effect of a vote against the proposal to approve the merger agreement. You are not being asked to vote on the REIT conversion.

The GEO board of directors reserves the right to cancel or defer the merger even if GEO’s shareholders vote to approve the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if the board of directors determines that the merger is no longer in the best interests of GEO and its shareholders.

The affirmative vote of the holders of a majority of the shares of GEO common stock voting on the proposal to adjourn the special meeting, if necessary, to solicit further proxies is required to permit GEO’s board of directors to adjourn the special meeting, if necessary, to solicit further proxies.

No Appraisal Rights (See page 48)

Under Florida Corporate Law, you will not be entitled to appraisal rights as a result of the merger.

Shares Owned by GEO’s Directors and Executive Officers

As of March 10, 2014, the directors and executive officers of GEO and their affiliates owned and were entitled to vote 1,625,466 shares of GEO common stock, or 2.2% of the shares outstanding on that date entitled to vote with respect to each of the proposals. We currently expect that each director and executive officer of GEO will vote the shares of GEO common stock beneficially owned by such director or executive officer “FOR” approval of the merger agreement and “FOR” permitting GEO’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger agreement.

Historical Market Price of GEO Common Stock

GEO’s common stock is listed on the NYSE under the symbol “GEO.”

The following table presents the reported high and low sale prices of GEO common stock on the NYSE, in each case for the periods presented and as reported on the consolidated tape of the NYSE. On December 6, 2012, the last full trading day prior to the public announcement of the proposed REIT conversion, the closing sale price of the GEO common stock on the NYSE was $29.44 per share. On April 2, 2014, the latest practicable date before the printing of this proxy statement/prospectus, the closing sale price of GEO common stock on the NYSE was $33.26 per share. You should obtain a current stock price quotation for GEO common stock.

	GEO Common Stock Market Price Per Share ($)
	High	Low
Year Ended December 31, 2012
First Quarter	19.36	16.56
Second Quarter	22.91	18.77
Third Quarter	28.19	22.00
Fourth Quarter	32.36	26.60

Year Ended December 31, 2013
First Quarter	37.72	28.51
Second Quarter	39.35	32.84
Third Quarter	35.96	30.11
Fourth Quarter	36.63	31.54

Year Ending December 31, 2014
First Quarter	34.14	30.85
Second Quarter (through April 2, 2014)	33.26	32.15

It is expected that, upon completion of the merger, GEO REIT common stock will be listed and traded on the NYSE in the same manner as shares of GEO common stock currently trade on that exchange. The historical trading prices of GEO common stock are not necessarily indicative of the future trading prices of GEO REIT’s common stock because, among other things, the historical stock price of GEO reflects the previous market valuation of GEO’s previous business and assets, including the GEO Care business that was disposed of as of December 31, 2012 and the cash that was distributed in connection with the special distribution of our pre-REIT accumulated earnings and profits paid on December 31, 2012.

In February 2012, the GEO board of directors adopted a dividend policy. In May 2012, the GEO board of directors determined to accelerate the implementation of the dividend policy to the third quarter of 2012. On August 7, 2012, the GEO board of directors declared a dividend of $0.20 per share to shareholders of record on August 21, 2012, which was paid on September 7, 2012 for a total of $12.3 million. On November 5, 2012, GEO announced that on October 31, 2012, the GEO board of directors declared a quarterly cash dividend of $0.20 per share which was paid on November 30, 2012 to shareholders of record as of the close of business on November 16, 2012.

In connection with GEO’s special distribution of its pre-REIT accumulated earnings and profits, GEO paid, on December 31, 2012, a total of approximately $76 million in cash and issued approximately 9.7 million shares of GEO common stock to its shareholders.

Shareholders received payment of the special distribution in cash, shares of GEO common stock or a combination as a result of shareholder elections. GEO paid approximately $5.68 per share of common stock pursuant to the special distribution to shareholders of record as of the close of business on December 12, 2012.

GEO paid quarterly cash dividends as a REIT of $0.50 per share of common stock on March 1, 2013 to shareholders of record as of the close of business on February 15, 2013, $0.50 per share of common stock on June 3, 2013 to shareholders of record as of the close of business on May 20, 2013, $0.50 per share of common stock on August 29, 2013 to shareholders of record as of the close of business on August 19, 2013, $0.55 per share of common stock on November 26, 2013 to shareholders of record as of the close of business on November 14, 2013 and $0.57 per share of common stock on March 14, 2014 to shareholders of record as of the close of business on March 3, 2014.

Prior to August 7, 2012, GEO had not declared or paid cash dividends on its common stock.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth the summary historical financial and other data of us and our consolidated subsidiaries at the dates and for the periods indicated. The summary consolidated balance sheet data as of December 31, 2013 and December 31, 2012 and the summary consolidated statements of comprehensive income data and other financial data for each of the years in the three-year period ended December 31, 2013 have been derived from our audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. The summary balance sheet data as of January 1, 2012 has been derived from our audited consolidated financial statements, which are not included in or incorporated by reference into this proxy statement/prospectus. The summary consolidated statements of comprehensive income and other financial data for each of the years in the three-year period ended December 31, 2013 reflect the reclassification of certain amounts as discontinued operations. In connection with our conversion to a REIT, we determined to change our fiscal year end from the close of business on the Sunday closest to December 31 of each year to December 31 of each year. This change was effective for the 2012 fiscal year and as a result the 2012 fiscal year ended on December 31, 2012 instead of December 30, 2012. In the opinion of management, the presentation of such results includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods.

The information presented below should be read in conjunction with the historical consolidated financial statements of GEO, including the related notes, and GEO’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in or incorporated by reference into this proxy statement/prospectus. All amounts are presented in thousands except operational and per share data.

	Fiscal Year Ended
	January 1, 2012	December 31, 2012	December 31, 2013
Consolidated Statements of Comprehensive Income:
Revenues	$1,407,172	$1,479,062	$1,522,074
Operating costs and expenses
Operating expenses	1,036,010	1,089,232	1,124,865
Depreciation and amortization	81,548	91,685	94,664
General and administrative expenses	110,015	113,792	117,061

Total operating costs and expenses	$1,227,573	$1,294,709	$1,336,590

Operating income	179,599	184,353	185,484
Interest income	7,032	6,716	3,324
Interest expense(1)	(75,378)	(82,189)	(83,004)
Loss on extinguishment of debt	—	(8,462)	(20,657)

Income before income taxes, equity in earnings of affiliates, and discontinued operations	$111,253	$100,418	$85,147
Provision (benefit) for income taxes	43,172	(40,562)	(26,050)
Equity in earnings of affiliates, net of income tax	1,563	3,578	6,265

Income from continuing operations	69,644	144,558	117,462
Income (loss) from discontinued operations, net of income tax	7,819	(10,660)	(2,265)

Net income	$77,463	$133,898	$115,197
Less: (Income) loss attributable to noncontrolling interests	1,162	852	(62)

Net income attributable to The GEO Group, Inc.	$78,625	$134,750	$115,135

Other comprehensive income (loss), net of tax:
Net income	$77,463	$133,898	$115,197
Total other comprehensive income (loss), net of tax	(8,253)	624	(7,199)

Total comprehensive income	69,210	134,522	107,998
Comprehensive (income) loss attributable to noncontrolling interests	1,274	968	38

Comprehensive income attributable to The GEO Group, Inc.	$70,484	$135,490	$108,036

	Fiscal Year Ended
	January 1, 2012	December 31, 2012	December 31, 2013
Weighted Average Common Shares Outstanding:
Basic	63,425	60,934	71,116
Diluted	63,740	61,265	71,605
Income per Common Share Attributable to The GEO Group, Inc.
Basic:
Income from continuing operations	$1.12	$2.39	$1.65

Income (loss) from discontinued operations	0.12	(0.17)	(0.03)
Net income per share—basic	$1.24	$2.21	$1.62

Diluted:
Income from continuing operations	$1.11	$2.37	$1.64
Income (loss) from discontinued operations	0.12	(0.17)	(0.03)

Net income per share—basic	$1.23	$2.20	$1.61

Cash and Stock Dividends Per Common Share:
Quarterly Cash Dividends	$—	$0.40	$2.05
Special Dividend—Cash and Stock	$—	$5.68	—
Business Segment Data:
Revenues:
U.S. Corrections & Detention	$925,695	$974,780	$1,011,818
GEO Community Services(2)	280,080	291,891	302,094
International Services	201,397	212,391	208,162
Facility Construction & Design	—	—	—

Total revenues	$1,407,172	$1,479,062	$1,522,074

Operating income
U.S. Corrections & Detention	$215,281	$222,976	$217,918
GEO Community Services(2)	61,270	65,401	71,279
International Services	13,063	9,768	13,348
Facility Construction & Design	—	—	—
Unallocated general and administrative expenses	(110,015)	(113,792)	(117,061)

Total operating income	$179,599	$184,353	$185,484

Balance Sheet Data (at period end):
Cash and cash equivalents	$43,378	$31,755	$52,125
Restricted cash and investments	99,459	48,410	29,867
Accounts receivable, net	265,250	246,635	250,530
Property and equipment, net	1,688,356	1,687,159	1,727,798
Total assets	3,049,923	2,839,194	2,889,364
Total debt	1,594,317	1,488,173	1,584,776
Total shareholders’ equity	1,038,521	1,047,304	1,023,976
Other Operational Data (at period end):
Facilities in operation(3)	90	87	86
Operations capacity of contracts(3)	65,787	65,949	66,130
Compensated mandays(4)	19,884,802	20,530,885	20,867,016

(1)	Interest expense excludes the following capitalized interest amounts for the periods presented:

Fiscal Year Ended
January 1, 2012	December 31, 2012	December 31, 2013
$3,060	$1,244	—
(2)	Our GEO Care reporting segment previously consisted of four aggregated operating segments including Residential Treatment Services, Community Based Services, Youth Services and B.I. Incorporated. The GEO Care reporting segment was renamed GEO Community Services concurrently with the divestiture of the Company’s Residential Treatment Services operating segment. All current and prior year financial position and results of operations amounts presented for this reporting segment are referred to as GEO Community Services. The operating results of the Residential Treatment Services operating segment and the loss on disposal have been classified in discontinued operations.
(3)	Excludes idle facilities and assets held for sale.
(4)	Compensated mandays are calculated as follows: (a) for per diem rate facilities—the number of beds occupied by residents on a daily basis during the fiscal year; and (b) for fixed rate facilities—the capacity of the facility multiplied by the number of days the facility was in operation during the fiscal year.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained and incorporated by reference in this proxy statement/prospectus, before deciding whether to vote for approval of the merger agreement. Any of these risks could materially adversely affect our business, financial condition, or results of operations. These risks could also cause our actual results to differ materially from those indicated in the forward-looking statements contained herein and elsewhere. The risks described below are not the only risks we face. Additional risks not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Related to REIT Status and the Merger

If we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our shareholders.

We began operating as a REIT on January 1, 2013. We received an opinion of our special REIT tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Special Tax Counsel”), with respect to our qualification as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service (the “IRS”) or any court. The opinion of Special Tax Counsel represents only the view of Special Tax Counsel based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Special Tax Counsel will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Special Tax Counsel and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Special Tax Counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

We have received a favorable private letter ruling from the IRS with respect to certain issues relevant to our qualification as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

If we fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Internal Revenue Code of 1986, as amended (the “Code”), provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT. If we fail to qualify for taxation as a REIT, we may need to borrow additional funds or liquidate some investments to pay any additional tax liability. Accordingly, funds available for investment and making payments on our indebtedness would be reduced.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis.

Complying with the REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.

To qualify as a REIT, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income, amounts available for distribution to our shareholders and amounts available for making payments on our indebtedness.

In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our shareholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments and make payments on our indebtedness.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum U.S. federal income tax rate applicable to income from “qualified dividends” payable to U.S. shareholders that are individuals, trusts and estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates applicable to qualified dividends. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, in order for us to qualify as a REIT (assuming that certain other requirements are also satisfied) so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity or adversely impact our ability to raise short and long-term debt. Furthermore, the REIT distribution requirements may increase the financing we need to fund capital expenditures, further growth and expansion initiatives. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Our cash distributions are not guaranteed and may fluctuate.

A REIT generally is required to distribute at least 90% of its REIT taxable income to its shareholders. Our board of directors, in its sole discretion, will determine on a quarterly basis the amount of cash to be distributed to our shareholders based on a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments and plans for future acquisitions and divestitures. Consequently, our distribution levels may fluctuate.

Certain of our business activities may be subject to corporate level income tax and foreign taxes, which would reduce our cash flows, and would have potential deferred and contingent tax liabilities.

We may be subject to certain federal, state, local and foreign taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income and state, local or foreign income, franchise, property and transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s length basis. Any of these taxes would decrease our earnings and our available cash.

Our TRS assets and operations will continue to be subject, as applicable, to federal and state corporate income taxes and to foreign taxes in the jurisdictions in which those assets and operations are located. Any of these taxes would decrease our earnings and our available cash.

We will also be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on the gain recognized from a sale of assets occurring during our first ten years as a REIT, up to the amount of the built-in gain that existed on January 1, 2013, which is based on the fair market value of those assets in excess of our tax basis in those assets as of January 1, 2013. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. We currently do not expect to sell any asset if the sale would result in the imposition of a material tax liability. We cannot, however, assure you that we will not change our plans in this regard.

REIT ownership limitations may restrict or prevent you from engaging in certain transfers of our common stock.

In order for us to satisfy the requirements for REIT qualification, no more than 50% in value of all classes or series of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year beginning with our 2014 taxable year. GEO intends to merge GEO into a newly formed entity to facilitate GEO’s compliance with REIT rules regarding ownership of its stock by implementing ownership limitations that generally restrict shareholders from owning more than 9.8% of our outstanding shares. Under applicable constructive ownership rules, any shares of stock owned by certain affiliated owners generally would be added together for purposes of the common stock ownership limits, and any shares of a given class or series of preferred stock owned by certain affiliated owners generally would be added together for purposes of the ownership limit on such class or series.

If our shareholders do not approve the merger agreement, we may not be able to satisfy the REIT stock ownership limitations on a continuing basis, which could cause us to fail to qualify as a REIT.

Our significant use of TRSs may cause us to fail to qualify as a REIT.

The net income of our TRSs is not required to be distributed to us, and such undistributed TRS income is generally not subject to our REIT distribution requirements. However, if the accumulation of cash or reinvestment of significant earnings in our TRSs causes the fair market value of our securities in those entities, taken together with other non-qualifying assets, to exceed 25% of the fair market value of our assets, in each case as determined for REIT asset testing purposes, we would, absent timely responsive action, fail to qualify as a REIT.

There are uncertainties relating to the special earnings and profits (“E&P”) distribution.

To qualify for taxation as a REIT, we were required to distribute to our shareholders all of our pre-REIT accumulated earnings and profits, if any, as measured for federal income tax purposes, prior to the end of our first taxable year as a REIT, which was the taxable period ended December 31, 2013. We declared and paid a special dividend during the fourth quarter of 2012 for the purposes of distributing to our shareholders our pre-REIT accumulated earnings and profits. The calculation of the amount of our pre-REIT accumulated E&P is a complex factual and legal determination. We currently believe that our special E&P distribution paid during the fourth quarter of 2012, together with distributions paid in 2013, satisfied the requirements relating to the distribution of our pre-REIT accumulated E&P. No assurance can be given, however, that the IRS will agree with our calculation. If the IRS finds additional amounts of pre-REIT E&P, there are procedures generally available to cure any failure to distribute all of our pre-REIT E&P.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, U.S. Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the U.S. federal income tax consequences to our investors and us of such qualification.

The ability of the GEO REIT board of directors to revoke our REIT qualification, without shareholder approval, may cause adverse consequences to our shareholders.

The GEO REIT Articles provide that the board of directors may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to shareholders in computing our taxable income, and we will be subject to federal income tax at regular corporate rates and state and local taxes, which may have adverse consequences on our total return to our shareholders.

We have limited experience operating as a REIT, which may adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy debt service obligations.

We have been operating as a REIT only since January 1, 2013. Accordingly, the experience of our senior management operating a REIT is limited. Our pre-REIT operating experience may not be sufficient to enable us to operate successfully as a REIT. Our limited experience operating as a REIT could, by adversely affecting our ability to remain qualified as a REIT or otherwise, adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy debt service obligations.

The market price of our common stock may vary substantially.

The trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the market price of our common stock is the annual yield from distributions on our common stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to shareholders, may lead prospective purchasers of our shares to demand a higher annual yield, which could reduce the market price of our common stock.

Other factors that could affect the market price of our common stock include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the correctional and detention industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	changes in the prospects of the privatized corrections and detention industry.

Risks Related to Our High Level of Indebtedness

Our significant level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt service obligations.

We have a significant amount of indebtedness. Our total consolidated indebtedness as of December 31, 2013 was approximately $1.5 billion (excluding non-recourse debt of $84.1 million and capital lease obligations of $11.9 million). As of December 31, 2013, we had $61.0 million outstanding in letters of credit and $340.0 million in borrowings outstanding under the revolver portion of our senior credit facility (the “Senior Credit Facility”). Also as of December 31, 2013, we had the ability to borrow an additional $299.0 million under the revolver portion of the Senior Credit Facility, after applying the limitations and restrictions in our debt covenants and subject to our satisfying the relevant borrowing conditions under the Senior Credit Facility with respect to the incurrence of additional indebtedness.

Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our 6.625% senior notes due 2021 (the “6.625% Senior Notes”), our 5 1⁄8% senior notes due 2023 (the “5 1⁄8% Senior Notes” or the “5.125% Senior Notes”) and our 5 7⁄8% senior notes due 2022 (the “5 7⁄8% Senior Notes” and collectively with the 6.625% Senior Notes and the 5 1⁄8% Senior Notes, the “Senior Notes”) and our other debt and liabilities;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes including to make distributions on our common stock as currently contemplated or necessary to maintain our qualification as a REIT;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to adverse economic and industry conditions;

•	place us at a competitive disadvantage compared to competitors that may be less leveraged;

•	restrict us from pursuing strategic acquisitions or exploiting certain business opportunities; and

•	limit our ability to borrow additional funds or refinance existing indebtedness on favorable terms.

If we are unable to meet our debt service obligations, we may need to reduce capital expenditures, restructure or refinance our indebtedness, obtain additional equity financing or sell assets. We may be unable to restructure or refinance our indebtedness, obtain additional equity financing or sell assets on satisfactory terms or at all. In addition, our ability to incur additional indebtedness will be restricted by the terms of the Senior Credit Facility, the indenture governing the 6.625% Senior Notes, the indenture governing the 5.125% Senior Notes and the indenture governing the 5 7⁄8% Senior Notes.

We are incurring significant indebtedness in connection with substantial ongoing capital expenditures. Capital expenditures for existing and future projects may materially strain our liquidity.

As of December 31, 2013, we were developing a number of projects that we estimate will cost approximately $68.9 million, of which $19.8 million was spent through December 31, 2013. We estimate our remaining capital requirements for those projects to be approximately $49.1 million, which we anticipate will be spent in fiscal years 2014 and 2015. Capital expenditures related to facility maintenance costs are expected to be $23.0 million for fiscal year 2014. We intend to finance these and future projects using our own funds, including cash on hand, cash flow from operations and borrowings under the revolver portion of the Senior Credit Facility. In addition to these current estimated capital requirements for 2014 and 2015, we are currently in the process of bidding on, or evaluating potential bids for, the design, construction and management of a number of new projects. In the event that we win bids for these projects and decide to self-finance their construction, our capital requirements in 2014 and/or 2015 could materially increase. As of December 31, 2013, we had the ability to borrow an additional $299.0 million under the revolver portion of the Senior Credit Facility, after applying the limitations and restrictions in our debt covenants and subject to our satisfying the relevant borrowing conditions under the Senior Credit Facility. In addition, we have the ability to increase the Senior Credit Facility by an additional $350 million subject to lender demand and prevailing market conditions and satisfying the relevant borrowing conditions thereunder. While we believe we currently have adequate borrowing capacity under the Senior Credit Facility to fund our operations and all of our committed capital expenditure projects, we may need additional borrowings or financing from other sources in order to complete potential capital expenditures related to new projects in the future. We cannot assure you that such borrowings or financing will be made available to us on satisfactory terms, or at all. In addition, the large capital commitments that these projects will require over the next 12 to 18 months may materially strain our liquidity and our borrowing capacity for other purposes. Capital constraints caused by these projects may also cause us to have to entirely refinance our existing indebtedness or incur more indebtedness. Such financing may have terms less favorable than those we currently have in place, or may not be available to us at all. In addition, the concurrent development of these and other large capital projects exposes us to material risks. For example, we may not complete some or all of the projects on time or on budget, which could cause us to absorb any losses associated with any delays.

Despite current indebtedness levels, we may still incur more indebtedness, which could further exacerbate the risks described above.

The terms of the indentures governing the 6.625% Senior Notes, the 5.125% Senior Notes and the 5 7⁄8% Senior Notes and of the Senior Credit Facility restrict our ability to incur but do not prohibit us from incurring significant additional indebtedness in the future. As of December 31, 2013, we had the ability to borrow an additional $299.0 million under the revolver portion of the Senior Credit Facility after applying the limitations and restrictions in our debt covenants and subject to our satisfying the relevant borrowing conditions under the Senior Credit Facility. We also would have the ability to increase the Senior Credit Facility by an additional $350 million subject to lender demand, prevailing market conditions and satisfying relevant borrowing conditions. Also, we may refinance all or a portion of our indebtedness, including borrowings under the Senior Credit Facility, the 6.625% Senior Notes, the 5.125% Senior Notes and the 5 7⁄8% Senior Notes. The terms of such refinancing may be less restrictive and permit us to incur more indebtedness than we can now. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face related to our significant level of indebtedness could intensify.

The covenants in the indentures governing the 6.625% Senior Notes, the 5.125% Senior Notes, and the 5 7⁄8% Senior Notes and the Senior Credit Facility impose significant operating and financial restrictions which may adversely affect our ability to operate our business.

The indentures governing the 6.625% Senior Notes, the 5.125% Senior Notes, and the 5 7⁄8% Senior Notes and the Senior Credit Facility impose significant operating and financial restrictions on us and certain of our subsidiaries, which we refer to as restricted subsidiaries. These restrictions limit our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends or distributions on our capital stock, repurchase, redeem or retire our capital stock, prepay subordinated indebtedness and make investments;

•	issue preferred stock of subsidiaries;

•	guarantee other indebtedness;

•	create liens on our assets;

•	transfer and sell assets;

•	make capital expenditures above certain limits;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company or sell all or substantially all of our assets.

These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, the Senior Credit Facility requires us to maintain specified financial ratios and satisfy certain financial covenants, including maintaining a maximum senior secured leverage ratio and total leverage ratio, and a minimum interest coverage ratio. Some of these financial ratios will become more restrictive over the life of the Senior Credit Facility. We may be required to take action to reduce our indebtedness or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. We could also incur additional indebtedness having even more restrictive covenants. Our failure to comply with any of the covenants under the Senior Credit Facility, the indentures governing the 6.625% Senior Notes, the 5.125% Senior Notes, and the 5 7⁄8% Senior Notes, or any other indebtedness could prevent us from being able to draw on the revolver portion of the Senior Credit Facility, cause an event of default under such documents and result in an acceleration of all of our outstanding indebtedness. If all of our outstanding indebtedness were to be accelerated, we likely would not be able to simultaneously satisfy all of our obligations under such indebtedness, which would materially adversely affect our financial condition and results of operations.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control and we may not be able to generate the cash required to service our indebtedness.

Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not be able to generate sufficient cash flow from operations or future borrowings may not be available to us under the Senior Credit Facility or otherwise in an amount sufficient to enable us to pay our indebtedness or debt securities, including the 6.625% Senior Notes, the 5.125% Senior Notes, and the 5 7⁄8% Senior Notes, or to fund our other liquidity needs. As a result, we may need to refinance all or a portion of our indebtedness on or before maturity. However, we may not be able to complete such refinancing on commercially reasonable terms or at all.

Because portions of our senior indebtedness have floating interest rates, a general increase in interest rates will adversely affect cash flows.

Borrowings under the Senior Credit Facility bear interest at a variable rate. As a result, to the extent our exposure to increases in interest rates is not eliminated through interest rate protection agreements, such increases will result in higher debt service costs which will adversely affect our cash flows. We currently do not have interest rate protection agreements in place to protect against interest rate fluctuations on borrowings under the Senior Credit Facility. As of December 31, 2013, we had $638.5 million of indebtedness outstanding under our Senior Credit Facility, and a one percent increase in the interest rate applicable to the Senior Credit Facility would increase our annual interest expense by $6.4 million.

We depend on distributions from our subsidiaries to make payments on our indebtedness. These distributions may not be made.

A substantial portion of our business is conducted by our subsidiaries. Therefore, our ability to meet our payment obligations on our indebtedness is substantially dependent on the earnings of certain of our subsidiaries and the payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. Our subsidiaries are separate and distinct legal entities and, unless they expressly guarantee any indebtedness of ours, they are not obligated to make funds available for payment of our indebtedness in the form of loans, distributions or otherwise. Our subsidiaries’ ability to make any such loans, distributions or other payments to us will depend on their earnings, their business results, the terms of their existing and any future indebtedness, tax considerations and legal or contractual restrictions to which they may be subject. If our subsidiaries do not make such payments to us, our ability to repay our indebtedness may be materially adversely affected. For the year ended December 31, 2013, our subsidiaries accounted for 72.2% of our consolidated revenues and as of December 31, 2013, our subsidiaries accounted for 92.5% of our total assets.

We may not be able to satisfy our repurchase obligations in the event of a change of control because the terms of our indebtedness or lack of funds may prevent us from doing so.

Upon a change of control as specified in the indentures governing the terms of our Senior Notes, each holder of the 6.625% Senior Notes, the 5.125% Senior Notes and the 5 7⁄8% Senior Notes will have the right to require us to repurchase their notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. The terms of the Senior Credit Facility limit our ability to repurchase the Senior Notes in the event of a change of control. Any future agreement governing any of our indebtedness may contain similar restrictions and provisions. Accordingly, it is possible that restrictions in the Senior Credit Facility or other indebtedness that may be incurred in the future will not allow the required repurchase of the 6.625% Senior Notes, the 5.125% Senior Notes and the 5 7⁄8% Senior Notes upon a change of control. Even if such repurchase is permitted by the terms of our then existing indebtedness, we may not have sufficient funds available to satisfy our repurchase obligations. Our failure to purchase any of the Senior Notes would be a default under the indenture governing such notes, which in turn would trigger a default under the Senior Credit Facility and the indentures governing the other Senior Notes.

Risks Related to Our Business and Industry

From time to time, we may not have a management contract with a client to operate existing beds at a facility or new beds at a facility that we are expanding and we cannot assure you that such a contract will be obtained. Failure to obtain a management contract for these beds will subject us to carrying costs with no corresponding management revenue.

From time to time, we may not have a management contract with a client to operate existing beds or new beds at facilities that we are currently in the process of renovating and expanding. While we will always strive to work diligently with a number of different customers for the use of these beds, we cannot assure you that a contract for the beds will be secured on a timely basis, or at all. While a facility or new beds at a facility are vacant, we incur carrying costs. We are currently marketing approximately 6,000 vacant beds at six of our idle facilities to potential customers. The annual carrying cost of idle facilities in 2014 is estimated to be $21.9 million, including depreciation expense of $5.9 million, if the facilities remain vacant for the remainder of 2014. As of December 31, 2013, these facilities had a net book value of $193.6 million. Failure to secure a management contract for a facility or expansion project could have a material adverse impact on our financial condition, results of operations and/or cash flows. We review our facilities for impairment whenever events or changes in circumstances indicate the net book value of the facility may not be recoverable. Impairment charges taken on our facilities could require material non-cash charges to our results of operations. In addition, in order to secure a management contract for these beds, we may need to incur significant capital expenditures to renovate or further expand the facility to meet potential clients’ needs.

Negative conditions in the capital markets could prevent us from obtaining financing, which could materially harm our business.

Our ability to obtain additional financing is highly dependent on the conditions of the capital markets, among other things. The capital and credit markets have experienced significant volatility and disruption since 2008. During this time period, the economic impacts observed have included a downturn in the equity and debt markets, the tightening of the credit markets, the general economic slowdown and other macroeconomic conditions, volatility in currency exchange rates and concerns over sovereign debt levels abroad and in the U.S. and concern over the failure to adequately address the federal deficit and the debt ceiling. If those macroeconomic conditions continue or worsen in the future, we could be prevented from raising additional capital or obtaining additional financing on satisfactory terms, or at all. If we need, but cannot obtain, adequate capital as a result of negative conditions in the capital markets or otherwise, our business, results of operations and financial condition could be materially adversely affected. Additionally, such inability to obtain capital could prevent us from pursuing attractive business development opportunities, including new facility constructions or expansions of existing facilities, and business or asset acquisitions.

We are subject to the loss of our facility management contracts, due to terminations, non-renewals or competitive re-bids, which could adversely affect our results of operations and liquidity, including our ability to secure new facility management contracts from other government customers.

We are exposed to the risk that we may lose our facility management contracts primarily due to one of three reasons: (i) the termination by a government customer with or without cause at any time; (ii) the failure by a customer to exercise its unilateral option to renew a contract with us upon the expiration of the then current term; or (iii) our failure to win the right to continue to operate under a contract that has been competitively re-bid in a procurement process upon its termination or expiration. Our facility management contracts typically allow a contracting governmental agency to terminate a contract with or without cause at any time by giving us written notice ranging from 30 to 180 days. If government agencies were to use these provisions to terminate, or renegotiate the terms of their agreements with us, our financial condition and results of operations could be materially adversely affected.

Aside from our customers’ unilateral right to terminate our facility management contracts with them at any time for any reason, there are two points during the typical lifecycle of a contract which may result in the loss by us of a facility management contract with our customers. We refer to these points as contract “renewals” and contract “re-bids.” Many of our facility management contracts with our government customers have an initial fixed term and subsequent renewal rights for one or more additional periods at the unilateral option of the customer. Because most of our contracts for youth services do not guarantee placement or revenue, we have not considered these contracts to ever be in the renewal or re-bid stage since they are more perpetual in nature. We count each government customer’s right to renew a particular facility management contract for an additional period as a separate “renewal.” For example, a five-year initial fixed term contract with customer options to renew for five separate additional one-year periods would, if fully exercised, be counted as five separate renewals, with one renewal coming in each of the five years following the initial term. As of December 31, 2013, 46 of our facility management contracts representing approximately 26,700 beds are scheduled to expire on or before December 31, 2014, unless renewed by the customer at its sole option in certain cases, or unless renewed by mutual agreement in other cases. These contracts represented 39.4% of our consolidated revenues for the fiscal year ended December 31, 2013. We undertake substantial efforts to renew our facility management contracts. Our average historical facility management contract renewal rate approximates 90%. However, given their unilateral nature, we cannot assure you that our customers will in fact exercise their renewal options under existing contracts. In addition, in connection with contract renewals, either we or the contracting government agency have typically requested changes or adjustments to contractual terms. As a result, contract renewals may be made on terms that are more or less favorable to us than those in existence prior to the renewals.

We define competitive re-bids as contracts currently under our management which we believe, based on our experience with the customer and the facility involved, will be re-bid to us and other potential service providers in a competitive procurement process upon the expiration or termination of our contract, assuming all renewal options are exercised. Our determination of which contracts we believe will be competitively re-bid may in some cases be subjective and judgmental, based largely on our knowledge of the dynamics involving a particular contract, the customer and the facility involved. Competitive re-bids may result from the expiration of the term of a contract, including the initial fixed term plus any renewal periods, or the early termination of a contract by a customer. Competitive re-bids are often required by applicable federal or state procurement laws periodically in order to further competitive pricing and other terms for the government customer. Potential bidders in competitive re-bid situations include us, other private operators and other government entities.

As of December 31, 2013, nine of our facility management contracts representing $160.5 million (or 10.5%) of our consolidated revenues for the year ended December 31, 2013 are subject to competitive re-bid in 2014. While we are pleased with our historical win rate on competitive re-bids and are committed to continuing to bid competitively on appropriate future competitive re-bid opportunities, we cannot assure you that we will prevail in future re-bid situations. Also, we cannot assure you that any competitive re-bids we win will be on terms more favorable to us than those in existence with respect to the expiring contract.

For additional information on facility management contracts that we currently believe will be competitively re-bid during each of the next five years and thereafter, please see “Our Business—Government Contracts—Terminations, Renewals and Competitive Re-bids” below. The loss by us of facility management contracts due to terminations, non-renewals or competitive re-bids could materially adversely affect our financial condition, results of operations and liquidity, including our ability to secure new facility management contracts from other government customers.

We may not be able to successfully identify, consummate or integrate acquisitions.

We have an active acquisition program, the objective of which is to identify suitable acquisition targets that will enhance our growth. The pursuit of acquisitions may pose certain risks to us. We may not be able to identify acquisition candidates that fit our criteria for growth and profitability. Even if we are able to identify such candidates, we may not be able to acquire them on terms satisfactory to us. We will incur expenses and dedicate attention and resources associated with the review of acquisition opportunities, whether or not we consummate such acquisitions.

Additionally, even if we are able to acquire suitable targets on agreeable terms, we may not be able to successfully integrate their operations with ours. Achieving the anticipated benefits of any acquisition will depend in significant part upon whether we integrate such acquired businesses in an efficient and effective manner. We may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of our acquisitions within the anticipated timing or at all. For example, elimination of duplicative costs may not be fully achieved or may take longer than anticipated. For at least the first year after a substantial acquisition, and possibly longer, the benefits from the acquisition will be offset by the costs incurred in integrating the businesses and operations. We may also assume liabilities in connection with acquisitions that we would otherwise not be exposed to. An inability to realize the full extent of, or any of, the anticipated synergies or other benefits of an acquisition as well as any delays that may be encountered in the integration process, which may delay the timing of such synergies or other benefits, could have an adverse effect on our business and results of operations.

As a result of our acquisitions, we have recorded and will continue to record a significant amount of goodwill and other intangible assets. In the future, our goodwill or other intangible assets may become impaired, which could result in material non-cash charges to our results of operations.

We have a substantial amount of goodwill and other intangible assets resulting from business acquisitions. As of December 31, 2013 we had $653.6 million of goodwill and other intangible assets. At least annually, or whenever events or changes in circumstances indicate a potential impairment in the carrying value as defined by generally accepted accounting principles, or GAAP, we will evaluate such goodwill and other intangible assets for impairment by first assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Estimated fair values could change if there are changes in our capital structure, cost of debt, interest rates, capital expenditure levels, operating cash flows, or market capitalization. Impairments of goodwill or other intangible assets could require material non-cash charges to our results of operations.

Our growth depends on our ability to secure contracts to develop and manage new correctional, detention and community based facilities and to secure contracts to provide electronic monitoring services, community-based re-entry services and monitoring and supervision services, the demand for which is outside our control.

Our growth is primarily dependent upon our ability to obtain new contracts to develop and manage new correctional, detention and community based facilities, because contracts to manage existing public facilities have not to date typically been offered to private operators. Additionally, our growth is generally dependent upon our ability to obtain new contracts to offer electronic monitoring services, provide community-based re-entry services and provide monitoring and supervision services. Public sector demand for new privatized facilities in our areas of operation may decrease and our potential for growth will depend on a number of factors we cannot control, including overall economic conditions, governmental and public acceptance of the concept of privatization, government budgetary constraints, and the number of facilities available for privatization.

In particular, the demand for our correctional and detention facilities and services, electronic monitoring services, community-based re-entry services and monitoring and supervision services could be adversely affected by changes in existing criminal or immigration laws, crime rates in jurisdictions in which we operate, the relaxation of criminal or immigration enforcement efforts, leniency in conviction, sentencing or deportation practices, and the decriminalization of certain activities that are currently proscribed by criminal laws or the loosening of immigration laws. For example, any changes with respect to the decriminalization of drugs and controlled substances could affect the number of persons arrested, convicted, sentenced and incarcerated, thereby potentially reducing demand for correctional facilities to house them. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities. Immigration reform laws which are currently a focus for legislators and politicians at the federal, state and local level also could materially adversely impact us. Various factors outside our control could adversely impact the growth of our GEO Community Service business, including government customer resistance to the privatization of residential treatment facilities, and changes to Medicare and Medicaid reimbursement programs.

We may not be able to meet state requirements for capital investment or locate land for the development of new facilities, which could adversely affect our results of operations and future growth.

Certain jurisdictions, including California, have in the past required successful bidders to make a significant capital investment in connection with the financing of a particular project. If this trend were to continue in the future, we may not be able to obtain sufficient capital resources when needed to compete effectively for facility management contracts. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Our inability to secure financing and desirable locations for new facilities could adversely affect our results of operations and future growth.

We depend on a limited number of governmental customers for a significant portion of our revenues. The loss of, or a significant decrease in business from, these customers could seriously harm our financial condition and results of operations.

We currently derive, and expect to continue to derive, a significant portion of our revenues from a limited number of governmental agencies. Of our governmental clients, four customers through multiple individual contracts accounted for 48.6% of our consolidated revenues for the year ended December 31, 2013. In addition, three federal governmental agencies with correctional and detention responsibilities, the Bureau of Prisons, U.S. Immigration and Custom Enforcement (“ICE”), and the U.S. Marshals Service, accounted for 44.6% of our total consolidated revenues for the year ended December 31, 2013 through multiple individual contracts, with the Bureau of Prisons accounting for 16.8% of our total consolidated revenues for such period, ICE accounting for 16.7% of our total consolidated revenues for such period, and the U.S. Marshals Service accounting for 11.1% of our total consolidated revenues for such period; however, no individual contract with these clients accounted for more than 5.0% of our total consolidated revenues. Government agencies from the State of Florida accounted for 4.0% of our total consolidated revenues for the year ended December 31, 2013 through multiple individual contracts. Our revenues depend on our governmental customers receiving sufficient funding and providing us with timely payment under the terms of our contracts. If the applicable governmental customers do not receive sufficient appropriations to cover their contractual obligations, they may delay or reduce payment to us or terminate their contracts with us. With respect to our federal government customers, any future impasse or struggle impacting the federal government’s ability to reach agreement on the federal budget and debt ceiling or any future federal government shut downs could result in material payment delays, payment reductions or contract terminations. Additionally, our governmental customers may request in the future that we reduce our per diem contract rates or forgo increases to those rates as a way for those governmental customers to control their spending and address their budgetary shortfalls. The loss of, or a significant decrease in, business from the Bureau of Prisons, ICE, the U.S. Marshals Service, the State of Florida or any other significant customers could seriously harm our financial condition and results of operations. We expect to continue to depend upon these federal and state agencies and a relatively small group of other governmental customers for a significant percentage of our revenues.

A decrease in occupancy levels could cause a decrease in revenues and profitability.

While a substantial portion of our cost structure is generally fixed, most of our revenues are generated under facility management contracts which provide for per diem payments based upon daily occupancy. Several of these contracts provide minimum revenue guarantees for us, regardless of occupancy levels, up to a specified maximum occupancy percentage. However, many of our contracts have no minimum revenue guarantees and simply provide for a fixed per diem payment for each inmate/detainee/patient actually housed. As a result, with respect to our contracts that have no minimum revenue guarantees and those that guarantee revenues only up to a certain specified occupancy percentage, we are highly dependent upon the governmental agencies with which we have contracts to provide inmates, detainees and patients for our managed facilities. Under a per diem rate structure, a decrease in our occupancy rates could cause a decrease in revenues and profitability. In October 2011, the State of California implemented its Criminal Justice Realignment Plan. As a result of the implementation of the Criminal Justice Realignment Plan, the State of California discontinued contracts with

Community Correctional Facilities which housed low level state offenders across the state. The implementation of the Criminal Justice Realignment Plan by California resulted in the cancellation of our agreements for the housing of low level state offenders at three of our California Community Corrections facilities as well as an agreement for the housing of out-of-state California inmates at our North Lake Correctional Facility in Michigan. Also, in Michigan there have been recommendations for the early release of inmates to relieve overcrowding conditions. When combined with relatively fixed costs for operating each facility, regardless of the occupancy level, a material decrease in occupancy levels at one or more of our facilities could have a material adverse effect on our revenues and profitability and, consequently, on our financial condition and results of operations.

State budgetary constraints may have a material adverse impact on us.

State budgets continue their slow to moderate recovery. While most states anticipate revenues to increase in fiscal year 2014 compared with fiscal year 2013, several states still face budget shortfalls. According to the National Conference of State Legislatures, despite these positive trends, federal deficit reduction actions, increasing program pressures, international debt crises and the impact from recent storms will continue to challenge lawmakers as they begin their new legislative sessions. As of December 31, 2013, we had eleven state correctional clients: Florida, Georgia, Alaska, Louisiana, Virginia, Indiana, Texas, Oklahoma, New Mexico, Arizona, and California. If state budgetary constraints persist or intensify, our eleven state customers’ ability to pay us may be impaired and/or we may be forced to renegotiate our management contracts with those customers on less favorable terms and our financial condition, results of operations or cash flows could be materially adversely impacted. In addition, budgetary constraints in states that are not our current customers could prevent those states from outsourcing correctional, detention or community-based service opportunities that we otherwise could have pursued.

Competition for inmates may adversely affect the profitability of our business.

We compete with government entities and other private operators on the basis of cost, bed availability, quality and range of services offered, experience in managing facilities, and reputation of management and personnel. Barriers to entering the market for the management of correctional and detention facilities may not be sufficient to limit additional competition in our industry. In addition, some of our government customers may assume the management of a facility currently managed by us upon the termination of the corresponding management contract or, if such customers have capacity at the facilities which they operate, they may take inmates currently housed in our facilities and transfer them to government operated facilities. Since we are paid on a per diem basis with no minimum guaranteed occupancy under some of our contracts, the loss of such inmates and resulting decrease in occupancy could cause a decrease in both our revenues and our profitability.

We are dependent on government appropriations, which may not be made on a timely basis or at all and may be adversely impacted by budgetary constraints at the federal, state and local levels.

Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the contracting governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have a material adverse effect on our cash flow and financial condition, which may make it difficult to satisfy our payment obligations on our indebtedness, including the 5 7⁄8% Senior Notes, the 5.125% Senior Notes, the 6.625% Senior Notes and the Senior Credit Facility, in a timely manner. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may continue to encounter, unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending which could limit or eliminate appropriations for the facilities that we operate. Additionally, as a result of these factors, we may be requested in the future to reduce our existing per diem contract rates or forgo prospective increases to those rates. Budgetary limitations may also make it more difficult for us to renew our existing contracts on favorable terms or at all. Further, a number of states in which we operate are experiencing budget constraints for fiscal year 2014. We cannot assure that these constraints will not result in reductions in per diems, delays in payment for services rendered or unilateral termination of contracts.

Public resistance to privatization of correctional, detention, mental health and residential facilities could result in our inability to obtain new contracts or the loss of existing contracts, which could have a material adverse effect on our business, financial condition and results of operations.

The management and operation of correctional, detention and community based facilities by private entities has not achieved complete acceptance by either government agencies or the public. Some governmental agencies have limitations on their ability to delegate their traditional management responsibilities for such facilities to private companies and additional legislative changes or prohibitions could occur that further increase these limitations. In addition, the movement toward privatization of such facilities has encountered resistance from groups, such as labor unions, that believe that correctional, detention and community based facilities should only be operated by governmental agencies. In addition, negative publicity about poor conditions, an escape, riot or other disturbance at a privately managed facility may result in adverse publicity to us and the private corrections industry in general. Any of these occurrences or continued trends may make it more difficult for us to renew or maintain existing contracts or to obtain new contracts. Changes in governing political parties could also result in significant changes to previously established views of privatization. Increased public resistance to the privatization of correctional, detention and community based facilities in any of the markets in which we operate, as a result of these or other factors, could have a material adverse effect on our business, financial condition and results of operations.

Operating juvenile correctional facilities poses certain unique or increased risks and difficulties compared to operating other facilities.

As a result of the acquisition of Cornell Companies, Inc. (“Cornell”) in 2010, we re-entered the market of operating juvenile correctional facilities. We intentionally had exited the market of operating juvenile correctional facilities a number of years prior to the Cornell acquisition. Operating juvenile correctional facilities may pose increased operational risks and difficulties that may result in increased litigation, higher personnel costs, higher levels of turnover of personnel and reduced profitability. Examples of the increased operational risks and difficulties involved in operating juvenile correctional facilities include higher staff ratios, elevated reporting and audit requirements, and multiple funding sources as opposed to a single source payer. Additionally, juvenile services contracts related to educational services may provide for annual collection several months after a school year is completed. This may pose a risk that we will not be able to collect the full amount owed thereby, reducing our profitability, or it may adversely impact our annual budgeting process due to the lag time between us providing the educational services required under a contract and collecting the amount owed to us for such services. We cannot assure that we will be successful in operating juvenile correctional facilities or that we will be able to minimize the risks and difficulties involved while yielding an attractive profit margin.

Adverse publicity may negatively impact our ability to retain existing contracts and obtain new contracts.

Any negative publicity about an escape, riot or other disturbance or perceived poor conditions at a privately managed facility, any failures experienced by our electronic monitoring services or the loss of or unauthorized access to any of the data we maintain in the course of providing our services may result in publicity adverse to us and the private corrections industry in general. Any of these occurrences or continued trends may make it more difficult for us to renew existing contracts or to obtain new contracts or could result in the termination of an existing contract or the closure of one or more of our facilities, which could have a material adverse effect on our business. Such negative events may also result in a significant increase in our liability insurance costs.

We may incur significant start-up and operating costs on new contracts before receiving related revenues, which may impact our cash flows and not be recouped.

When we are awarded a contract to manage a facility, we may incur significant start-up and operating expenses, including the cost of constructing the facility, purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations, including our payment obligations on the 5 7⁄8% Senior Notes, the 5.125% Senior Notes, the 6.625% Senior Notes and the Senior Credit Facility. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenditures or realize any return on our investment.

Failure to comply with extensive government regulation and applicable contractual requirements could have a material adverse effect on our business, financial condition or results of operations.

The industry in which we operate is subject to extensive federal, state and local regulation, including educational, environmental, health care and safety laws, rules and regulations, which are administered by many regulatory authorities. Some of the regulations are unique to the corrections industry, and the combination of regulations affects all areas of our operations. Corrections officers and juvenile care workers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and are subject to background investigations. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. We may not always successfully comply with these and other regulations to which we are subject and failure to comply can result in material penalties or the non-renewal or termination of facility management contracts. In addition, changes in existing regulations could require us to substantially modify the manner in which we conduct our business and, therefore, could have a material adverse effect on us.

In addition, private prison managers are increasingly subject to government legislation and regulation attempting to restrict the ability of private prison managers to house certain types of inmates, such as inmates from other jurisdictions or inmates at medium or higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States House of Representatives, containing such restrictions. Although we do not believe that existing legislation will have a material adverse effect on us, future legislation may have such an effect on us.

Governmental agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund amounts we have received or to forgo anticipated revenues and we may be subject to penalties and sanctions, including prohibitions on our bidding in response to Requests for Proposals, or RFPs, from governmental agencies to manage correctional facilities. Governmental agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, governmental agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for certain reimbursement of expenses, if an agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If we are found to have engaged in improper or illegal activities, including under the United States False Claims Act, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain governmental entities. An adverse determination in an action alleging improper or illegal activities by us could also adversely impact our ability to bid in response to RFPs in one or more jurisdictions.

In addition to compliance with applicable laws and regulations, our facility management contracts typically have numerous requirements addressing all aspects of our operations which we may not be able to satisfy. For example, our contracts require us to maintain certain levels of insurance coverage for general liability, workers’ compensation, vehicle liability, and property loss or damage. If we do not maintain the required categories and levels of coverage, the contracting governmental agency may be permitted to terminate the contract. In addition, we are required under our contracts to indemnify the contracting governmental agency for all claims and costs arising out of our management of facilities and, in some instances, we are required to maintain performance bonds relating to the construction, development and operation of facilities. Facility management contracts also typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. Failure to properly adhere to the various terms of our customer contracts could expose us to liability for damages relating to any breaches as well as the loss of such contracts, which could materially adversely impact us.

We may face community opposition to facility location, which may adversely affect our ability to obtain new contracts.

Our success in obtaining new awards and contracts sometimes depends, in part, upon our ability to locate land that can be leased or acquired, on economically favorable terms, by us or other entities working with us in conjunction with our proposal to construct and/or manage a facility. Some locations may be in or near populous areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. When we select the intended project site, we attempt to conduct business in communities where local leaders and residents generally support the establishment of a privatized correctional or detention facility. Future efforts to find suitable host communities may not be successful. In many cases, the site selection is made by the contracting governmental entity. In such cases, site selection may be made for reasons related to political and/or economic development interests and may lead to the selection of sites that have less favorable environments.

Our business operations expose us to various liabilities for which we may not have adequate insurance.

The nature of our business exposes us to various types of third-party legal claims, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, product liability claims, intellectual property infringement claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, contractual claims and claims for personal injury or other damages resulting from contact with our facilities, programs, electronic monitoring products, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. In addition, our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. We maintain insurance coverage for these general types of claims, except for claims relating to employment matters, for which we carry no insurance. However, we generally have high deductible payment requirements on our primary insurance policies, including our general liability insurance, and there are also varying limits on the maximum amount of our overall coverage. As a result, the insurance we maintain to cover the various liabilities to which we are exposed may not be adequate. Any losses relating to matters for which we are either uninsured or for which we do not have adequate insurance, including any losses relating to employment matters, could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to obtain or maintain the insurance levels required by our government contracts.

Our government contracts require us to obtain and maintain specified insurance levels. The occurrence of any events specific to our company or to our industry, or a general rise in insurance rates, could substantially increase our costs of obtaining or maintaining the levels of insurance required under our government contracts, or prevent us from obtaining or maintaining such insurance altogether. If we are unable to obtain or maintain the required insurance levels, our ability to win new government contracts, renew government contracts that have expired and retain existing government contracts could be significantly impaired, which could have a material adverse effect on our business, financial condition and results of operations.

Our international operations expose us to risks which could materially adversely affect our financial condition and results of operations.

For the year ended December 31, 2013, our international operations accounted for 14% of our consolidated revenues from continuing operations. We face risks associated with our operations outside the United States. These risks include, among others, political and economic instability, exchange rate fluctuations, taxes, duties and the laws or regulations in those foreign jurisdictions in which we operate. In the event that we experience any difficulties arising from our operations in foreign markets, our business, financial condition and results of operations may be materially adversely affected.

We conduct certain of our operations through joint ventures, which may lead to disagreements with our joint venture partners and adversely affect our interest in the joint ventures.

We conduct our operations in South Africa through our consolidated joint venture, South African Custodial Management Pty. Limited, which we refer to as SACM, and through our 50% owned joint venture South African Custodial Services Pty. Limited, referred to as SACS. We conduct our prisoner escort and related custody services in the United Kingdom through our 50% unconsolidated joint venture in GEO Amey PECS Limited, which we refer to as GEOAmey. We may enter into additional joint ventures in the future. Although we have the majority vote in our consolidated joint venture, SACM, through our ownership of 62.5% of the voting shares, we share equal voting control on all significant matters to come before SACS. We also share equal voting control on all significant matters to come before GEOAmey. These joint venture partners, as well as any future partners, may have interests that are different from ours which may result in conflicting views as to the conduct of the business of the joint venture. In the event that we have a disagreement with a joint venture partner as to the resolution of a particular issue to come before the joint venture, or as to the management or conduct of the business of the joint venture in general, we may not be able to resolve such disagreement in our favor and such disagreement could have a material adverse effect on our interest in the joint venture or the business of the joint venture in general.

We are dependent upon our senior management and our ability to attract and retain sufficient qualified personnel.

We are dependent upon the continued service of each member of our senior management team, including George C. Zoley, Ph.D., our Chairman and Chief Executive Officer, Brian R. Evans, our Chief Financial Officer, John M. Hurley, our Senior Vice President, Operations and President, U.S. Corrections & Detention, Jorge A. Dominicis, Senior Vice President, GEO Community Services, and also our other five executive officers at the Vice President level and above. The unexpected loss of Mr. Zoley, Mr. Evans or any other key member of our senior management team could materially adversely affect our business, financial condition or results of operations.

In addition, the services we provide are labor-intensive. When we are awarded a facility management contract or open a new facility, depending on the service we have been contracted to provide, we may need to hire operating management, correctional officers, security staff, physicians, nurses and other qualified personnel. The success of our business requires that we attract, develop and retain these personnel. Our inability to hire sufficient qualified personnel on a timely basis or the loss of significant numbers of personnel at existing facilities could have a material adverse effect on our business, financial condition or results of operations.

Our profitability may be materially adversely affected by inflation.

Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. While a substantial portion of our cost structure is generally fixed, if, due to inflation or other causes, our operating expenses, such as costs relating to personnel, utilities, insurance, medical and food, increase at rates faster than increases, if any, in our facility management fees, then our profitability could be materially adversely affected.

Various risks associated with the ownership of real estate may increase costs, expose us to uninsured losses and adversely affect our financial condition and results of operations.

Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate, and, in particular, correctional and detention facilities, are relatively illiquid and, therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities, in particular, subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from hurricanes, earthquakes, riots and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. As a result, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, even if we have insurance for a particular loss, we may experience losses that may exceed the limits of our coverage.

Risks related to facility construction and development activities may increase our costs related to such activities.

When we are engaged to perform construction and design services for a facility, we typically act as the primary contractor and subcontract with other companies who act as the general contractors. As primary contractor, we are subject to the various risks associated with construction (including, without limitation, shortages of labor and materials, work stoppages, labor disputes and weather interference) which could cause construction delays. In addition, we are subject to the risk that the general contractor will be unable to complete construction within the level of budgeted costs or be unable to fund any excess construction costs, even though we typically require general contractors to post construction bonds and insurance. Under such contracts, we are ultimately liable for all late delivery penalties and cost overruns.

The rising cost and increasing difficulty of obtaining adequate levels of surety credit on favorable terms could adversely affect our operating results.

We are often required to post performance bonds issued by a surety company as a condition to bidding on or being awarded a facility development contract. Availability and pricing of these surety commitments is subject to general market and industry conditions, among other factors. Recent events in the economy have caused the surety market to become unsettled, causing many reinsurers and sureties to reevaluate their commitment levels and required returns. As a result, surety bond premiums generally are increasing. If we are unable to effectively pass along the higher surety costs to our customers, any increase in surety costs could adversely affect our operating results. In addition, we may not continue to have access to surety credit or be able to secure bonds economically, without additional collateral, or at the levels required for any potential facility development or contract bids. If we are unable to obtain adequate levels of surety credit on favorable terms, we would have to rely upon letters of credit under the Senior Credit Facility, which would entail higher costs even if such borrowing capacity was available when desired, and our ability to bid for or obtain new contracts could be impaired.

Adverse developments in our relationship with our employees could adversely affect our business, financial condition or results of operations.

At December 31, 2013, approximately 26% of our workforce was covered by collective bargaining agreements and, as of such date, collective bargaining agreements with approximately 14% of our employees were set to expire in less than one year. While only approximately 26% of our workforce schedule is covered by collective bargaining agreements, increases in organizational activity or any future work stoppages could have a material adverse effect on our business, financial condition, or results of operations.

Technological change could cause our electronic monitoring products and technology to become obsolete or require the redesign of our electronic monitoring products, which could have a material adverse effect on our business.

Technological changes within the electronic monitoring business in which we conduct business may require us to expend substantial resources in an effort to develop and/or utilize new electronic monitoring products and technology. We may not be able to anticipate or respond to technological changes in a timely manner, and our response may not result in successful electronic monitoring product development and timely product introductions. If we are unable to anticipate or timely respond to technological changes, our business could be adversely affected and could compromise our competitive position, particularly if our competitors announce or introduce new electronic monitoring products and services in advance of us. Additionally, new electronic monitoring products and technology face the uncertainty of customer acceptance and reaction from competitors.

Any negative changes in the level of acceptance of or resistance to the use of electronic monitoring products and services by governmental customers could have a material adverse effect on our business, financial condition and results of operations.

Governmental customers use electronic monitoring products and services to monitor low risk offenders as a way to help reduce overcrowding in correctional facilities, as a monitoring and sanctioning tool, and to promote public safety by imposing restrictions on movement and serving as a deterrent to alcohol usage. If the level of acceptance of or resistance to the use of electronic monitoring products and services by governmental customers were to change over time in a negative manner so that governmental customers decide to decrease their usage levels and contracting for electronic monitoring products and services, this could have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of third parties to manufacture and supply quality infrastructure components for our electronic monitoring products. If our suppliers cannot provide the components or services we require and with such quality as we expect, our ability to market and sell our electronic monitoring products and services could be harmed.

If our suppliers fail to supply components in a timely manner that meets our quantity, quality and cost requirements, or technical specifications, we may not be able to access alternative sources of these components within a reasonable period of time or at commercially reasonable rates. A reduction or interruption in the supply of components, or a significant increase in the price of components, could have a material adverse effect on our marketing and sales initiatives, which could adversely affect our financial condition and results of operations.

The interruption, delay or failure of the provision of our services or information systems could adversely affect our business.

Certain segments of our business depend significantly on effective information systems. As with all companies that utilize information technology, we are vulnerable to negative impacts if information is inadvertently interrupted, delayed, compromised or lost. We routinely process, store and transmit large amounts of data for our clients. We continually work to update and maintain effective information systems. Despite the security measures we have in place and any additional measures we may implement in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism, or other events. For example, several well-known companies have recently disclosed high-profile security breaches, involving sophisticated and highly targeted attacks on their company’s infrastructure or their customers’ data, which were not recognized or detected until after such companies had been affected notwithstanding the preventative measures they had in place. Any security breach or event resulting in the interruption, delay or failure of our services or information systems, or the misappropriation, loss, or other unauthorized disclosure of client data or confidential information, whether by us directly or our third-party service providers, could damage our reputation, expose us to the risks of litigation and liability, disrupt our business, result in lost business or otherwise adversely affect our results of operations.

An inability to acquire, protect or maintain our intellectual property and patents in the electronic monitoring space could harm our ability to compete or grow.

We have numerous United States and foreign patents issued as well as a number of United States patents pending in the electronic monitoring space. There can be no assurance that the protection afforded by these patents will provide us with a competitive advantage, prevent our competitors from duplicating our products, or that we will be able to assert our intellectual property rights in infringement actions.

In addition, any of our patents may be challenged, invalidated, circumvented or rendered unenforceable. There can be no assurance that we will be successful should one or more of our patents be challenged for any reason. If our patent claims are rendered invalid or unenforceable, or narrowed in scope, the patent coverage afforded to our products could be impaired, which could significantly impede our ability to market our products, negatively affect our competitive position and harm our business and operating results.

There can be no assurance that any pending or future patent applications held by us will result in an issued patent, or that if patents are issued to us, that such patents will provide meaningful protection against competitors or against competitive technologies. The issuance of a patent is not conclusive as to its validity or its enforceability. The United States federal courts or equivalent national courts or patent offices elsewhere may invalidate our patents or find them unenforceable. Competitors may also be able to design around our patents. Our patents and patent applications cover particular aspects of our products. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. If these developments were to occur, it could have an adverse effect on our sales. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. Furthermore, the laws of foreign countries may not protect our intellectual property rights effectively or to the same extent as the laws of the United States. If our intellectual property rights are not adequately protected, we may not be able to commercialize our technologies, products or services and our competitors could commercialize our technologies, which could result in a decrease in our sales and market share that would harm our business and operating results.

Additionally, the expiration of any of our patents may reduce the barriers to entry into our electronic monitoring line of business and may result in loss of market share and a decrease in our competitive abilities, thus having a potential adverse effect on our financial condition, results of operations and cash flows.

Our electronic monitoring products could infringe on the intellectual property rights of others, which may lead to litigation that could itself be costly, could result in the payment of substantial damages or royalties, and/or prevent us from using technology that is essential to our products.

There can be no assurance that our current products or products under development will not infringe any patent or other intellectual property rights of third parties. If infringement claims are brought against us, whether successfully or not, these assertions could distract management from other tasks important to the success of our business, necessitate us expending potentially significant funds and resources to defend or settle such claims and harm our reputation. We cannot be certain that we will have the financial resources to defend ourselves against any patent or other intellectual property litigation.

In addition, intellectual property litigation or claims could force us to do one or more of the following:

•	cease selling or using any products that incorporate the asserted intellectual property, which would adversely affect our revenue;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; or

•	redesign or rename, in the case of trademark claims, our products to avoid infringing the intellectual property rights of third parties, which may not be possible and could be costly and time-consuming if it is possible to do.

In the event of an adverse determination in an intellectual property suit or proceeding, or our failure to license essential technology, our sales could be harmed and/or our costs could increase, which would harm our financial condition.

We license intellectual property rights in the electronic monitoring space, including patents, from third party owners. If such owners do not properly maintain or enforce the intellectual property underlying such licenses, our competitive position and business prospects could be harmed. Our licensors may also seek to terminate our license.

We are a party to a number of licenses that give us rights to third-party intellectual property that is necessary or useful to our business. Our success will depend in part on the extent to which our licensors obtain, maintain and enforce our licensed intellectual property. Our licensors may not successfully prosecute any applications for or maintain intellectual property to which we have licenses, may determine not to pursue litigation against other companies that are infringing such intellectual property, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer similar products for sale, which could adversely affect our competitive business position and harm our business prospects.

If we lose any of our right to use third-party intellectual property, it could adversely affect our ability to commercialize our technologies, products or services, as well as harm our competitive business position and our business prospects.

We may be subject to costly product liability claims from the use of our electronic monitoring products, which could damage our reputation, impair the marketability of our products and services and force us to pay costs and damages that may not be covered by adequate insurance.

Manufacturing, marketing, selling, testing and the operation of our electronic monitoring products and services entail a risk of product liability. We could be subject to product liability claims to the extent our electronic monitoring products fail to perform as intended. Even unsuccessful claims against us could result in the expenditure of funds in litigation, the diversion of management time and resources, damage to our reputation and impairment of the marketability of our electronic monitoring products and services. While we maintain liability insurance, it is possible that a successful claim could be made against us, that the amount of our insurance coverage would not be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein contain statements about future events and expectations, or forward-looking statements, all of which are inherently uncertain. We have based those forward-looking statements on our current expectations and projections about future results. When we use words such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” or similar expressions, we identify forward-looking statements. Examples of forward-looking statements include statements we make regarding our ability to qualify or to remain qualified as a REIT, future prospects of growth in the correctional and detention facilities industry, our future financial position, business strategy, budgets, projected costs, plans and objectives of our management for future operations, our future operating results, our future distributions to our shareholders, our future capital expenditure levels, our future financing transactions and our plans to fund our future liquidity needs. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to:

•	our ability to remain qualified for taxation as a REIT;

•	the risk that the REIT distribution requirements could adversely affect our ability to execute our business plan or may cause us to liquidate or forgo otherwise attractive opportunities;

•	our inexperience operating as a REIT, which may adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations;

•	the level of our cash distributions to shareholders is not guaranteed and may fluctuate;

•	the ability of the GEO REIT board of directors to revoke our REIT status, without shareholder approval, may cause adverse consequences to our shareholders;

•	our ability to timely build and/or open facilities as planned, profitably manage such facilities and successfully integrate such facilities into our operations without substantial additional costs;

•	our ability to fulfill our debt service obligations and their impact on our liquidity;

•	the instability of foreign exchange rates, exposing us to currency risks in Australia, Canada, the United Kingdom and South Africa, or other countries in which we may choose to conduct our business;

•	our ability to activate the inactive beds at our idle facilities;

•	our ability to maintain occupancy rates at our facilities;

•	an increase in unreimbursed labor rates;

•	our ability to expand, diversify and grow our correctional, detention, re-entry, community-based services, youth services, monitoring services, evidence-based supervision and treatment programs and secure transportation services businesses;

•	our ability to win management contracts for which we have submitted proposals, retain existing management contracts and meet any performance standards required by such management contracts;

•	our ability to control operating costs associated with contract start-ups;

•	our ability to raise new project development capital given the often short-term nature of the customers’ commitment to use newly developed facilities;

•	our ability to estimate the government’s level of dependency on privatized correctional services;

•	our ability to accurately project the size and growth of the United States and international privatized corrections industry and our ability to capitalize on opportunities for public-private partnerships;

•	our ability to successfully respond to delays encountered by states privatizing correctional services and cost savings initiatives implemented by a number of states;

•	our ability to develop long-term earnings visibility;

•	our ability to identify suitable acquisitions, to successfully complete and integrate such acquisitions on satisfactory terms, and to estimate and achieve synergies as a result of such acquisitions;

•	our exposure to the impairment of goodwill and other intangible assets as a result of our acquisitions;

•	our ability to successfully conduct our operations in the United Kingdom and South Africa through joint ventures;

•	our ability to obtain future financing on satisfactory terms or at all, including our ability to secure the funding we need to complete ongoing capital projects;

•	our exposure to political and economic instability and other risks impacting our international operations;

•	our exposure to risks impacting our information systems, including those that may cause an interruption, delay or failure in the provision of our services;

•	our exposure to rising general insurance costs;

•	our exposure to state and federal income tax law changes internationally and domestically, including changes to the REIT rules, and our exposure as a result of federal and international examinations of our tax returns or tax positions;

•	our exposure to claims for which we are uninsured;

•	our exposure to rising employee and inmate medical costs;

•	our ability to manage costs and expenses relating to ongoing litigation arising from our operations;

•	our ability to accurately estimate, on an annual basis, loss reserves related to general liability, workers compensation and automobile liability claims;

•	the ability of our government customers to secure budgetary appropriations to fund their payment obligations to us and to continue to operate under our existing agreements and/or renew our existing agreements;

•	our ability to pay dividends consistent with our requirements as a REIT, and expectations as to timing and amounts;

•	our ability to comply with government regulations and applicable contractual requirements;

•	our ability to acquire, protect or maintain our intellectual property;

•	the risk that future sales of shares of our common stock could adversely affect the market price of our common stock and may be dilutive; and

•	other factors contained in this proxy statement/prospectus and in our filings with the Securities and Exchange Commission, referred to in this proxy statement/prospectus as the Commission or the SEC, including, but not limited to, those detailed in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the Commission.

You should keep in mind that any forward-looking statement we make in this proxy statement/prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors, including those set forth under the caption “Risk Factors,” may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this proxy statement/prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statement we make in this proxy statement/prospectus or elsewhere might not occur.

VOTING AND PROXIES

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the board of directors of GEO for use at the special meeting of shareholders to be held on May 2, 2014, or any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on Friday, May 2, 2014 at 10:00 a.m., local time, at The Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432.

Purpose of the Special Meeting

The purpose of the special meeting is:

•	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 21, 2014, by and between GEO and GEO REIT, which is being implemented in connection with GEO’s conversion to a REIT effective January 1, 2013; and

•	To consider and vote upon a proposal to permit GEO’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposal.

Shareholder Record Date for the Special Meeting

GEO’s board of directors has fixed the close of business on March 10, 2014 as the record date for determining which GEO shareholders are entitled to notice of the special meeting, and to vote at the special meeting and at any adjournment or postponement of the special meeting. On the record date, there were 72,295,631 shares of common stock outstanding, held by approximately 682 holders of record.

During the ten-day period before the special meeting, GEO will keep a list of shareholders entitled to vote at the special meeting available for inspection during normal business hours at GEO’s offices in Boca Raton, Florida, for any purpose germane to the special meeting. The list of shareholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any shareholder who is present.

Quorum

A quorum is necessary to hold the special meeting. A majority of the total number of shares of GEO common stock outstanding on the record date must be represented either in person or by proxy to constitute a quorum at the special meeting. For the purposes of determining the presence of a quorum, abstentions will be included in determining the number of shares of common stock present and entitled to vote at the special meeting; however, because brokers, banks and other nominees are not entitled to vote on the proposal to approve the merger agreement absent specific instructions from the beneficial owner and as a result are not entitled to vote on an uninstructed basis on the proposal to adjourn the special meeting (as more fully described below), shares held by brokers, banks, or other nominees for which instructions have not been provided will not be included in the number of shares present and entitled to vote at the special meeting for the purposes of establishing a quorum. At the special meeting, each share of common stock is entitled to one vote on all matters properly submitted to the GEO shareholders.

Vote Required for Each Proposal

Proposal Number One: The affirmative vote of the holders of a majority of the outstanding shares of GEO common stock entitled to vote is required for the approval of the merger agreement.

Proposal Number Two: If a quorum exists, the approval of the adjournment of the special meeting, if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger agreement requires that the number of votes in favor of the proposal exceed the number of votes cast against the proposal. If a quorum does not exist, approval of such an adjournment will require the affirmative vote of holders of a majority of the shares of GEO common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

The GEO board of directors unanimously recommends that the GEO shareholders vote “FOR” each of the proposals.

Proxies

If you are a holder of common stock on the record date, you may vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy to vote your shares by telephone or over the Internet will not limit your right to attend the special meeting and vote your shares in person. Those shareholders of record who choose to vote by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on May 1, 2014. All shares of common stock represented by properly executed proxy cards received before or at the GEO special meeting and all proxies properly submitted by telephone or over the Internet will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards, telephone or Internet submissions. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” each of the proposals. You are urged to indicate how to vote your shares, whether you vote by proxy card, by telephone or over the Internet.

If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the shareholder has abstained from voting on one or more of the proposals, the common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals. For the proposal to approve the merger agreement, an abstention has the same effect as a vote against the proposal. For the proposal to adjourn the meeting to solicit additional proxies, if a quorum exists, an abstention has no effect on such proposal, and if a quorum does not exist, an abstention has the same effect as a vote against such proposal.

If your shares are held in an account at a broker, bank or other nominee, you must instruct them on how to vote your shares. Under applicable rules and regulations of the NYSE, brokers, banks or other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters. The proposal to approve the merger agreement is a non-routine matter. Accordingly, your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker, bank or other nominee. If you do not provide voting instructions, your shares will be considered “broker non-votes” because the broker, bank or other nominee will not have discretionary authority to vote your shares. Therefore, your failure to provide voting instructions to the broker, bank, or other nominee will have the same effect as a vote against approval of the merger agreement. For the vote on the proposal to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger agreement, failure to provide voting instructions to the broker, bank or other nominee will have no effect.

Revoking Your Proxy

You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of GEO in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy, by telephone or over the Internet by following the instructions on your proxy card or (4) attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Adjournment or Postponement

Although it is not currently expected, the special meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve the merger agreement. In that event, GEO may ask its shareholders to vote upon the proposal to consider the adjournment of the special meeting to solicit additional proxies, but not the proposal to approve the merger agreement. If GEO shareholders approve this proposal, we could adjourn the meeting and use the time to solicit additional proxies.

Additionally, at any time prior to convening the special meeting, we may seek to postpone the meeting if a quorum is not present at the meeting or as otherwise permitted by the GEO Articles, the GEO Bylaws or as otherwise permitted by applicable law.

Solicitation of Proxies

GEO will bear all expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. GEO will also request banks, brokers and other nominees holding shares of common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means and personal solicitation by the officers or employees of GEO. No additional compensation will be paid to officers or employees for those solicitation efforts.

GEO may retain the services of a professional proxy solicitor and, if so, will pay the fees for the proxy solicitor’s services.

Other Matters

GEO is not aware of any business to be acted on at the special meeting, except as described in this proxy statement/prospectus. If any other matters are properly presented at the special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

BACKGROUND OF THE REIT CONVERSION AND THE MERGER

As part of ongoing strategic reviews of our business, the board of directors of GEO and senior management have been focused on the careful evaluation of our allocation of capital to enhance shareholder value through alternative financing, capital and other strategies. As part of this process, our board and senior management have evaluated investments in new projects which meet or exceed our targeted returns on capital, and we have been focused on balancing these capital investments with a long-term goal to return value to our shareholders. Between 2011 and 2012, we executed two stock buyback programs authorized by our board, which we believe resulted in enhanced value for our shareholders, and in February 2012, we announced the adoption of a dividend policy and the expectation that we would begin paying a quarterly cash dividend for the first time in our company’s history beginning in the fourth quarter of 2012. In May 2012, we announced that we were accelerating the implementation of our dividend policy and we would begin paying a quarterly cash dividend in the third quarter of 2012.

As part of these ongoing efforts to evaluate capital allocation strategies that maximize value for our shareholders, we began an internal evaluation of the feasibility of GEO converting to a REIT. Following this initial internal review, our board met with senior management in May 2012 to discuss the evaluation of a potential REIT conversion. During this meeting, our board decided to engage legal, financial, and accounting experts to conduct a review of the rules related to REIT status and to evaluate the potential impact of a REIT conversion on our shareholders, our company, and our long-term growth objectives.

Shortly after the May 2012 board meeting, we retained the law firms of Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as “Skadden” or “Special Tax Counsel,” and Akerman LLP as legal advisors, Bank of America Merrill Lynch and Barclays Capital as financial advisors, and Deloitte, LLP as accounting advisors to conduct this comprehensive review. Our analysis focused on a potential conversion to a REIT with a TRS structure in which our real estate would be owned directly by the REIT and by qualified REIT subsidiaries, or QRSs, and our facility operations and non-real estate businesses would be conducted by wholly owned taxable REIT subsidiaries, or TRSs.

In early June of 2012, our board met with senior management to review the progress of our REIT conversion analysis. During this meeting, senior management identified the restructuring steps we would need to take to achieve REIT status by January 1, 2013. The restructuring steps identified by senior management included the divestiture by December 31, 2012 of the Residential Treatment Services division of our wholly owned subsidiary, GEO Care (the “GEO Care Divestiture”), required because applicable REIT rules substantially restrict the ability of REITs to directly or indirectly operate or manage health care facilities. The Residential Treatment Services division held six managed-only health care facility contracts and provided correctional mental health services for the Palm Beach County, Florida jail system and correctional health care services in publicly operated prisons in the State of Victoria, Australia.

Additionally, the REIT conversion required a reorganization of our operations into a TRS structure. Through the TRS structure, our facility operations and our non-real estate related businesses, such as our managed-only contracts, international operations, electronic monitoring services, and non-residential facility operations, would be conducted by TRSs, while our real estate, including company-owned and company-leased facilities, would be held directly by the REIT or by QRSs. In connection with the REIT conversion, we also needed to complete a distribution of our historical earnings and profits to our shareholders in the form of a special dividend.

During June 2012, after providing a pre-submission memorandum, our Special Tax Counsel met with the IRS to outline our proposed REIT conversion. In mid-July 2012, our Special Tax Counsel filed, on our behalf, a request for a private letter ruling from the IRS on various REIT qualification issues.

In August 2012, our board met with senior management and our legal, financial, and accounting advisors to review the progress of our request for a private letter ruling as well as our review of the REIT conversion. During this meeting, the board received detailed presentations on the different requirements GEO would have to meet to achieve REIT status by January 1, 2013 as well as the potential benefits and drawbacks of a REIT conversion. The board was also presented with a potential valuation analysis of the company post-REIT conversion. Between August and October 2012, our board continued to receive updates from senior management and our legal, financial, and accounting advisors on the REIT conversion process.

On October 31, 2012, our board met with senior management and our legal, financial, and accounting advisors to receive a detailed update on the REIT conversion process. During this meeting, our board reviewed the steps that would need to be completed by December 31, 2012 in order to achieve REIT status as of January 1, 2013. Among these steps, we would need to complete the GEO Care Divestiture; obtain consents from customers to assign our managed-only contracts to TRSs; provide notice to customers of the subcontracting to TRSs for management services at our owned and leased facilities; assign a portion of our existing senior notes and other debt to TRSs; and finalize our internal organizational restructuring. Additionally, it was determined that completing the distribution of our historical earnings and profits prior to year-end 2012, although not required, would maximize value for our shareholders.

On November 30, 2012, our board set a record date of December 12, 2012 for the payment of a special dividend of $340 million to $360 million in connection with the REIT conversion by December 31, 2012, subject to final approval by the board on or before December 7, 2012. Our board was required to set the record date at that time in order to preserve our ability to pay the Special Dividend prior to year-end 2012 in accordance with applicable NYSE and SEC rules.

On December 5, 2012, our board met with senior management and our legal and financial advisors to review the status of our request for a private letter ruling as well as the progress on the needed restructuring steps to achieve REIT status on January 1, 2013. Following detailed presentations by senior management and our legal, financial, and accounting advisors and after a thorough analysis and careful consideration, our board unanimously authorized for senior management to take all necessary steps, including the payment of the special dividend and the GEO Care Divestiture by December 31, 2012 in order for GEO to operate in compliance with the REIT rules beginning January 1, 2013. On December 6, 2012, GEO’s board declared the special dividend of $5.68 per share of common stock, representing approximately $350 million of accumulated earnings and profits to be paid on December 31, 2012 to shareholders of record as of December 12, 2012.

During the period May 2012 to December 2012, senior management met regularly with our legal, financial and accounting advisors to review the considerations involved in our REIT conversion, including valuation perspectives, balance sheet considerations, our ability to grow both organically and through acquisitions, our continued access to capital markets, requirements to qualify as a REIT (including the REIT asset tests, income tests and distribution requirements and the distribution of pre-REIT accumulated earnings and profits) and structuring considerations.

On December 31, 2012, we completed the payment of the special dividend as well as all the restructuring steps described above and we began operating in compliance with the REIT rules effective January 1, 2013. We also received an opinion from Skadden on December 31, 2012 to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2013. On January 17, 2013, we received a favorable private letter ruling from the IRS regarding various REIT qualification issues. Based on the receipt of the private letter ruling and the Skadden opinion, our board unanimously authorized senior management to elect REIT status effective January 1, 2013.

Although we have been operating as a REIT effective January 1, 2013, we believe that the merger of GEO into GEO REIT is in our best interests and those of our shareholders, as it facilitates compliance with the REIT qualification rules by ensuring GEO REIT can adopt and maintain charter documents that implement standard REIT share ownership and transfer restrictions. In October 2013, our board adopted the merger agreement and, after determining that it is in our best interests and those of our shareholders, recommended that GEO shareholders vote for the approval of the merger agreement.

OUR REASONS FOR THE REIT CONVERSION AND THE MERGER

The GEO board of directors has unanimously determined that the merger and the related transactions are fair to, and in the best interests of, GEO and its shareholders. In reaching this determination, the board of directors consulted with management, as well as Bank of America Merrill Lynch, Barclays Capital and its legal advisors. The factors considered by the board of directors in reaching its determination included, but were not limited to, the following:

•	To increase shareholder value: As a REIT, we believe we increase the stock market value of our common stock and benefit from a lower cost of capital compared to a regular C corporation as a result of increased cash flows and distributions;

•	To return capital to shareholders: We believe our shareholders will benefit from increased regular cash distributions, resulting in a yield-oriented stock;

•	To expand our base of potential shareholders: By becoming a company that makes regular distributions to its shareholders, our shareholder base may expand to include investors attracted by yield, resulting in greater liquidity of our common stock;

•	To comply with REIT qualification rules: The merger will facilitate our compliance with REIT tax rules because GEO REIT will adopt and maintain charter provisions that implement standard REIT share ownership and transfer restrictions;

•	To raise capital at higher stock prices: As a REIT, we believe we will be able to raise capital at higher stock prices than as a C corporation; and

•	To be receptive to our shareholders’ viewpoint: We believe our shareholders were receptive to the REIT conversion effective as of January 1, 2013.

To review the background of the REIT conversion and the merger in greater detail and the related risks associated with the reorganization, please see the sections titled, “Background of the REIT Conversion and Merger” beginning on page 43 and “Risks Factors” beginning on page 17.

The GEO board of directors also considered, among others, the following potentially negative factors:

•	an increased dependence on the capital markets to fund our liquidity requirements under the REIT rules;

•	the limitations imposed on our activities under the REIT structure;

•	the need to comply with the complicated REIT qualification provisions;

•	the requirement to pay dividends in order to comply with the REIT rules; and

•	concerns regarding investor perception and the potential significant changes to our shareholder base.

The GEO board of directors weighed the advantages against the disadvantages and potential risks of the REIT conversion including, but not limited to, that as a REIT we will be unable to retain earnings as we will be required each year to distribute to our shareholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain) and that we will need to comply with highly technical REIT qualification provisions, which may hinder our ability to make certain attractive investments and acquisitions, including investments in the businesses to be conducted by our TRSs. In addition, the GEO board of directors considered the potential risks discussed in “Risk Factors—Risks Related to the REIT Conversion and the Merger.”

The foregoing discussion does not include all of the information and factors considered by the board of directors. The board of directors did not quantify or otherwise assign relative weights to the particular factors considered, but conducted an overall analysis of the information presented to and considered by it in reaching its determination.

TERMS OF THE MERGER

The following is a summary of the material terms of the merger agreement. For a complete description of all of the terms of the merger, you should refer to the copy of the merger agreement that is attached to this proxy statement/prospectus as Annex A and incorporated herein by reference. You should read carefully the merger agreement in its entirety as it is the legal document that governs the merger.

Structure and Completion of the Merger

GEO REIT is currently a wholly owned subsidiary of GEO. The merger agreement provides that GEO will merge with and into GEO REIT, at which time the separate corporate existence of GEO will cease and GEO REIT will be the surviving entity of the merger. Upon the effectiveness of the merger, the outstanding shares of common stock of GEO will be converted into the right to receive the same number of shares of GEO REIT common stock, and GEO REIT will change its name to “The GEO Group, Inc.” and will succeed to and continue to operate the existing business of GEO.

The board of directors of GEO and the board of directors of GEO REIT have adopted the merger agreement, subject to shareholder approval. The merger will become effective at the time the articles of merger are submitted for filing and accepted by the Secretary of State of the State of Florida in accordance with the Florida Business Corporation Act or at such later time as specified in the articles of merger. We anticipate that the merger will be completed during the first half of 2014, following our shareholders’ approval of the merger agreement at the special meeting and the satisfaction or waiver of the other conditions to the merger as described in “—Conditions to Completion of the Merger.” However, the board of directors of GEO reserves the right to cancel or defer the merger even if its shareholders vote to approve the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of GEO and its shareholders.

Exchange of Stock Certificates

Surrender of Certificates. Computershare will act as exchange agent for the merger. As soon as reasonably practicable after the completion of the merger, Computershare will mail to each registered holder of a certificate of GEO common stock a letter of transmittal containing instructions for surrendering such holder’s certificate. Holders who properly submit a letter of transmittal and surrender their certificates to the exchange agent will receive a certificate representing shares of GEO REIT common stock equal to that number of shares reflected in the surrendered certificate. The surrendered certificates will thereafter be cancelled. Upon the effectiveness of the merger, each certificate representing shares of GEO common stock will be deemed for all purposes to evidence a right to receive the same number of shares of GEO REIT common stock until such certificate is exchanged for a certificate representing an equal number of shares of GEO REIT common stock. If you currently hold shares of GEO common stock in uncertificated form, you will receive a notice of the completion of the merger and your shares of GEO REIT common stock received in connection with the merger will continue to exist in uncertificated form.

Lost Certificates. If any GEO certificate is lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of that fact to the exchange agent and, if required by GEO REIT, post a reasonable bond as indemnity against any claim that may be made against GEO REIT with respect to such lost certificate.

Stock Transfer Books. At the completion of the merger, GEO will close its stock transfer books, and no subsequent transfers of common stock will be recorded on such books.

Other Effects of the Merger

We expect the following to occur in connection with the merger:

•	Charter Documents of GEO REIT. The Articles of Incorporation and Bylaws of GEO REIT will be amended in connection with the merger. Copies of the form of the GEO REIT Articles and GEO REIT Bylaws, reflecting those amendments, are set forth in Annex B-1 and Annex B-2, respectively, of this proxy statement/prospectus. See also the section entitled “Description of GEO REIT Capital Stock.”

•	Directors and Officers. The directors and officers of GEO serving as directors and officers of GEO immediately prior to the effective time of the merger will be the directors and officers of GEO REIT immediately after the merger.

•	Stock Incentive Plans and Employee Stock Purchase Plan. GEO REIT will assume The GEO Group, Inc. Stock Option Plan, The GEO Group, Inc. 1994 Stock Option Plan, The GEO Group, Inc. 1999 Stock Option Plan, The GEO Group, Inc. 2006 Stock Incentive Plan, The GEO Group, Inc. 2011 Employee Stock Purchase Plan, and any equity compensation plans which GEO assumed in connection with various merger and acquisition transactions, including but not limited to the Cornell Companies, Inc. Amended and Restated 2006 Incentive Plan, which we refer to collectively as the Plans, and each, a Plan, and all rights of participants to acquire shares of common stock under any Plan will be converted into rights to acquire shares of GEO REIT common stock in accordance with the terms of the Plans.

•	Distributions. GEO’s obligations with respect to any distributions to the shareholders of GEO that have been declared by GEO but not paid prior to the completion of the merger will be assumed by GEO REIT.

•	Listing of GEO REIT common stock. We expect that the GEO REIT common stock will trade on the NYSE under our current symbol “GEO” following the completion of the merger.

Conditions to Completion of the Merger

The board of directors of GEO has the right to cancel or defer the merger even if shareholders of GEO vote to approve the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of GEO and its shareholders. The respective obligations of GEO and GEO REIT to complete the merger require the satisfaction or, where permitted, waiver, of the following conditions:

•	approval of the merger agreement by the requisite vote of the shareholders of GEO and GEO REIT;

•	receipt by GEO from its tax counsel of an opinion to the effect that the merger qualifies as a reorganization within the meaning of section 368(a) of the Code and that each of GEO and GEO REIT is a party to a reorganization within the meaning of section 368(b) of the Code;

•	GEO REIT will have amended and restated its articles of incorporation to read in substantially the form attached hereto as Annex B-1;

•	GEO REIT will have amended its Bylaws to read substantially in the form attached hereto as Annex B-2;

•	approval for listing on the NYSE of GEO REIT common stock, subject to official notice of issuance;

•	the effectiveness of the Registration Statement, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC;

•	the determination by the board of directors of GEO, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of substantially (a) impairing the ability of GEO REIT to qualify as a REIT, (b) increasing the federal tax liabilities of GEO or of GEO REIT resulting from the REIT conversion or (c) reducing the expected benefits to GEO REIT resulting from the REIT conversion; and

•	receipt of all governmental approvals and third-party consents to the merger, except where the failure to obtain such approvals or consents as would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of GEO REIT.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated and the merger abandoned at any time prior to its completion, before or after approval of the merger agreement by the shareholders of GEO, by either:

•	the mutual written consent of the board of directors of GEO and the board of directors of GEO REIT; or

•	the board of directors of GEO in its sole discretion.

We have no current intention of abandoning the merger subsequent to the special meeting if shareholder approval is obtained and the other conditions to the merger are satisfied or waived. However, the board of directors of GEO reserves the right to cancel or defer the merger even if shareholders of GEO vote to approve the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of GEO and its shareholders.

Regulatory Approvals

We are not aware of any federal, state, local or foreign regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the merger pursuant to the merger agreement, other than compliance with applicable federal and state securities laws, the filing of articles of merger as required under the Florida Business Corporation Act and various state governmental authorizations.

Absence of Appraisal Rights

Pursuant to Section 607.1302 of the Florida Business Corporation Act, the shareholders of GEO will not be entitled to appraisal rights as a result of the merger.

Restrictions on Sales of GEO REIT Common Stock Issued Pursuant to the Merger

The shares of GEO REIT common stock to be issued in connection with the merger will, subject to the restrictions on the transfer and ownership of GEO REIT common stock set forth in the GEO REIT Articles, be freely transferable under the Securities Act of 1933, as amended, or the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of GEO REIT for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with, GEO and may include the executive officers, directors and significant shareholders of GEO.

Accounting Treatment of the Merger

For accounting purposes, the merger of GEO with and into GEO REIT will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in GEO REIT is the carryover basis of GEO. Shareholders’ equity of GEO REIT will be that carried over from GEO.

DISTRIBUTION POLICY

We intend to declare regular quarterly distributions to holders of GEO REIT common stock. GEO commenced declaring regular REIT quarterly distributions in the first quarter of 2013. The amount of distributions will be determined, and are subject to adjustment by, the board of directors. To qualify as a REIT, we must annually distribute to our shareholders an amount at least equal to 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain). Generally, we expect to distribute all or substantially all of our REIT taxable income so as to not be subject to the income or excise tax on undistributed REIT taxable income. See the section titled “United States Federal Income Tax Consequences.”

We expect that distributions will be declared quarterly. The amount, timing and frequency of distributions, however, will be at the sole discretion of the board of directors and will be declared based upon various factors, many of which are beyond our control, including:

•	our financial condition and operating cash flows;

•	our retention of cash to pursue acquisitions;

•	our operating and other expenses;

•	debt service requirements;

•	capital expenditure requirements;

•	the amount required to maintain REIT status and reduce any income and excise taxes that we otherwise would be required to pay;

•	limitations on distributions in our existing and future debt instruments;

•	limitations on our ability to fund distributions using cash generated through our TRSs; and

•	other factors that the board of directors may deem relevant.

We anticipate that distributions will generally be paid from cash from operations after debt service requirements and non-discretionary capital expenditures. To the extent that our cash available for distribution is insufficient to allow us to satisfy the REIT distribution requirements, we currently intend to borrow funds to make distributions consistent with this policy. Our ability to fund distributions through borrowings is subject to continued compliance with debt covenants, as well as the availability of borrowing capacity under our lending arrangements. If our operations do not generate sufficient cash flows and we are unable to borrow, we may be required to reduce our anticipated quarterly distributions. Our distribution policy enables us to review the alternative funding sources available to us for distributions from time to time. For information regarding risk factors that could materially adversely affect our actual results of operations, please see the section titled “Risk Factors.”

OUR BUSINESS

Set forth below is a description of the business of GEO. GEO REIT, a wholly owned subsidiary of GEO, was incorporated in Florida on July 11, 2013 to succeed to and continue the business of GEO, which is described below, upon completion of the merger of GEO with and into GEO REIT. Effective at the time of the merger, GEO REIT will be renamed “The GEO Group, Inc.” and will continue to operate GEO’s current business.

As used in this report, the terms “we,” “us,” “our,” “GEO” and the “Company” refer to The GEO Group, Inc., its consolidated subsidiaries and its unconsolidated affiliates, unless otherwise expressly stated or the context otherwise requires.

General

We are a fully-integrated real estate investment trust, or REIT, specializing in the ownership, leasing and management of correctional, detention, and re-entry facilities and the provision of community-based services and youth services in the United States, Australia, South Africa, the United Kingdom and Canada. We own, lease and operate a broad range of correctional and detention facilities including maximum, medium and minimum security prisons, immigration detention centers, minimum security detention centers, as well as community based re-entry facilities. We develop new facilities based on contract awards, using our project development expertise and experience to design, construct and finance what we believe are state-of-the-art facilities that maximize security and efficiency. We provide innovative compliance technologies, industry-leading monitoring services, and evidence based supervision and treatment programs for community-based parolees, probationers and pretrial defendants. We also provide secure transportation services for offender and detainee populations as contracted domestically and in the United Kingdom through our joint venture, GEO Amey PECS Ltd., which we refer to as GEOAmey. As of December 31, 2013, our worldwide operations included the management and/or ownership of approximately 77,000 beds at 98 correctional, detention and community based facilities, including idle facilities and projects under development, and also included the provision of monitoring of more than 70,000 offenders in a community-based environment on behalf of approximately 900 federal, state and local correctional agencies located in all 50 states.

We provide a diversified scope of services on behalf of our government clients:

•	our correctional and detention management services involve the provision of security, administrative, rehabilitation, education, and food services, primarily at adult male correctional and detention facilities;

•	our community-based services involve supervision of adult parolees and probationers and the provision of temporary housing, programming, employment assistance and other services with the intention of the successful reintegration of residents into the community;

•	our youth services include residential, detention and shelter care and community-based services along with rehabilitative and educational programs;

•	we provide comprehensive electronic monitoring and supervision services;

•	we develop new facilities, using our project development experience to design, construct and finance what we believe are state-of-the-art facilities that maximize security and efficiency;

•	we provide secure transportation services for offender and detainee populations as contracted; and

•	our services are provided at facilities which we either own or lease or are owned by our customers.

We began operating as a REIT for federal income tax purposes effective January 1, 2013. As a result of the REIT conversion, we reorganized our operations and moved non-real estate components into taxable REIT subsidiaries (“TRS”). We are a Florida corporation originally organized in 1984.

Business Segments

We conduct our business through four reportable business segments: our U.S. Corrections & Detention segment; our GEO Community Services segment; our International Services segment; and our Facility Construction & Design segment. We have identified these four reportable segments to reflect our current view that we operate four distinct business lines, each of which constitutes a material part of our overall business. Our U.S. Corrections & Detention segment primarily encompasses our United States-based privatized corrections and detention business. Our GEO Community Services segment, which conducts its services in the U.S., consists of our community based services business, our youth services business and our electronic monitoring and supervision service. Our International Services segment primarily consists of our privatized corrections and detention operations in South Africa, Australia, the United Kingdom and Canada. Our Facility Construction & Design segment primarily contracts with various states, local and federal agencies for the design and construction of facilities for which we generally have been, or expect to be, awarded management contracts. Financial information about these segments for fiscal years 2013, 2012 and 2011 is contained in the “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Recent Developments

Amended and Restated Credit Agreement

On April 3, 2013, we entered into the Amended and Restated Credit Agreement with GEO Corrections Holdings, Inc. (with GEO as the sole term loan borrower, and GEO and GEO Corrections Holdings, Inc. as joint and several revolver borrowers), BNP Paribas, as Administrative Agent, and the lenders who are, or may from time to time become, a party thereto (the “Credit Agreement”). The Credit Agreement evidences the Senior Credit Facility consisting of a $300 million Term Loan (the “Term Loan”) initially bearing interest at LIBOR plus 2.50% (with a LIBOR floor of 0.75%), and a $700 million revolving credit facility (the “Revolver”) initially bearing interest at LIBOR plus 2.50% (with no LIBOR floor), in each case subject to adjustment based on a total leverage ratio pricing grid. We also have the ability to increase the Senior Credit Facility by an additional $350 million, subject to lender demand, prevailing market conditions and satisfying the borrowing and other conditions thereunder. The Revolver component is scheduled to mature on April 3, 2018 and the Term Loan component is scheduled to mature on April 3, 2020. The Term Loan and Revolver may be prepaid in whole or in part by us at any time without premium or penalty, subject to certain conditions. The Senior Credit Facility is a refinancing of the Fourth Amended and Restated Credit Agreement (the “Prior Senior Credit Facility”) which consisted of a Term Loan A, Term Loan A-2, Term Loan A-3, Term Loan B (“Prior Term Loans”) and a revolver (“Prior Revolver”).

As of December 31, 2013, we had $298.5 million in aggregate borrowings outstanding, net of discount, under the Term Loan and $340.0 million in borrowings under the Revolver, and approximately $61.0 million in letters of credit which left $299.0 million in additional borrowing capacity under the Revolver.

5.125% Senior Notes

On March 19, 2013, we issued $300.0 million aggregate principal amount of the 5.125% Senior Notes in a private offering under the indenture, dated as of March 19, 2013, among us, certain of our domestic subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as trustee. The 5.125% Senior Notes were offered and sold to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. The 5.125% Senior Notes were issued at a coupon rate and yield to maturity of 5.125%. Interest on the 5.125% Senior Notes is payable semi-annually in cash in arrears on April 1 and October 1 each year. The 5.125% Senior Notes mature on April 1, 2023. The 5.125% Senior Notes are guaranteed on a senior unsecured basis by all of our restricted subsidiaries that guarantee obligations under the Senior Credit Facility, our 6.625% senior notes due 2021 (the “6.625% Senior Notes”), and our 5 7/8% Senior Notes (see discussion of 5 7/8% Senior Notes issuance below).

The 5.125% Senior Notes and the guarantees are our general unsecured senior obligations and rank equally in right of payment with all of our and the guarantors’ existing and future unsecured senior debt, including our 6.625% Senior Notes and the 5 7/8% Senior Notes. The 5.125% Senior Notes and the guarantees are effectively subordinated to any of our and the guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt, including all anticipated borrowings under the Senior Credit Facility. The 5.125% Senior Notes are structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that do not guarantee the 5.125% Senior Notes. A portion of the proceeds received from the 5.125% Senior Notes were used on the date of the financing to repay the outstanding Prior Term Loans under the Prior Senior Credit Facility (see discussion above).

Under the terms of a registration rights agreement dated as of March 19, 2013, among us, the guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the initial purchasers of the 5.125% Senior Notes, we agreed to register under the Securities Act notes having terms identical in all material respects to the 5.125% Senior Notes (the “5.125% Exchange Notes”) and to make an offer to exchange the 5.125% Exchange Notes for the 5.125% Senior Notes. We filed the registration statement on May 30, 2013 which was declared effective on September 12, 2013. We launched the exchange offer on September 13, 2013 and the exchange offer expired on October 11, 2013.

5 7/8% Senior Notes

On October 3, 2013, we issued $250.0 million aggregate principal amount of the 5 7/8% Senior Notes in a private offering under the indenture, dated as of October 3, 2013, among us, certain of our domestic subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as trustee. The 5 7/8% Senior Notes were offered and sold to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in accordance with Regulations S under the Securities Act. The 5 7/8% Senior Notes were issued at a coupon rate and yield to maturity of 5 7/8%. Interest on the 5 7/8% Senior Notes is payable semi-annually in cash in arrears on January 15 and July 15 each year. The 5 7/8% Senior Notes mature on January 15, 2022. The 5 7/8% Senior Notes are guaranteed on a senior unsecured basis by all of our restricted subsidiaries that guarantee obligations under the Senior Credit Facility, our 6.625% Senior Notes, and our 5.125% Senior Notes (see discussion of 5.125% Senior Notes issuance above). The 5 7/8% Senior Notes and the guarantees are our general unsecured senior obligations and rank equally in right of payment with all of our and the guarantors’ existing and future unsecured senior debt, including our 6.625% Senior Notes and the 5.125% Senior Notes. The 5 7/8% Senior Notes and the guarantees are effectively subordinated to any of our and the guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt, including all anticipated borrowings under the Senior Credit Facility. The 5 7/8% Senior Notes are structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that do not guarantee the 5 7/8% Senior Notes. We used the net proceeds from the offering, together with cash on hand, to fund the repurchase, redemption or other discharge of our 7 3/4% senior notes (see discussion below) and to pay related transaction fees and expenses.

Under the terms of a registration rights agreement, dated as of October 3, 2013, among us, the guarantors and Wells Fargo Securities, LLC, as the representative of the initial purchasers of the notes, we agreed to register under the Securities Act notes having terms identical in all material respects to the 5 7/8% Senior Notes (the “5 7/8% Exchange Notes”) and to make an offer to exchange the 5 7/8% Exchange Notes for the 5 7/8% Senior Notes. We filed the registration statement on October 2, 2013 which was declared effective on January 6, 2014. We launched the exchange offer on January 6, 2014 and the exchange offer expired on February 4, 2014.

7 3/4% Senior Notes Tender Offer

On September 19, 2013, we announced the commencement of a cash tender offer and consent solicitation for any and all of our outstanding $250.0 million aggregate principal amount of 7 3/4% senior notes due 2017 (the “7 3/4% Senior Notes”). Holders who validly tendered their 7 3/4% Senior Notes prior to 5:00 p.m. Eastern

Standard time on October 2, 2013 (“Consent Payment Deadline”), received a cash payment of $1,043.45 for each $1,000 principal amount of notes, which included a consent payment of $30.00 per $1,000 principal amount of notes. Holders of the 7 3/4% Senior Notes accepted for purchase received accrued and unpaid interest up to, but not including, the applicable payment date. Valid early tenders received by us represented $209.1 million aggregate principal amount of the 7 3/4% Senior Notes which was 83.6% of the outstanding principal balance. We settled these notes on October 3, 2013. There were no holders who tendered their notes after the Consent Payment Deadline, but before the expiration date of 11:59 p.m., Eastern Standard time on October 17, 2013 (the “Expiration Date”) who would have otherwise been entitled to receive $1,013.45 per $1,000 principal amount of notes. On November 4, 2013, we completed the redemption of the remaining 7 3/4% Senior Notes in connection with the terms of the notice of redemption delivered to the noteholders pursuant to the terms of the indenture governing the 7 3/4% Senior Notes. We financed the purchase of the 7 3/4% Senior Notes under the tender offer and the redemption of the remaining 7 3/4% Senior Notes with the net cash proceeds from our 5 7/8% Senior Notes offering discussed above and cash on hand.

Debt Deafeasance

We consolidated South Texas Local Development Corporation (“STLDC”), a variable interest entity (“VIE”) until September 30, 2013. STLDC was created to finance construction for the development of a 1,904-bed facility in Frio County, Texas. STLDC, the owner of the complex, issued $49.5 million in taxable revenue bonds and had an operating agreement with us, which provided us with the sole and exclusive right to operate and manage the detention center. The operating agreement and bond indenture required the revenue from the contract to be used to fund the periodic debt service requirements as they became due. The net revenues, if any, after various expenses such as trustee fees, property taxes and insurance premiums were distributed to us to cover operating expenses and management fees. We were responsible for the entire operations of the facility including the payment of all operating expenses whether or not there were sufficient revenues. The bonds had a 10-year term and were non-recourse to us. At the end of the 10-year term of the bonds, or if the bonds were redeemed, canceled or defeased, title and ownership of the facility transfers from STLDC to us.

On September 30, 2013, we completed a defeasance of the bonds and the title to the facility was transferred to us. In connection with the defeasance, we incurred a $1.5 million loss on extinguishment of debt which represented the excess of the reacquisition price of the defeasance over the net carrying value of the bonds and other defeasance related fees and expenses. Upon the closing of the transaction, the operating agreement was terminated and STLDC is no longer a VIE and is no longer consolidated with us. The carrying value of the facility as of December 31, 2013 and December 31, 2012 was $25.2 million and $25.8 million, respectively, and is included in Property and Equipment in the accompanying consolidated balance sheets.

Prospectus Supplement

On May 8, 2013, the Company filed with the Securities and Exchange Commission a prospectus supplement related to the offer and sale from time to time of the Company’s common stock at an aggregate offering price of up to $100 million through sales agents. Sales of shares of the Company’s common stock under the prospectus supplement and the equity distribution agreements entered into with the sales agents, if any, may be made in negotiated transactions or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act. There were no sales of shares of the Company’s common stock under the prospectus supplement during the year ended December 31, 2013.

Contract awards and facility activations

The following contract awards and facility activations occurred during fiscal year 2013:

On September 9, 2013, we announced that we have entered into a five year contract inclusive of renewal options, with ICE for the housing of immigration detainees in a new 400-bed transfer center to be located at England Airpark in Alexandria, Louisiana (the “Center”). We

will finance, develop and manage the company-owned Center, which is expected to be completed during the fourth quarter of 2014. Our contract with ICE is expected to generate approximately $8.5 million in annualized revenues.

On September 23, 2013, we announced that we have signed five year contracts with the California Department of Corrections and Rehabilitation for the housing of 1,400 California inmates at the Company-owned 700-bed Central Valley Modified Community Correctional Facility and the Company-owned 700-bed Desert View Modified Community Correctional Facility located in McFarland, California and Adelanto, California, respectively. We began the intake of inmates at both facilities in the fourth quarter of 2013. The facilities are expected to generate approximately $30.7 million in combined annualized revenues at full occupancy. These facilities were previously included in our idle facility inventory.

On October 21, 2013, we announced that we have signed a new contract, effective from November 1, 2013 through June 30, 2018, with the California Department of Corrections and Rehabilitation for the housing of 700 California inmates at the Company-owned Golden State Modified Community Correctional Facility located in McFarland, California. The new agreement, which will replace our existing contract at the facility that was previously effective through June 30, 2016, will expand the facility’s contract capacity by 100-beds and is expected to generate an additional $2.2 million in annual revenues. At full occupancy of 700 beds, the facility is expected to generate approximately $15.3 million in annualized revenues.

On February 3, 2014, we announced that we had assumed management of the 985-bed Moore Haven Correctional Facility, the 985-bed Bay Correctional Facility and the 1,884- bed Graceville Correctional Facility under contracts with the Florida Department of Management Services effective February 1, 2014. The managed-only agreements have contract terms of 3 years with successive 2-year renewal option periods. The facilities are expected to generate approximately $31.6 million in combined annualized revenues at full occupancy.

Also on February 3, 2014, we announced that we have increased the contracted capacity at the Company-owned Rio Grande Detention Center in Laredo, Texas from 1,500 beds to 1,900 beds under a contract with the U.S. Marshals Service. The U.S. Marshals Service is expected to occupy up to 1,228 beds with the remaining 672 beds reserved for ICE. The 1,900-bed center is expected to generate approximately $38 million in total annualized revenue.

Contract terminations

The contract for the housing of Alaskan inmates at the Hudson Correctional Facility located in Hudson, Colorado was terminated during the third quarter of 2013. The termination of this contract did not have a material impact on our financial position, results of operations and/or cash flows.

On November 1, 2013, we terminated the contract for the management of the county-owned 688-bed Maverick County Detention Center located in Maverick, Texas. The termination of this managed-only contract did not have a material impact on our financial position, results of operations and/or cash flows.

We are currently marketing approximately 6,000 vacant beds at six of our idle facilities to potential customers. The annual carrying cost of idle facilities in 2014 is estimated to be $21.9 million, including depreciation expenses of $5.9 million. As of December 31, 2013, these facilities had a net book value of $193.6 million. We currently do not have any firm commitment or agreement in place to activate these facilities. Historically, some facilities have been idle for multiple years before they received a new contract award. Currently, our North Lake Correctional Facility located in Baldwin, Michigan and our Great Plains Correctional Facility located in Hinton, Oklahoma have been idle the longest of our idle facility inventory. Both facilities have been idle since October of 2010. These idle facilities are included in the U.S. Corrections & Detention segment. The per diem rates that we charge our clients often vary by contract across our portfolio. However, if all of these idle facilities were to be activated using our U.S. Corrections & Detention average per diem rate in 2013,

(calculated as the U.S. Corrections & Detention revenue divided by the number of U.S. Corrections & Detention mandays) and based on the average occupancy rate in our U.S. Corrections & Detention facilities for 2013, we would expect to receive incremental revenue of approximately $125 million and an increase in earnings per share of approximately $0.35 to $0.40 per share based on our average U.S. Corrections and Detention operating margin.

Quality of Operations

We operate each facility in accordance with our company-wide policies and procedures and with the standards and guidelines required under the relevant management contract. For many facilities, the standards and guidelines include those established by the American Correctional Association, or ACA. The ACA is an independent organization of corrections professionals, which establishes correctional facility standards and guidelines that are generally acknowledged as a benchmark by governmental agencies responsible for correctional facilities. Many of our contracts in the United States require us to seek and maintain ACA accreditation of the facility. We have sought and received ACA accreditation and re-accreditation for all such facilities. We achieved a median re-accreditation score of 99.7% as of December 31, 2013. Approximately 91.4% of our 2013 U.S. Corrections & Detention revenue was derived from ACA accredited facilities for the year ended December 31, 2013. In January 2012, we also received accreditation at our Blackwater River Correctional Facility and at Hudson Correctional Facility. We have also achieved and maintained accreditation by The Joint Commission (TJC), at three of our correctional facilities and at nine of our youth services locations. We have been successful in achieving and maintaining accreditation under the National Commission on Correctional Health Care, or NCCHC, in a majority of the facilities that we currently operate. The NCCHC accreditation is a voluntary process which we have used to establish comprehensive health care policies and procedures to meet and adhere to the ACA standards. The NCCHC standards, in most cases, exceed ACA Health Care Standards and we have achieved this accreditation at six of our U.S. Corrections & Detention facilities and at two youth services locations. Additionally, BI has achieved a certification for ISO 9001:2008 for the design, production, installation and servicing of products and services produced by the Electronic Monitoring business units, including electronic home arrest and domestic violence intervention monitoring services and products, installation services, and automated caseload management services.

Business Development Overview

We intend to pursue a diversified growth strategy by winning new clients and contracts, expanding our government services portfolio and pursuing selective acquisition opportunities. Our primary potential customers include: governmental agencies responsible for local, state and federal correctional facilities in the United States; governmental agencies responsible for correctional facilities in Australia, South Africa, the United Kingdom and Canada; federal, state and local government agencies in the United States responsible for community-based services for adult and juvenile offenders; federal, state and local government agencies responsible for monitoring community-based parolees, probationers and pretrial defendants; and other foreign governmental agencies. We achieve organic growth through competitive bidding that begins with the issuance by a government agency of a request for proposal, or RFP. We primarily rely on the RFP process for organic growth in our U.S. and international corrections operations as well as in our community based re-entry services and electronic monitoring services business.

For our facility management contracts, our state and local experience has been that a period of approximately sixty to ninety days is generally required from the issuance of a request for proposal to the submission of our response to the request for proposal; that between one and four months elapse between the submission of our response and the agency’s award for a contract; and that between one and four months elapse between the award of a contract and the commencement of facility construction or management of the facility, as applicable.

For our facility management contracts, our federal experience has been that a period of approximately sixty to ninety days is generally required from the issuance of a request for proposal to the submission of our response to the request for proposal; that between twelve and eighteen months elapse between the submission of our response and the agency’s award for a contract; and that between four and eighteen weeks elapse between the award of a contract and the commencement of facility construction or management of the facility, as applicable.

If the state, local or federal facility for which an award has been made must be constructed, our experience is that construction usually takes between nine and twenty-four months to complete, depending on the size and complexity of the project. Therefore, management of a newly constructed facility typically commences between ten and twenty-eight months after the governmental agency’s award.

For the services provided by BI, state, local and federal experience has been that a period of approximately thirty to ninety days is generally required from the issuance of an RFP or Invitation to Bid, or ITB, to the submission of our response; that between one and three months elapse between the submission of our response and the agency’s award for a contract; and that between one and three months elapse between the award of a contract and the commencement of a program or the implementation of a program operations, as applicable.

The term of our local, state and federal contracts range from one to five years and some contracts include provisions for optional renewal years beyond the initial contract term. Contracts can, and are periodically, extended beyond the contract term and optional renewal years through alternative procurement processes including sole source justification processes, cooperative procurement vehicles and agency decisions to add extension time periods.

We believe that our long operating history and reputation have earned us credibility with both existing and prospective customers when bidding on new facility management contracts or when renewing existing contracts. Our success in the RFP process has resulted in a pipeline of new projects with significant revenue potential.

During 2013, we activated five new or expansion projects representing an aggregate of 5,354 additional beds compared to the activation of four new or expansion projects representing an aggregate of 2,082 beds during 2012.

In addition to pursuing organic growth through the RFP process, we will from time to time selectively consider the financing and construction of new facilities or expansions to existing facilities on a speculative basis without having a signed contract with a known customer. We also plan to leverage our experience and scale of service offerings to expand the range of government-outsourced services that we provide. We will continue to pursue selected acquisition opportunities in our core services and other government services areas that meet our criteria for growth and profitability. We have engaged and intend in the future to engage independent consultants to assist us in developing privatization opportunities and in responding to requests for proposals, monitoring the legislative and business climate, and maintaining relationships with existing customers.

Facility Design, Construction and Finance

We offer governmental agencies consultation and management services relating to the design and construction of new correctional and detention facilities and the redesign and renovation of older facilities. Domestically, as of December 31, 2013, we have provided services for the design and construction of approximately 50 facilities and for the redesign, renovation and expansion of approximately 43 facilities. Internationally, as of December 31, 2013, we have provided services for the design and construction of 10 facilities and for the redesign, renovation and expansion of 1 facility.

Contracts to design and construct or to redesign and renovate facilities may be financed in a variety of ways. Governmental agencies may finance the construction of such facilities through any of the following methods:

•	a one time general revenue appropriation by the governmental agency for the cost of the new facility;

•	general obligation bonds that are secured by either a limited or unlimited tax levy by the issuing governmental entity; or

•	revenue bonds or certificates of participation secured by an annual lease payment that is subject to annual or bi-annual legislative appropriations.

We may also act as a source of financing or as a facilitator with respect to the financing of the construction of a facility. In these cases, the construction of such facilities may be financed through various methods including the following:

•	funds from equity offerings of our stock;

•	cash on hand and/or cash flows from our operations;

•	borrowings by us from banks or other institutions (which may or may not be subject to government guarantees in the event of contract termination);

•	funds from debt offerings of our notes; or

•	lease arrangements with third parties.

If the project is financed using direct governmental appropriations, with proceeds of the sale of bonds or other obligations issued prior to the award of the project, then financing is in place when the contract relating to the construction or renovation project is executed. If the project is financed using project-specific tax-exempt bonds or other obligations, the construction contract is generally subject to the sale of such bonds or obligations. Generally, substantial expenditures for construction will not be made on such a project until the tax-exempt bonds or other obligations are sold; and, if such bonds or obligations are not sold, construction and therefore, management of the facility, may either be delayed until alternative financing is procured or the development of the project will be suspended or entirely canceled. If the project is self-financed by us, then financing is generally in place prior to the commencement of construction.

Under our construction and design management contracts, we generally agree to be responsible for overall project development and completion. We typically act as the primary developer on construction contracts for facilities and subcontract with bonded National and/or Regional Design Build Contractors. Where possible, we subcontract with construction companies that we have worked with previously. We make use of an in-house staff of architects and operational experts from various correctional disciplines (e.g. security, medical service, food service, inmate programs and facility maintenance) as part of the team that participates from conceptual design through final construction of the project. This staff coordinates all aspects of the development with subcontractors and provides site-specific services.

When designing a facility, our architects use, with appropriate modifications, prototype designs we have used in developing prior projects. We believe that the use of these designs allows us to reduce the potential of cost overruns and construction delays and to reduce the number of correctional officers required to provide security at a facility, thus controlling costs both to construct and to manage the facility. Our facility designs also maintain security because they increase the area under direct surveillance by correctional officers and make use of additional electronic surveillance.

The following table sets forth the current expansion and development project at its stage of completion:

Facilities Under Construction	Additional Beds	Capacity Following Expansion/ Construction	Estimated Completion Date	Customer	Financing
Alexandria Transfer Center, Louisiana	400	400	Q4 2014	ICE	GEO

Competitive Strengths

Leading Corrections Provider Uniquely Positioned to Offer a Continuum of Care

We are the second largest provider of privatized correctional and detention facilities worldwide, and the largest provider of community-based re-entry services, youth service and electronic monitoring services in the

United States corrections industry. We believe these leading market positions and our diverse and complementary service offerings enable us to meet the growing demand from our clients for comprehensive services throughout the entire corrections lifecycle. Our continuum of care enables us to provide consistency and continuity in case management, which we believe results in a higher quality of care for offenders, reduces recidivism, lowers overall costs for our clients, improves public safety and facilitates successful reintegration of offenders back into society.

Attractive REIT Profile

Key characteristics of our business make us a highly attractive REIT. We believe that, fundamentally we are in a real estate-intensive industry. Since our inception, we have financed and developed dozens of facilities. We have a diversified set of investment-grade customers in the form of government agencies, which are required to pay us on time by law. We have historically experienced customer retention in excess of 90%. Our strong and predictable occupancy rates generate a stable and sustainable stream of revenue. This stream of revenue combined with our low maintenance capital expenditure requirement translates into steady, predictable cash flow. The REIT structure also allows us to pursue growth opportunities due to the capital intensive nature of correctional detention business.

Large Scale Operator with National Presence

We operate the sixth largest correctional system in the United States by number of beds, including the federal government and all 50 states. We currently have operations in 33 states and offer electronic monitoring services in every state. In addition, we have extensive experience in overall facility operations, including staff recruitment, administration, facility maintenance, food service, security, and in the supervision and education of inmates. We believe our size and breadth of service offerings enable us to generate economies of scale which maximize our efficiencies and allow us to pass along cost savings to our clients. Our national presence also positions us to bid on and develop new facilities across the United States.

Long-Term Relationships with Diversified Set of High-Quality Government Customers

We have developed long-term relationships with our federal, state and other governmental customers, which we believe enhance our ability to win new contracts and retain existing business. We have provided correctional and detention management services to the U.S. Federal Government for 27 years, the State of California for 26 years, the State of Texas for approximately 26 years, various Australian state government entities for 22 years and the State of Florida for approximately 20 years. These customers accounted for approximately 62.7% of our consolidated revenues for the fiscal year ended December 31, 2013. For the fiscal year ended December 31, 2012, no one customer accounted for more than 17.3% of total revenues and no state government customer accounted for more than 4.1% of total revenues.

Recurring Revenue with Strong Cash Flow

Our revenue base is derived from our long-term customer relationships, with contract renewal rates and facility occupancy rates both in excess of 90% over the past five years. We have been able to expand our revenue base by continuing to reinvest our strong operating cash flow into expansionary projects and through strategic acquisitions that provide scale and further enhance our service offerings. Our consolidated revenues have grown from $877.0 million in 2007 to $1.5 billion in 2013. We expect our operating cash flow to be well in excess of our anticipated annual maintenance capital expenditure needs, which would provide us significant flexibility for growth in capital expenditures, future dividend payments in connection with operating as a REIT, acquisitions and/or the repayment of indebtedness.

Sizeable International Business

Our international infrastructure, which leverages our operational excellence in the United States, allows us to aggressively target foreign opportunities that our United States-based competitors without overseas operations may have difficulty pursuing. We currently have international operations in Australia, Canada, South Africa and the United Kingdom. Our International Services business generated $208 million of revenues representing approximately 14% of our consolidated revenues for the year ended December 31, 2013. We believe we are well positioned to continue to benefit from foreign governments’ initiatives to outsource correctional services.

Experienced, Proven Senior Management Team

Our Chief Executive Officer and Founder, George C. Zoley, has led our company for 29 years and has established a track record of growth and profitability. Under his leadership, our annual consolidated revenues from continuing operations have grown from $40.0 million in 1991 to $1.5 billion in 2013 . Mr. Zoley is one of the pioneers of the industry, having developed and opened what we believe was one of the first privatized detention facilities in the United States in 1986. Our Chief Financial Officer, Brian R. Evans, has been with our company for over thirteen years and has led our conversion to a REIT as well as the integration of our recent acquisitions and financing activities. Our top seven senior executives have an average tenure with our company of over 11 years.

Business Strategies

Provide High Quality, Comprehensive Services and Cost Savings Throughout the Corrections Lifecycle

Our objective is to provide federal, state and local governmental agencies with a comprehensive offering of high quality, essential services at a lower cost than they themselves could achieve. We believe government agencies facing budgetary constraints will increasingly seek to outsource a greater proportion of their correctional needs to reliable providers that can enhance quality of service at a reduced cost. We believe our expanded and diversified service offerings strategically position us to bundle our high quality services and provide a comprehensive continuum of care for our clients, which we believe will lead to lower cost outcomes for our clients and larger scale business opportunities for us.

Maintain Disciplined Operating Approach

We refrain from pursuing contracts that we do not believe will yield attractive profit margins in relation to the associated operational risks. In addition, although we engage in facility development from time to time without having a corresponding management contract award in place, we endeavor to do so only where we have determined that there is medium-to long-term client demand for a facility in that geographic area. We have also elected not to enter certain international markets with a history of economic and political instability. We believe that our strategy of emphasizing lower risk and higher profit opportunities helps us to consistently deliver strong operational performance, lower our costs and increase our overall profitability.

Pursue International Growth Opportunities

As a global operator of privatized correctional facilities, we are able to capitalize on opportunities to operate existing or new facilities on behalf of foreign governments. We have seen increased business development opportunities including opportunities to cross-sell our expanded service offerings in recent years in the international markets in which we operate and are currently bidding on several new projects. We will continue to actively bid on new international projects in our current markets and in new markets that fit our target profile for profitability and operational risk.

Selectively Pursue Acquisition Opportunities

We intend to continue to supplement our organic growth by selectively identifying, acquiring and integrating businesses that fit our strategic objectives and enhance our geographic platform and service offerings. Since 2005, and including the acquisition of BI, we have successfully completed six acquisitions for total consideration, including debt assumed, in excess of $1.7 billion. Our management team utilizes a disciplined approach to analyze and evaluate acquisition opportunities, which we believe has contributed to our success in completing and integrating our acquisitions.

Facilities and Day Reporting Centers

The following table summarizes certain information with respect to: (i) U.S. and international detention and corrections facilities; (ii) community-based services facilities; and (iii) residential and non-residential youth services facilities. The information in the table includes the facilities that we (or a subsidiary or joint venture of GEO) owned, operated under a management contract, had an agreement to provide services, had an award to manage or was in the process of constructing or expanding as of December 31, 2013:

Facility Name & Location	Capacity(1)	Primary Customer	Facility Type	Security Level	Commencement of Current Contract(2)	Base Period	Renewal Options	Managed/ Leased/ Owned
Corrections & Detention—Western Region:

Adelanto Detention Facility, Adelanto, CA	1,300	ICE-IGA	Federal Detention	Minimum/ Medium	May 2011	5 years	None	Owned

Alhambra City Jail, Los Angeles, CA	67	Los Angeles County	City Jail	All Levels	July 2008	3 years	Two, One-year, Plus 1 Year Extension	Managed

Arizona State-Prison Florence West Florence, AZ	750	AZ DOC	State DUI/ RTC Correctional	Minimum	October 2002	10 years	Two, Five-year	Managed

Arizona State-Prison Phoenix West Phoenix, AZ	500	AZ DOC	State DWI Correctional	Minimum	July 2002	10 years	Two, Five-year	Managed

Aurora/ICE Processing Center, Aurora, CO	1,532	ICE/USMS	Federal Detention	All Levels	September 2011/October 2012	2 years/ 2 years	Two-Year/ Four, Two-year	Owned

Baldwin Park City Jail, Baldwin Park, CA	32	Los Angeles County	City Jail	All Levels	July 2003	3 years	Three, Three-year	Managed

Central Arizona Correctional Facility Florence, AZ	1,280	AZ DOC	State Sex Offender Correctional	Minimum/ Medium	December 2006	10 years	Two, Five- year	Managed

Central Valley MCCF McFarland, CA	700	CDCR	State Correctional Facility	Medium	October 2013	Four Years and Eight Months	None	Owned

Desert View MCCF Adelanto, CA	700	CDCR	State Correctional Facility	Medium	October 2013	Four Years and Eight Months	None	Owned

Downey City Jail Los Angeles, CA	30	Los Angeles County	City Jail	All Levels	June 2003	3 years	Three, Three-year	Managed

Fontana City Jail Los Angeles, CA	39	Los Angeles County	City Jail	All Levels	February 2007	5 months	Five, One-year Plus 2 Year Extension	Managed

Garden Grove City Jail Los Angeles, CA	16	Los Angeles County	City Jail	All Levels	January 2010	30 months	Unlimited	Managed

Golden State MCCF McFarland, CA	700	CDCR	State Correctional	Medium	November 2013	Four Years and Eight Months	None	Owned

Facility Name & Location	Capacity(1)	Primary Customer	Facility Type	Security Level	Commencement of Current Contract(2)	Base Period	Renewal Options	Managed/ Leased/ Owned

Guadalupe County Correctional Facility Santa Rosa, NM(3)	600	NMCD-IGA	Local/State Correctional	Medium	January 1999	Perpetual	Automatic One-year	Owned

Hudson Correctional Facility Hudson, CO	1,250	Idle	—	—	—	—	—	Leased

Lea County Correctional Facility Hobbs, NM(3)	1,200	NMCD-IGA	Local/State Correctional	Medium	September 1998	Perpetual	Automatic One-year	Owned

Leo Chesney Community Correctional Facility Live Oak, CA	318	Idle	—	—	—	—	—	Leased
McFarland Community Correctional Facility McFarland, CA	260	Idle	—	—	—	—	—	Owned

Mesa Verde Community Correctional Facility Bakersfield, CA	400	Idle	—	—	—	—	—	Owned

Montebello City Jail Los Angeles, CA	25	Los Angeles County	City Jail	All Levels	January 1996	2 years	Unlimited, One-year	Managed

Northeast New Mexico Detention Facility Clayton, NM(3)	625	NMDOC/ Clayton County	Local/State Correctional	Medium	August 2008	5 years	Five, One-year	Managed

Northwest Detention Center Tacoma, WA	1,575	ICE	Federal Detention	All Levels	October 2009	1 year	Four, One-year	Owned

Ontario City Jail Los Angeles, CA	40	Los Angeles County	City Jail	Any Level	September 2006	3 years	Unlimited, One-year	Managed

Western Region Detention Facility San Diego, CA	770	USMS	Federal Detention	Maximum	January 2006	5 years	One, Five-year	Leased

Corrections & Detention—Central Region:

Big Spring Correctional Center Big Spring, TX	3,509	BOP	Federal Correctional	Medium	April 2007	4 years	Three, Two-year	Owned

Central Texas Detention Facility San Antonio, TX(3)	688	USMS/ ICE/Bexar County	Local & Federal Detention	Minimum/ Medium	April 2009	10 years	None	Managed

Cleveland Correctional Center Cleveland, TX	520	TDCJ	State Correctional	Minimum	January 2009	2.6 years	Two, Two-year	Managed

Great Plains Correctional Facility Hinton, OK	2,048	Idle	—	—	—	—	—	Owned

Joe Corley Detention Facility Conroe, TX(4)	1,517	USMS/ ICE	Local Correctional	Medium	July 2008/July 2008	Perpetual	Perpetual	Owned

Karnes Correctional Center Karnes City, TX(4)	679	USMS-IGA	Local & Federal Detention	All Levels	February 1998	Perpetual	None	Owned

Facility Name & Location	Capacity(1)	Primary Customer	Facility Type	Security Level	Commencement of Current Contract(2)	Base Period	Renewal Options	Managed/ Leased/ Owned

Karnes Civil Detention Center Karnes City, TX(4)	600	ICE-IGA	Federal Detention	All Levels	December 2010	5 years	None	Owned

Lawton Correctional Facility Lawton, OK	2,526	OK DOC	State Correctional	Medium	October 2013	1 year	Four, Automatic One-year	Owned

Lockhart Work Program Facilities Lockhart, TX	1,000	TDCJ	State Correctional	Minimum/ Medium	January 2009	2.6 years	Two, Two-year	Managed

Reeves County Detention Complex R1/R2 Pecos, TX(3)	2,407	Reeves County/ BOP	Federal Correctional	Low	February 2007	10 years	Unlimited, Ten-year	Managed
Reeves County Detention Complex R3 Pecos, TX(3)	1,356	Reeves County/ BOP	Federal Correctional	Low	January 2007	10 years	Unlimited, Ten-year	Managed

Rio Grande Detention Center Laredo, TX	1,900	USMS	Federal Detention	Medium	October 2008	5 years	Three, Five-year	Owned

South Texas Detention Complex Pearsall, TX	1,904	ICE	Federal Detention	All Levels	December 2011	11 months	Four, One-year	Owned

Val Verde Correctional Facility Del Rio, TX(3)	1,407	USMS-IGA	Local & Federal Detention	All Levels	January 2001	Perpetual	None	Owned

Corrections & Detention—Eastern Region

Allen Correctional Center Kinder, LA	1,538	LA DOC	State Correctional	Medium/ Maximum	July 2010	10 years	None	Managed

Blackwater River Correctional Facility Milton, FL	2,000	FL DMS	State Correctional	Medium/ close	October 2013	3 years	Two, two-year	Managed

Broward Transition Center Deerfield Beach, FL	700	ICE	Federal Detention	Minimum	April 2009	11 months	Four, One-year, Unlimited 6-month	Owned

D. Ray James Correctional Facility Folkston, GA	2,507	BOP	Federal Detention	All Levels	October 2010	4 years	Three, Two-year	Owned

D. Ray James Detention Facility Folkston, GA	340	USMS/IGA	Federal Detention	All Levels	January 2007	Perpetual	None	Owned

Plainfield Indiana STOP Program Plainfield, IN	1,066	INDOC	State Correctional	Minimum	March 2011	4 years	Unspecified	Managed

LaSalle Detention Facility Jena, LA(3)	1,160	ICE-IGA	Federal Detention	Minimum/ Medium	July 2007	5 years	Forty/ One-year	Owned

Lawrenceville Correctional Center Lawrenceville, VA	1,536	VA DOC	State Correctional	Medium	March 2003	5 years	Ten, One-year	Managed

Moshannon Valley Correctional Center Philipsburg, PA	1,820	BOP	Federal Correctional	Medium	April 2006	36 months	Seven, One-year	Owned

Facility Name & Location	Capacity(1)	Primary Customer	Facility Type	Security Level	Commencement of Current Contract(2)	Base Period	Renewal Options	Managed/ Leased/ Owned

New Castle Correctional Facility New Castle, IN	3,094	INDOC	State Correctional	All Levels	January 2006	4 years	Three Two-year, then through 2020 with two additional 5 year extensions	Managed

North Lake Correctional Facility Baldwin, MI	1,740	Idle	—	—	—	—	—	Owned

Queens Private Detention Facility Jamaica, NY	222	USMS	Federal Detention	Minimum/ Medium	January 2008	2 years	Four, Two-year	Owned

Riverbend Correctional Facility Milledgeville, GA	1,500	GA DOC	State Correctional	Medium	July 2010	Partial 1 year	Forty, One-year	Owned
Rivers Correctional Institution Winton, NC	1,450	BOP	Federal Correctional	Low	April 2011	4 years	Three, Two-year	Owned

Robert A. Deyton Detention Facility Lovejoy, GA	768	USMS	Federal Detention	Medium	February 2008	5 years	Three, Five year	Leased

South Bay Correctional Facility South Bay, FL	1,898	FL DMS	State Correctional	Medium/ Close	July 2009	3 years	Unlimited, Two-year	Managed

Corrections & Detention—Australia:

Arthur Gorrie Correctional Centre Queensland, Australia	890	QLD DCS	State Remand Prison	High/ Maximum	January 2008	5 years	One, Five-year	Managed

Fulham Correctional Centre & Nalu Challenge Community Victoria, Australia	785	VIC DOJ	State Prison	Minimum/ Medium	October 1995	22 years	None	Managed

Junee Correctional Centre New South Wales, Australia	790	NSW	State Prison	Minimum/ Medium	April 2009	5 years	Two, Five-year	Managed

Parklea Correctional Centre Sydney, Australia	823	NSW	State Remand Prison	All Levels	October 2009	5 years	One, Two-year	Managed

Corrections & Detention—United Kingdom

Dungavel House Immigration Removal Centre, South Lanarkshire, UK	249	UKBA	Detention Centre	Minimum	September 2011	5 years	None	Managed

Harmondsworth Immigration Removal Centre London, UK	620	UKBA	Detention Centre	Minimum	June 2011	3 years	None	Managed

Corrections & Detention—South Africa:
Kutama-Sinthumule Correctional Centre Limpopo Province, Republic of South Africa	3,024	RSA DCS	National Prison	Maximum	February 2002	25 years	None	Managed

Facility Name & Location	Capacity(1)	Primary Customer	Facility Type	Security Level	Commencement of Current Contract(2)	Base Period	Renewal Options	Managed/ Leased/ Owned

Corrections & Detention—Canada:

New Brunswick Youth Centre Mirimachi, Canada(4)	N/A	PNB	Provincial Juvenile Facility	All Levels	October 1997	25 years	One, Ten-year	Managed

Corrections & Detention—Leased:

Delaney Hall Newark, NJ	1,200	Community Education Centers	Community Corrections	Community	None	—	—	Owned

GEO Community Services—Community Based Services:

Beaumont Transitional Treatment Center Beaumont, TX	180	TDCJ	Community Corrections	Community	September 2003	2 years	Five, Two-year and One, six-month	Owned
Bronx Community Re-entry Center Bronx, NY	110	BOP	Community Corrections	Community	April 2013	2 months and 21 days	Four, Two-year	Leased

Cordova Center Anchorage, AK	262	ABOP/AK	Community Corrections	Community	January 2013	2 years/ 4 months	Four, One-year, One five-month	Owned

El Monte Center El Monte, CA	70	BOP	Community Corrections	Community	July 2013	1 year	Four, One-year	Leased

Grossman Center Leavenworth, KS	150	BOP	Community Corrections	Community	November 2012	2 years	Three, One-year	Leased

Las Vegas Community Correctional Center Las Vegas, NV	124	BOP	Community Corrections	Community	October 2010	2 years	Three, One-year	Owned

Leidel Comprehensive Sanction Center Houston, TX	190	BOP	Community Corrections	Community	January 2011	2 years	Three, One-year	Owned

Marvin Gardens Center Los Angeles, CA	60	BOP	Community Corrections	Community	March 2012	2 years	Three, One-year	Leased

McCabe Center Austin, TX	113	Multiple Counties	Community Corrections	Community	September 2012	1 year	Three, One-year	Owned

Mid Valley House Edinburg, TX	100	BOP	Community Corrections	Community	December 2008	2 years	Three, One-year and One six-month	Leased

Midtown Center Anchorage, AK	32	AK DOC	Community Corrections	Community	March 2013	4 months	Four, One-year, One five-month	Owned

Northstar Center Fairbanks, AK	143	AK DOC	Community Corrections	Community	February 2011	5 months	Four, One-year, One five-month	Leased

Facility Name & Location	Capacity(1)	Primary Customer	Facility Type	Security Level	Commencement of Current Contract(2)	Base Period	Renewal Options	Managed/ Leased/ Owned

Oakland Center Oakland, CA	69	BOP	Community Corrections	Community	November 2008	3 years	Seven, One-year	Owned

Parkview Center Anchorage, AK	112	AK DOC	Community Corrections	Community	March 2013	4 months	Four, One-year, One five-month	Owned

Reality House Brownsville, TX	500	TDCJ	Community Corrections	Community	September 2003	2 years	Five, Two-year	Own

Salt Lake City Center Salt Lake City, UT	115	BOP	Community Corrections	Community	June 2011	2 years	Three, One-year	Leased

Seaside Center Nome, AK	50	AK DOC	Community Corrections	Community	December 2007	7 months	Four, One-year and One, five-month	Leased
Taylor Street Center San Francisco, CA	210	BOP/ CDCR	Community Corrections	Community	April 2006/ January 2012	2 years, 8 months/ 3 years	Seven, One-year	Owned

Tundra Center Bethel, AK	85	AK DOC	Community Corrections	Community	February 2012	5 months	Four, One-year and One, five-month	Owned

GEO Community Services—Youth Services:

Residential Facilities

Abraxas Academy Morgantown, PA	214	Various	Youth Residential	Secure	June 2005	N/A	N/A	Owned

Abraxas I Marienville, PA	250	Various	Youth Residential	Staff Secure	May 2005	N/A	N/A	Owned

Abraxas Ohio Shelby, OH	100	Various	Youth Residential	Staff Secure	June 2005	N/A	N/A	Owned

Abraxas Youth Center South Mountain, PA	72	PA Dept of Public Welfare	Youth Residential	Secure/ Staff Secure	June 2005	N/A	N/A	Leased

Contact Interventions Wauconda, IL	32	Idle	—	—	—	—	—	Owned

DuPage Interventions Hinsdale, IL	36	IL DASA, Medicaid, Private	Youth Residential	Staff Secure	June 2005	N/A	N/A	Owned

Erie Residential Programs Erie, PA	53	Idle	—	—	—	—	—	Owned

Hector Garza Center San Antonio, TX	133	TYC	Youth Residential	Staff Secure	June 2005	N/A	N/A	Owned

Leadership Development Program South Mountain, PA	128	Various	Youth Residential	Staff Secure	1994	N/A	N/A	Leased

Facility Name & Location	Capacity(1)	Primary Customer	Facility Type	Security Level	Commencement of Current Contract(2)	Base Period	Renewal Options	Managed/ Leased/ Owned

Southern Peaks Regional Treatment Center Canon City, CO	136	Various	Youth Residential	Staff Secure	June 2005	N/A	N/A	Owned

Southwood Interventions Chicago, IL	128	IL DASA, City of Chicago, Medicaid	Youth Residential	Staff Secure	June 2005	N/A	N/A	Owned

Woodridge Interventions Woodridge, IL	90	IL DASA, Medicaid	Youth Residential	Staff Secure	June 2005	N/A	N/A	Owned

GEO Community Services—Youth Services:

Non-residential Facilities:

Abraxas Counseling Center Columbus, OH	120	Various	Youth Non-residential	Open	2008	N/A	N/A	Leased

Cincinnati Counseling Center, Cincinnati, OH	55	City of Cincinnati	Youth Non-residential	Open	2012	N/A	N/A	Leased

Harrisburg Community -Based Programs Harrisburg, PA	145	Dauphin or Cumberland Counties	Youth Non-residential	Open	1995	N/A	N/A	Leased

Lehigh Valley Community -Based Programs Lehigh Valley, PA	30	Lehigh and Northampton Counties	Youth Non-residential	Open	1987	N/A	N/A	Leased

Philadelphia Community -Based Programs Philadelphia, PA	71	Philadelphia DHS, C&Y Division	Youth Non-residential	Open	1987	N/A	N/A	Leased

WorkBridge Pittsburgh, PA	725	Allegheny County	Youth Non-residential	Open	1987	N/A	N/A	Leased

The following table summarizes certain information with respect to our re-entry Day Reporting Centers, which we refer to as DRCs. The information in the table includes the DRCs that we (or a subsidiary or joint venture of GEO) operated under a management contract or had an agreement to provide services as of December 31 2013:

DRC Location	Number of reporting centers	Type of Customers	Commencement of current contract(s)	Base period	Renewal options	Managed/ Leased
Colorado(5)	15	State, County	Various, 2004 – 2012	Various, 1 year to 18 months	One to Four, One year	Leased

DRC Location	Number of reporting centers	Type of Customers	Commencement of current contract(s)	Base period	Renewal options	Managed/ Leased

California	17	State, County	Various, 2007 – 2012	Various, 1 to 5 years	Varies	Leased

North Carolina	6	State	2012	2 years	One, Two year	Leased

New Jersey	4	State, County	2008	3 years	Two, One year	Leased

Pennsylvania	4	County	Various, 2006 – 2010	Various, 1 to 3 years	Indefinite, One year	Leased

Illinois	1	State, County	2003	5 years	One, Five year	Leased or Managed

Kansas	2	County	2011	4 years	Four, One year	Leased

Louisiana	1	State	2010	1 year	Two, One year	Leased

Kentucky	1	County	2010	2 years	Three, One year	Leased

Georgia	1	County	2012	1 year	One, One year	Leased

New York	1	County	2010	6 months	Four, One year	Leased

Customer Legend:

Abbreviation	Customer
AZ DOC	Arizona Department of Corrections

AK DOC	Alaska Department of Corrections

BOP	Federal Bureau of Prisons

CDCR	California Department of Corrections & Rehabilitation

CO DOC	Colorado Department of Corrections

FL DMS	Florida Department of Management Services

GDOC	Georgia Department of Corrections

ICE	U.S. Immigration & Customs Enforcement

IDOC	Indiana Department of Correction

IGA	Intergovernmental Agreement

IL DASA	Illinois Department of Alcoholism and Substance Abuse

LA DOC	Louisiana Department of Corrections

LEDD	LaSalle Economic Development District

NMCD	New Mexico Corrections Department

NSW	Commissioner of Corrective Services for New South Wales

OK DOC	Oklahoma Department of Corrections

Abbreviation	Customer

OFDT	Office of Federal Detention Trustee

PNB	Province of New Brunswick

QLD DCS	Department of Corrective Services of the State of Queensland

RSA DCS	Republic of South Africa Department of Correctional Services

TDCJ	Texas Department of Criminal Justice

TDFPS	Texas Department of Family and Protective Services

TYC	Texas Youth Commission

UKBA	United Kingdom Border Agency

USMS	United States Marshals Service

USPO	United States Probation Office

VA DOC	Virginia Department of Corrections

VIC DOJ	Department of Justice of the State of Victoria

YCCYS	York County Human Services Division, Children and Youth Services

(1)	Capacity as used in the table refers to operational capacity consisting of total beds for all facilities except for the seven Non-residential service centers under Youth Services for which we have provided service capacity which represents the number of juveniles that can be serviced daily.
(2)	For Youth Services Non-Residential Service Centers, the contract commencement date represents either the program start date or the date that the facility operations were acquired by Cornell. The service agreements under these arrangements, with the exception of Schaffner Youth Center, provide for services on an as-contracted basis and there are no guaranteed minimum populations or management contracts with specified renewal dates. These arrangements are more perpetual in nature.
(3)	GEO provides services at these facilities through various Inter-Governmental Agreements, or IGAs, through the various counties and other jurisdictions.
(4)	The contract for this facility only requires GEO to provide maintenance services.
(5)	The Colorado Day Reporting Centers provide many of the same services as the full service Day Reporting Centers, but rather than providing these services through comprehensive treatment plans dictated by the governing authority, these services are provided on a fee for service basis. Such services may be connected to government agency contracts and would be reimbursed by those agencies. Other services are offered directly to offenders allowing them to meet court-ordered requirements and paid by the offender as the service is provided.

Government Contracts—Terminations, Renewals and Competitive Re-bids

Generally, we may lose our facility management contracts due to one of three reasons: the termination by a government customer with or without cause at any time; the failure by a customer to renew a contract with us upon the expiration of the then current term; or our failure to win the right to continue to operate under a contract that has been competitively re-bid in a procurement process upon its termination or expiration. Our facility management contracts typically allow a contracting governmental agency to terminate a contract with or without cause at any time by giving us written notice ranging from 30 to 180 days. If government agencies were to use these provisions to terminate, or renegotiate the terms of their agreements with us, our financial condition and results of operations could be materially adversely affected. See “Risk Factors—“We are subject to the loss of our facility management contracts, due to terminations, non-renewals or competitive re-bids, which could adversely affect our results of operations and liquidity, including our ability to secure new facility management contracts from other government customers.”

Aside from our customers’ unilateral right to terminate our facility management contracts with them at any time for any reason, there are two points during the typical lifecycle of a contract which may result in the loss by us of a facility management contract with our customers. We refer to these points as contract “renewals” and contract “re-bids.” Many of our facility management contracts with our government customers have an initial fixed term and subsequent renewal rights for one or more additional periods at the unilateral option of the customer. Because most of our contracts for youth services do not guarantee placement or revenue, we have not considered these contracts to ever be in the renewal or re-bid stage since they are more perpetual in nature. As such, the contracts for youth services are not considered as renewals or re-bids nor are they included in the table below. We count each government customer’s right to renew a particular facility management contract for an additional period as a separate “renewal.” For example, a five-year initial fixed term contract with customer options to renew for five separate additional one-year periods would, if fully exercised, be counted as five separate renewals, with one renewal coming in each of the five years following the initial term. As of December 31, 2013, 46 of our facility management contracts representing approximately 26,700 beds are scheduled to expire on or before December 31, 2014, unless renewed by the customer at its sole option in certain cases, or unless renewed by mutual agreement in other cases. These contracts represented 39.4% of our consolidated revenues for the fiscal year ended December 31, 2013. We undertake substantial efforts to renew our facility management contracts. Our average historical facility management contract renewal rate approximates 90%. However, given their unilateral nature, we cannot assure you that our customers will in fact exercise their renewal options under existing contracts. In addition, in connection with contract renewals, either we or the contracting government agency have typically requested changes or adjustments to contractual terms. As a result, contract renewals may be made on terms that are more or less favorable to us than those in existence prior to the renewals.

We define competitive re-bids as contracts currently under our management which we believe, based on our experience with the customer and the facility involved, will be re-bid to us and other potential service providers in a competitive procurement process upon the expiration or termination of our contract, assuming all renewal options are exercised. Our determination of which contracts we believe will be competitively re-bid may in some cases be subjective and judgmental, based largely on our knowledge of the dynamics involving a particular contract, the customer and the facility involved. Competitive re-bids may result from the expiration of the term of a contract, including the initial fixed term plus any renewal periods, or the early termination of a contract by a customer. Competitive re-bids are often required by applicable federal or state procurement laws periodically in order to further competitive pricing and other terms for the government customer. Potential bidders in competitive re-bid situations include us, other private operators and other government entities. While we are pleased with our historical win rate on competitive re-bids and are committed to continuing to bid competitively on appropriate future competitive re-bid opportunities, we cannot in fact assure you that we will prevail in future re-bid situations. Also, we cannot assure you that any competitive re-bids we win will be on terms more favorable to us than those in existence with respect to the expiring contract.

As of December 31, 2013, nine of our facility management contracts representing 10.5% and $160.5 million of our fiscal year 2013 consolidated revenues are subject to competitive re-bid in 2014. The following table sets forth the number of facility management contracts that we currently believe will be subject to competitive re-bid in each of the next five years and thereafter, and the total number of beds relating to those potential competitive re-bid situations during each period:

Year	Re-bid	Total Number of Beds up for Re-bid
2014	9	6,426
2015	21	5,569
2016	14	7,864
2017	13	11,120
2018	7	6,677
Thereafter	21	20,277

Total	85	57,933

In addition to the facility management contracts subject to competitive re-bid in the table above, certain of our other management contracts are also subject to competitive re-bid including our contract to provide services to ICE under the Intensive Supervision Appearance Program (“ISAP”) which is subject to competitive re-bid in 2014. We generated revenues under this contract during the fiscal year ended December 31, 2013 of $41.9 million (or 2.8%) of our consolidated revenues.

Competition

We compete primarily on the basis of the quality and range of services we offer; our experience domestically and internationally in the design, construction, and management of privatized correctional and detention facilities; our reputation; and our pricing. We compete directly with the public sector, where governmental agencies responsible for the operation of correctional, detention, youth services, community based services and re-entry facilities are often seeking to retain projects that might otherwise be privatized. In the private sector, our U.S. Corrections & Detention and International Services business segments compete with a number of companies, including, but not limited to: Corrections Corporation of America; Management and Training Corporation; Louisiana Corrections Services, Inc.; Emerald Companies; Community Education Centers; LaSalle Southwest Corrections; Group 4 Securicor; Sodexo Justice Services (formerly Kaylx); and Serco. Our GEO Community Service business segment competes with a number of different small-to-medium sized companies, reflecting the highly fragmented nature of the youth services and community based services industry. BI’s electronic monitoring business segment competes with a number of companies, including, but not limited to: G4 Justice Services, LLC; Elmo-Tech, a 3M Company; and Pro-Tech, a 3M Company. Some of our competitors are larger and have more resources than we do. We also compete in some markets with small local companies that may have a better knowledge of the local conditions and may be better able to gain political and public acceptance.

Employees and Employee Training

At December 31, 2013, we had 16,292 full-time employees. Of our full-time employees, 462 were employed at our headquarters and regional offices and 15,830 were employed at facilities and international offices. We employ personnel in positions of management, administrative and clerical, security, educational services, human services, health services and general maintenance at our various locations. Approximately 2,580 and 1,694 employees are covered by collective bargaining agreements in the United States and at international offices, respectively. We believe that our relations with our employees are satisfactory.

Under the laws applicable to most of our operations, and internal company policies, our correctional officers are required to complete a minimum amount of training. We generally require at least 40 hours of pre-service training before an employee is allowed to assume their duties plus an additional 120 hours of training during their first year of employment in our domestic facilities, consistent with ACA standards and/or applicable state laws. In addition to the usual 160 hours of training in the first year, most states require 40 or 80 hours of on-the-job training. Florida law requires that correctional officers receive 520 hours of training. We believe that our training programs meet or exceed all applicable requirements.

Our training program for domestic facilities typically begins with approximately 40 hours of instruction regarding our policies, operational procedures and management philosophy. Training continues with an additional 120 hours of instruction covering legal issues, rights of inmates, techniques of communication and supervision, interpersonal skills and job training relating to the particular position to be held. Each of our employees who has contact with inmates receives a minimum of 40 hours of additional training each year, and each manager receives at least 24 hours of training each year.

At least 160 hours of training are required for our employees in Australia and South Africa before such employees are allowed to work in positions that will bring them into contact with inmates. Our employees in Australia and South Africa receive a minimum of 40 hours of refresher training each year. In the United

Kingdom, our corrections employees also receive a minimum of 240 hours prior to coming in contact with inmates and receive additional training of approximately 25 hours annually.

With respect to BI and the ISAP services contract, new employees are required to complete training requirements as outlined in the contract within 14 days of hire and prior to being assigned autonomous ISAP related duties. These employees receive 25 hours of refresher training annually thereafter. Program managers for our ISAP contract must receive 24 hours of additional initial training. BI’s monitoring services maintains its own comprehensive certification and training program for all monitoring service specialists. We require all new personnel hired for a position in monitoring operations to complete a seven-week training program. Successful completion of our training program training and a final certification is required of all of our personnel performing monitoring operations. We require that certification is achieved prior to being permitted to work independently in the call center.

Business Regulations and Legal Considerations

Many governmental agencies are required to enter into a competitive bidding procedure before awarding contracts for products or services. The laws of certain jurisdictions may also require us to award subcontracts on a competitive basis or to subcontract or partner with businesses owned by women or members of minority groups.

Certain states, such as Florida, deem correctional officers to be peace officers and require our personnel to be licensed and subject to background investigation. State law also typically requires correctional officers to meet certain training standards.

The failure to comply with any applicable laws, rules or regulations or the loss of any required license could have a material adverse effect on our business, financial condition and results of operations. Furthermore, our current and future operations may be subject to additional regulations as a result of, among other factors, new statutes and regulations and changes in the manner in which existing statutes and regulations are or may be interpreted or applied. Any such additional regulations could have a material adverse effect on our business, financial condition and results of operations.

Insurance

The nature of our business exposes us to various types of third-party legal claims, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, product liability claims, intellectual property infringement claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, contractual claims and claims for personal injury or other damages resulting from contact with our facilities, programs, electronic monitoring products, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. In addition, our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. We maintain insurance coverage for these general types of claims, except for claims relating to employment matters, for which we carry no insurance. There can be no assurance that our insurance coverage will be adequate to cover all claims to which we may be exposed. It is our general practice to bring merged or acquired companies into our corporate master policies in order to take advantage of certain economies of scale.

We currently maintain a general liability policy and excess liability policies with total limits of $67.0 million per occurrence and in the aggregate covering the operations of U.S. Corrections & Detention, GEO Community Services’ community based services, GEO Community Services’ youth services and BI. We have a claims-made liability insurance program with a specific loss limit of $35.0 million per occurrence and in the aggregate related to medical professional liability claims arising out of correctional healthcare services. We are is uninsured for any claims in excess of these limits. We also maintain insurance to cover property and other casualty risks including, workers’ compensation, environmental liability and automobile liability.

For most casualty insurance policies, we carry substantial deductibles or self-insured retentions of $3.0 million per occurrence for general liability and medical professional liability, $2.0 million per occurrence for workers’ compensation and $1.0 million per occurrence for automobile liability. In addition, certain of our facilities located in Florida and other high-risk hurricane areas carry substantial windstorm deductibles. Since hurricanes are considered unpredictable future events, no reserves have been established to pre-fund for potential windstorm damage. Limited commercial availability of certain types of insurance relating to windstorm exposure in coastal areas and earthquake exposure mainly in California and the Pacific Northwest may prevent us from insuring some of our facilities to full replacement value.

With respect to our operations in South Africa, the United Kingdom and Australia, we utilize a combination of locally-procured insurance and global policies to meet contractual insurance requirements and to protect us. In addition to these policies, our Australian subsidiary carries tail insurance on a general liability policy related to a discontinued contract.

Of the reserves discussed above, our most significant insurance reserves relate to workers’ compensation, general liability and auto claims. These reserves are undiscounted and were $47.6 million and $45.1 million as of December 31, 2013 and 2012, respectively, and are included in accrued expenses in the accompanying balance sheets. We use statistical and actuarial methods to estimate amounts for claims that have been reported but not paid and claims incurred but not reported. In applying these methods and assessing their results, we consider such factors as historical frequency and severity of claims at each of our facilities, claim development, payment patterns and changes in the nature of our business, among other factors. Such factors are analyzed for each of our business segments. Our estimates may be impacted by such factors as increases in the market price for medical services and unpredictability of the size of jury awards. We also may experience variability between our estimates and the actual settlement due to limitations inherent in the estimation process, including our ability to estimate costs of processing and settling claims in a timely manner as well as our ability to accurately estimate our exposure at the onset of a claim. Because we have high deductible insurance policies, the amount of our insurance expense is dependent on our ability to control our claims experience. If actual losses related to insurance claims significantly differ from our estimates, our financial condition, results of operations and cash flows could be materially adversely impacted.

International Operations

Our international operations for fiscal years 2013, 2012, and 2011 consisted of the operations of our wholly- owned Australian subsidiaries, our wholly owned subsidiary in the United Kingdom, and South African Custodial Management Pty. Limited, our consolidated joint venture in South Africa, which we refer to as SACM. In Australia, our wholly-owned subsidiary, GEO Australia, currently manages four facilities. We operate one facility in South Africa through SACM. During fourth quarter 2004, we opened an office in the United Kingdom to pursue new business opportunities throughout Europe. Since June 29, 2009, GEO UK has managed the 620-bed Harmondsworth Immigration Removal Centre in London, England. In September 2011, we activated the 217-bed Dungavel House Immigration Removal Centre located near Glasgow, Scotland. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more discussion related to the results of our international operations.

Business Concentration

Except for the major customers noted in the following table, no other single customer made up greater than 10% of our consolidated revenues, excluding discontinued operations, for these years.

Customer	2013	2012	2011
Various agencies of the U.S. Federal Government:	45%	47%	40%

Credit risk related to accounts receivable is reflective of the related revenues.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our anticipated policies with respect to distributions, investments, financing, lending and certain other activities of GEO REIT. Upon completion of the REIT conversion, these policies will be determined and periodically thereafter amended by the board of directors of GEO REIT without notice to, or a vote of, the shareholders of GEO REIT, except that changes in certain policies with respect to conflicts of interest must be consistent with legal and contractual requirements.

Distribution Policy

We commenced declaring regular quarterly distributions as a REIT beginning the first quarter of 2013. For a discussion of our distribution policy, see the section titled “Distribution Policy.”

Investment Policy

Effective as of January 1, 2013, we own and lease correctional, detention and re-entry facilities directly and indirectly through one or more QRSs, and we hold our facility operations, managed-only contracts, electronic monitoring services, non-residential and community based facilities and international operations through one or more TRSs. Our investment objective is to seek to expand our revenue base and strong cash flow by maintaining and strengthening our long-term customer relationships, contract renewal rates and facility occupancy rates. To achieve this, we expect to continue to deploy our capital through our annual capital expenditure program and acquisitions to enhance our scale and service offerings, subject to available funds and market conditions.

•	Annual capital expenditure program. We will continue to reinvest in our existing assets and expand our portfolio of correctional, detention and re-entry facilities through our annual capital expenditure program. This includes capital expenditures associated with maintenance, expansion of capacity of our existing correctional, detention and re-entry facilities and new construction of correctional, detention and re-entry facilities.

•	Acquisitions. We will seek to pursue acquisitions of correctional, detention and re-entry facilities or complementary services. This includes acquisitions in our existing or new markets where we can meet our return on investment criteria. When evaluating international investments, our return on investment criteria reflects the additional risks inherent to the particular geographic area.

There are currently no limitations on (a) the percentage of our assets that may be invested in any one property, venture or type of security, (b) the number of properties in which we may invest, or (c) the concentration of investments in a single geographic region. The board of directors may establish limitations, and other policies, as it deems appropriate from time to time.

Financing Policy

Our financing policies will largely depend on the nature and timeline of our investment opportunities and the prevailing economic and market conditions. If the board of directors determines that additional funding is desirable, we may raise funds through the following means:

•	debt financings, including but not limited to, accessing the U.S. debt capital markets and drawing from the Amended and Restated Senior Credit Facility;

•	equity offerings of securities, including through our at-the-market equity offering program through which we may from time to time sell shares of our common stock for an aggregate purchase price of up to $100 million; and

•	any combination of the above methods.

We intend to retain the maximum possible cash flow to fund our investments, subject to provisions in the Code requiring distribution of REIT taxable income to maintain our REIT status, and to minimize our income and excise tax liabilities. Further, as of December 31, 2013, we had approximately $52.1 million of cash and cash equivalents. As of December 31, 2013, we had approximately, $299.0 million of availability under the Revolver. We intend to utilize our cash on hand and availability under the Senior Credit Facility to fund future discretionary investments.

We do not have a formal policy limiting the amount of indebtedness that we may incur, although we are subject to certain restrictions in our indentures and the Senior Credit Facility with regard to permitted indebtedness.

The board of directors may also authorize the obtaining of additional capital through the issuance of equity securities. Pursuant to the GEO REIT Articles, we will have authority to issue up to 125,000,000 shares of GEO REIT common stock and 30,000,000 shares of undesignated preferred stock.

In the future, we may seek to extend, expand, reduce or renew the Senior Credit Facility, obtain a new credit facility or credit facilities, lines of credit, or issue new unsecured or secured debt that may contain limitations on indebtedness.

We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including overall prudence, the purchase price of assets to be acquired with debt financing, the estimated market value of our assets upon refinancing, our ability to generate cash flow to cover our expected debt service and restrictions under our existing debt arrangements. For additional information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Lending Policy

We expect we will continue to make loans to our operating subsidiaries to the extent to which they require additional financing to fund growth through their discretionary capital programs and acquisitions.

Reports to Shareholders

We make available to our shareholders our annual reports, including our audited financial statements. We are subject to the information reporting provisions of the Exchange Act, which require us to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Other Activities

At all times, we intend to operate and to invest so as to comply with the REIT rules in the Code unless, due to changing circumstances or changes to the Code or the Treasury regulations thereunder, the board of directors determines that it is no longer in the best interests of GEO REIT and its shareholders to qualify as a REIT.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholder

The GEO Group REIT, Inc.

We have audited the accompanying balance sheet of The GEO Group REIT, Inc. (a Florida corporation) (the “Company”) as of December 31, 2013. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of The GEO Group REIT, Inc. as of December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Miami, FL

March 21, 2014

THE GEO GROUP REIT, INC.

BALANCE SHEET

AS OF DECEMBER 31, 2013

Assets:
Cash	$1,000

Total assets	$1,000

Liabilities and stockholder’s equity:
Liabilities	$—
Stockholder’s equity:
Preferred stock, $.01 par value, 30,000,000 shares authorized, none issued or outstanding	—
Common stock, $.01 par value per share, 125,000,000 authorized, 100,000 shares issued and outstanding	1,000

Total stockholder’s equity	1,000

Total liabilities and stockholder’s equity	$1,000

THE GEO GROUP REIT, INC.

NOTE TO THE BALANCE SHEET

1. Organization

The GEO Group REIT, Inc. (“The GEO Group REIT”, the “Company”) was incorporated on July 11, 2013, under the laws of the State of Florida and was authorized to issue 125,000,000 shares of common stock, par value $.01 per share and 30,000,000 shares of preferred stock, $.01 par value per share. The GEO Group REIT, a wholly owned subsidiary of The GEO Group, Inc., was created to effect the merger described below. The GEO Group, Inc. paid $1,000 to capitalize the Company. This was the only transaction for the period ended December 31, 2013.

Prior to the merger, The GEO Group REIT will conduct no business other than incident to the merger. In the merger, The GEO Group, Inc. will merge with and into The GEO Group REIT. Upon effectiveness of the merger, shares of The GEO Group, Inc. will be cancelled and the outstanding shares of common and preferred stock will be converted into the right to receive the same number of shares of The GEO Group REIT common and preferred stock. The GEO Group REIT will, by virtue of the merger, directly or indirectly own all of the assets and business formerly owned by The GEO Group, Inc.

Also effective at the time of the merger, The GEO Group REIT will change its name to “The GEO Group, Inc.” and its certificate of incorporation will be amended and restated. The restated certificate is substantially the same as The GEO Group, Inc., except for a change in its authorized capital stock and the addition of restrictions on ownership and transfer of common and preferred stock to facilitate compliance with the rules applicable to REITs. The members of the board of directors and executive management of The GEO Group, Inc. immediately prior to the merger will hold the same positions with The GEO Group REIT immediately after the merger.

SELECTED HISTORICAL FINANCIAL INFORMATION AND OTHER DATA

The following table sets forth the selected historical financial and other data of us and our consolidated subsidiaries at the dates and for the periods indicated. The selected consolidated balance sheet data as of December 31, 2013 and December 31, 2012 and the selected consolidated statements of comprehensive income data and other financial data for each of the years in the three-year period ended December 31, 2013 have been derived from our audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. The selected balance sheet data as of January 1, 2012, January 2, 2011 and January 3, 2010 and the selected consolidated statements of comprehensive income data and other financial data for each of January 2, 2011 and January 3, 2010 have been derived from our audited consolidated financial statements, which are not included in or incorporated by reference into this proxy statement/prospectus. The selected consolidated statements of comprehensive income and other financial data for each of the years in the five-year period ended December 31, 2013 reflect the reclassification of certain amounts as discontinued operations. In connection with our conversion to a REIT, we determined to change our fiscal year end from the close of business on the Sunday closest to December 31 of each year to December 31 of each year. This change was effective for the 2012 fiscal year and as a result the 2012 fiscal year ended on December 31, 2012 instead of December 30, 2012. In the opinion of management, the presentation of such results includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods.

The information presented below should be read in conjunction with the historical consolidated financial statements of GEO, including the related notes, and GEO’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in or incorporated by reference into this proxy statement/prospectus. All amounts are presented in thousands except operational data.

	Fiscal Year Ended
	January 3, 2010	January 2, 2011	January 1, 2012	December 31, 2012	December 31, 2013
Consolidated Statements of Comprehensive Income:
Revenues	$976,504	$1,084,592	$1,407,172	$1,479,062	$1,522,074
Operating costs and expenses
Operating expenses	753,515	811,767	1,036,010	1,089,232	1,124,865
Depreciation and amortization	37,022	44,365	81,548	91,685	94,664
General and administrative expenses	62,619	101,558	110,015	113,792	117,061

Total operating costs and expenses	$852,899	$957,690	$1,227,573	$1,294,709	$1,336,590

Operating income	123,348	126,902	179,599	184,353	185,484
Interest income	5,031	6,242	7,032	6,716	3,324
Interest expense(1)	(28,518)	(40,694)	(75,378)	(82,189)	(83,004)
Loss on extinguishment of debt	(6,839)	(7,933)	—	(8,462)	(20,657)

Income before income taxes, equity in earnings of affiliates, and discontinued operations	$93,022	$84,517	$111,253	$100,418	$85,147
Provision (benefit) for income taxes	37,649	34,364	43,172	(40,562)	(26,050)
Equity in earnings of affiliates, net of income tax	3,517	4,218	1,563	3,578	6,265

Income from continuing operations	58,890	54,371	69,644	144,558	117,462
Income (loss) from discontinued operations, net of income tax	7,064	8,419	7,819	(10,660)	(2,265)

Net income	65,954	62,790	77,463	133,898	$115,197
Less: (Income) loss attributable to noncontrolling interests	(169)	678	1,162	852	(62)

Net income attributable to The GEO Group, Inc.	$65,785	$63,468	$78,625	$134,750	$115,135

	Fiscal Year Ended
	January 3, 2010	January 2, 2011	January 1, 2012	December 31, 2012	December 31, 2013
Other comprehensive income (loss), net of tax:
Net income	$66,123	$62,790	$77,463	$133,898	$115,197
Total other comprehensive income (loss), net of tax	12,174	4,645	(8,253)	624	(7,199)

Total comprehensive income	78,297	67,435	69,210	134,522	107,998
Comprehensive (income) loss attributable to noncontrolling interests	428	608	1,274	968	38

Comprehensive income attributable to The GEO Group, Inc.	$78,725	$68,043	$70,484	$135,490	$108,036

Weighted Average Common Shares Outstanding:
Basic	50,879	55,379	63,425	60,934	71,116
Diluted	51,922	55,989	63,740	61,265	71,605
Income per Common Share Attributable to The GEO Group, Inc.
Basic:
Income from continuing operations	$1.15	$0.99	$1.12	$2.39	$1.65
Income (loss) from discontinued operations	0.14	0.15	0.12	(0.17)	(0.03)

Net income per share—basic	$1.30	$1.15	$1.24	$2.21	$1.62

Diluted:
Income from continuing operations	$1.13	$0.98	$1.11	$2.37	$1.64
Income (loss) from discontinued operations	0.14	0.15	0.12	(0.17)	(0.03)

Net income per share—basic	$1.27	$1.13	$1.23	$2.20	$1.61

Cash and Stock Dividends Per Common Share:
Quarterly Cash Dividends	—	—	—	0.40	$2.05
Special Dividend—Cash and Stock	—	—	—	5.68	—
Business Segment Data:
Revenues:
U.S. Corrections & Detention	$740,451	$805,857	$925,695	$974,780	$1,011,818
GEO Community Services(2)	11,569	76,913	280,080	291,891	302,094
International Services	126,449	178,567	201,397	212,391	208,162
Facility Construction & Design	98,035	23,255	—	—	—

Total revenues	$976,504	$1,084,592	$1,407,172	$1,479,062	$1,522,074

Operating income
U.S. Corrections & Detention	$173,068	$198,837	$215,406	$222,976	$217,918
GEO Community Services(2)	5,522	15,877	61,270	65,401	71,279
International Services	6,996	11,364	12,938	9,768	13,348
Facility Construction & Design	381	2,382	—	—	—
Unallocated G&A expenses	(62,619)	(101,558)	(110,015)	(113,792)	(117,061)

Total operating income	$123,348	$126,902	$179,599	$184,353	$185,484

Balance Sheet Data (at period end):
Cash and cash equivalents	$28,592	$38,088	$43,378	$31,755	$52,125
Restricted cash and investments	33,651	89,977	99,459	48,410	29,867
Accounts receivable, net	175,796	247,630	265,250	246,635	250,530
Property and equipment, net	979,867	1,493,389	1,688,356	1,687,159	1,727,798
Total assets	1,447,818	2,412,373	3,049,923	2,839,194	2,889,364
Total debt	584,694	1,044,942	1,594,317	1,488,173	1,584,776
Total shareholders’ equity	665,098	1,039,490	1,038,521	1,047,304	1,023,976

	Fiscal Year Ended
	January 3, 2010	January 2, 2011	January 1, 2012	December 31, 2012	December 31, 2013
Other Operational Data (at period end):
Facilities in operation(3)	50	98	90	87	86
Operations capacity of contracts(3)	49,388	70,552	65,787	65,949	66,130
Compensated mandays(4)	15,888,828	17,203,880	19,884,802	20,530,885	20,867,016

(1)	Interest expense excludes the following capitalized interest amounts for the periods presented:

Fiscal Year Ended
January 3, 2010	January 2, 2011	January 1, 2012	December 31, 2012	December 31, 2013
$4,942	$4,144	$3,060	$1,244	—

(2)	Our GEO Care reporting segment previously consisted of four aggregated operating segments including Residential Treatment Services, Community Based Services, Youth Services and B.I. Incorporated. The GEO Care reporting segment was renamed concurrent with the divestiture of the Company’s Residential Treatment Services operating segment to GEO Community Services. All current and prior year financial position and results of operations amounts presented for this reporting segment are referred to as GEO Community Services. The operating results of the Residential Treatment Services operating segment and the loss on disposal have been classified in discontinued operations.
(3)	Excludes idle facilities and assets held for sale.
(4)	Compensated mandays are calculated as follows: (a) for per diem rate facilities—the number of beds occupied by residents on a daily basis during the fiscal year; and (b) for fixed rate facilities—the capacity of the facility multiplied by the number of days the facility was in operation during the fiscal year.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Set forth below is a discussion and analysis of the financial condition and results of operations of GEO. After the merger, GEO REIT will succeed to and continue the business of GEO. Due to the impact of taxes and anticipated distributions following the REIT conversion, our historical results of operations of GEO may not be fully comparable to the results of operations following the REIT conversion.

Introduction

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of numerous factors including, but not limited to, those described above under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” The discussion should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference in this joint proxy statement/prospectus. For purposes of this discussion and analysis, we refer to 2013 as the year ended December 31, 2013, 2012 as the year ended December 31, 2012 and 2011 as the year ended January 1, 2012.

We are a real estate investment trust specializing in the ownership, leasing and management of correctional, detention and re-entry facilities and the provision of community-based services and youth services in the United States, Australia, South Africa, the United Kingdom and Canada. We own, lease and operate a broad range of correctional and detention facilities including maximum, medium and minimum security prisons, immigration detention centers, minimum security detention centers, and community based re-entry facilities. We offer counseling, education and/or treatment to inmates with alcohol and drug abuse problems at most of the domestic facilities we manage. We are also a provider of innovative compliance technologies, industry-leading monitoring services, and evidence-based supervision and treatment programs for community-based parolees, probationers and pretrial defendants. Additionally, we have an exclusive contract with the U.S. Immigration and Customs Enforcement, which we refer to as ICE, to provide supervision and reporting services designed to improve the participation of non-detained aliens in the immigration court system. We develop new facilities based on contract awards, using our project development expertise and experience to design, construct and finance what we believe are state-of-the-art facilities that maximize security and efficiency. We also provide secure transportation services for offender and detainee populations as contracted domestically and in the United Kingdom through our joint venture, GEO Amey PECS Ltd., which we refer to as GEOAmey.

As of December 31, 2013, our worldwide operations included the management and/or ownership of approximately 77,000 beds at 98 correctional, detention and re-entry facilities, including idle facilities and projects under development, and also included the provision of monitoring services, tracking more than 70,000 offenders in a community-based environment on behalf of approximately 900 federal, state and local correctional agencies located in all 50 states.

For each of the years ended December 31, 2013 and December 31, 2012, we had consolidated revenues of $1.5 billion and we maintained an average company wide facility occupancy rate of 94.8% including 66,130 active beds and excluding 6,016 idle beds for the year ended December 31, 2013, and 95.7% including 66,730 active beds and excluding 6,056 idle beds for the year ended December 31, 2012.

We began operating as a REIT for federal income tax purposes effective January 1, 2013. As a result of the REIT conversion, we reorganized our operations and moved non-real estate components into TRSs. Through the TRS structure, the portion of our businesses, which are non-real estate related, such as our managed-only contracts, international operations, electronic monitoring services, and other non-residential and community based facilities, are part of wholly owned taxable subsidiaries of the REIT. Most of our business segments, which are real estate related and involve company-owned and company-leased facilities, are part of the REIT. The TRS structure allows us to maintain the strategic alignment of almost all of our diversified business segments under one entity. The TRS assets and operations will continue to be subject to federal and state corporate income taxes and to foreign taxes as applicable in the jurisdictions in which those assets and operations are located.

As a REIT, we are required to distribute annually at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain) and we began paying regular distributions in 2013. We paid quarterly cash dividends as a REIT of $0.50 per share of common stock on March 1, 2013 to shareholders of record as of the close of business on February 15, 2013, $0.50 per share of common stock on June 3, 2013 to shareholders of record as of the close of business on May 20, 2013, $0.50 per share of common stock on August 29, 2013 to shareholders of record as of the close of business on August 19, 2013 and $0.55 per share of common stock on November 26, 2013 to shareholders of record as of the close of business on November 14, 2013.

Divestiture of Residential Treatment Services

Applicable REIT rules substantially restrict the ability of REITs to operate health care facilities. As a result, in order to achieve and preserve our REIT status, on December 31, 2012, we completed the divestiture of all of our residential treatment health care facility assets and related management contracts (“Residential Treatment Services” or “RTS”). The operating results of RTS have been retroactively reclassified to discontinued operations for all periods presented in our Form 10-K for the year ended December 31, 2013.

Fiscal Year

In connection with our conversion to a REIT, on December 31, 2012, we changed our fiscal year to a calendar year and changed our fiscal quarters to coincide with each calendar quarter.

Critical Accounting Policies

We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve the more significant judgments and estimates used in the preparation of our consolidated financial statements. We have discussed the development, selection and application of our critical accounting policies with the audit committee of our Board, and our audit committee has reviewed our disclosure relating to our critical accounting policies in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We routinely evaluate our estimates based on historical experience and on various other assumptions that our management believes are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. If actual results significantly differ from our estimates, our financial condition and results of operations could be materially impacted.

Other significant accounting policies, primarily those with lower levels of uncertainty than those discussed below, are also critical to understanding our consolidated financial statements. The notes to our consolidated financial statements to our Form 10-K for the year ended December 31, 2013 contain additional information related to our accounting policies and should be read in conjunction with this discussion.

Revenue Recognition

Facility management revenues are recognized as services are provided under facility management contracts with approved government appropriations based on a net rate per day per inmate or on a fixed monthly rate, as applicable. A limited number of our contracts have provisions upon which a small portion of the revenue for the contract is based on the performance of certain targets. Revenue based on the performance of certain targets is less than 1% of our consolidated annual revenues. These performance targets are based on specific criteria to be met over specific periods of time. Such criteria includes our ability to achieve certain contractual benchmarks relative to the quality of service we provide, non-occurrence of certain disruptive events, effectiveness of our quality control programs and our responsiveness to customer requirements and concerns. For the limited number of contracts where revenue is based on the performance of certain targets, revenue is either (i) recorded pro rata when revenue is fixed and determinable or (ii) recorded when the specified time period lapses. In many instances, we are a party to more than one contract with a single entity. In these instances, each contract is accounted for separately. We have not recorded any revenue that is at risk due to future performance contingencies.

Construction revenues are recognized from our contracts with certain customers to perform construction and design services (“project development services”) for various facilities. In these instances, we act as the primary developer and subcontract with bonded National and/or Regional Design Build Contractors. These construction revenues are recognized as earned on a percentage of completion basis measured by the percentage of costs incurred to date as compared to the estimated total cost for each contract. Provisions for estimated losses on uncompleted contracts and changes to cost estimates are made in the period in which we determine that such losses and changes are probable. Typically, we enter into fixed price contracts and do not perform additional work unless approved change orders are in place. Costs attributable to unapproved change orders are expensed in the period in which the costs are incurred if we believe that it is not probable that the costs will be recovered through a change in the contract price. If we believe that it is probable that the costs will be recovered through a change in the contract price, costs related to unapproved change orders are expensed in the period in which they are incurred, and contract revenue is recognized to the extent of the costs incurred. Revenue in excess of the costs attributable to unapproved change orders is not recognized until the change order is approved. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. For the year ended December 31, 2013 and the fiscal years ended December 31, 2012 and January 1, 2012, there have been no changes in job performance, job conditions and estimated profitability that would require a revision to the estimated costs and income related to project development services. As the primary contractor, we are exposed to the various risks associated with construction, including the risk of cost overruns. Accordingly, we record our construction revenue on a gross basis and include the related cost of construction activities in Operating Expenses.

When evaluating multiple element arrangements for certain contracts where we provide project development services to our clients in addition to standard management services, we follow revenue recognition guidance for multiple element arrangements. This revenue recognition guidance related to multiple deliverables in an arrangement provides guidance on determining if separate contracts should be evaluated as a single arrangement and if an arrangement involves a single unit of accounting or separate units of accounting and if the arrangement is determined to have separate units, how to allocate amounts received in the arrangement for revenue recognition purposes. In instances where we provide these project development services and subsequent management services, generally, the arrangement results in no delivered elements at the onset of the agreement. The elements are delivered over the contract period as the project development and management services are performed. Project development services are not provided separately to a customer without a management contract. One of our wholly-owned subsidiaries, BI, periodically sells its monitoring equipment and other services together in multiple-element arrangements. In such cases, we allocate revenue on the basis of the relative selling price of the delivered and undelivered elements. The selling price for each of the elements is estimated based on the price we charge when the elements are sold on a stand alone basis.

Reserves for Insurance Losses

The nature of our business exposes us to various types of third-party legal claims, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, product liability claims, intellectual property infringement claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, contractual claims and claims for personal injury or other damages resulting from contact with our facilities, programs, electronic monitoring products, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. In addition, our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. We maintain insurance coverage for these general types of claims, except for claims relating to employment matters, for which we carry no insurance. There can be no assurance that our insurance coverage will be adequate to cover all claims to which we may be exposed. It is our general practice to bring merged or acquired companies into our corporate master policies in order to take advantage of certain economies of scale.

We currently maintain a general liability policy and excess liability policies with total limits of $67.0 million per occurrence and in the aggregate covering the operations of U.S. Corrections & Detention, GEO Community Services’ community based services, GEO Community Services’ youth services and BI. We have a claims-made liability insurance program with a specific loss limit of $35.0 million per occurrence and in the aggregate related to medical professional liability claims arising out of correctional healthcare services. We are uninsured for any claims in excess of these limits. We also maintain insurance to cover property and other casualty risks including, workers’ compensation, environmental liability and automobile liability.

For most casualty insurance policies, we carry substantial deductibles or self-insured retentions of $3.0 million per occurrence for general liability and medical professional liability, $2.0 million per occurrence for workers’ compensation and $1.0 million per occurrence for automobile liability. In addition, certain of our facilities located in Florida and other high-risk hurricane areas carry substantial windstorm deductibles. Since hurricanes are considered unpredictable future events, no reserves have been established to pre-fund for potential windstorm damage. Limited commercial availability of certain types of insurance relating to windstorm exposure in coastal areas and earthquake exposure mainly in California and the Pacific Northwest may prevent the Company from insuring some of its facilities to full replacement value.

With respect to operations in South Africa, the United Kingdom and Australia, we utilize a combination of locally-procured insurance and global policies to meet contractual insurance requirements and protect us. In addition to these policies, our Australian subsidiary carries tail insurance on a general liability policy related to a discontinued contract.

Of the reserves discussed above, our most significant insurance reserves relate to workers’ compensation, general liability and auto claims. These reserves are undiscounted and were $47.6 million and $45.1 million as of December 31, 2013 and 2012, respectively, and are included in accrued expenses in the accompanying balance sheets. We use statistical and actuarial methods to estimate amounts for claims that have been reported but not paid and claims incurred but not reported. In applying these methods and assessing their results, we consider such factors as historical frequency and severity of claims at each of our facilities, claim development, payment patterns and changes in the nature of our business, among other factors. Such factors are analyzed for each of our business segments. Our estimates may be impacted by such factors as increases in the market price for medical services and unpredictability of the size of jury awards. We also may experience variability between our estimates and the actual settlement due to limitations inherent in the estimation process, including our ability to estimate costs of processing and settling claims in a timely manner as well as our ability to accurately estimate our exposure at the onset of a claim. Because we have high deductible insurance policies, the amount of our insurance expense is dependent on our ability to control our claims experience. If actual losses related to insurance claims significantly differ from our estimates, our financial condition, results of operations and cash flows could be materially adversely impacted.

Income Taxes

The consolidated financial statements reflect provisions for federal, state, local and foreign income taxes. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, as well as operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities as a result of a change in tax rates is recognized as income in the period that includes the enactment date. At December 31, 2012, we have reversed certain deferred tax assets and liabilities related to our REIT activities (Refer to Note 17- Income Taxes in Part II, Item 8 of our Form 10-K for the fiscal year ended December 31, 2013). Effective January 1, 2013, as a REIT that plans to distribute 100% of its taxable income to shareholders, we do not expect to pay federal income taxes at the REIT level (including our qualified REIT subsidiaries), but instead a dividends paid deduction will generally offset our taxable income. Since we do not expect to pay taxes on our REIT taxable income we do not expect to be able to recognize such net deferred tax assets and liabilities.

Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Significant judgments are required to determine the consolidated provision for income taxes. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. Realization of the our deferred tax assets is dependent upon many factors such as tax regulations applicable to the jurisdictions in which we operate, estimates of future taxable income and the character of such taxable income.

Additionally, we must use significant judgment in addressing uncertainties in the application of complex tax laws and regulations. If actual circumstances differ from the our assumptions, adjustments to the carrying value of deferred tax assets or liabilities may be required, which may result in an adverse impact on the results of our operations and our effective tax rate. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria. We have not made any significant changes to the way we accounts for its deferred tax assets and liabilities in any year presented in the consolidated financial statements, with the exception of the reversal of certain deferred tax assets and liabilities related to our REIT conversion. Based on our estimate of future earnings and our favorable earnings history, we currently expect full realization of the deferred tax assets net of any recorded valuation allowances. Furthermore, tax positions taken by us may not be fully sustained upon examination by the taxing authorities. In determining the adequacy of our provision (benefit) for income taxes, potential settlement outcomes resulting from income tax examinations are regularly assessed. As such, the final outcome of tax examinations, including the total amount payable or the timing of any such payments upon resolution of these issues, cannot be estimated with certainty. To the extent that the provision for income taxes increases/decreases by 1% of income before income taxes, equity in earnings of affiliate, discontinued operations and consolidated income from continuing operations would have decreased/increased by $1.0 million, $1.1 million and $0.9 million, respectively, for the fiscal years ended December 31, 2012, January 1, 2012 and January 2, 2011.

In September 2013, the U.S. Internal Revenue Service (IRS) issued new regulations for capitalizing and deducting costs incurred to acquire, produce, or improve tangible property. These new regulations are effective for taxable years beginning on or after January 1, 2014; however, they are considered enacted as of the date of issuance, September 15, 2013. As a result of the new regulations, we are required to review our existing income tax accounting methods related to tangible property, and determine which, if any, income tax accounting method changes are required; whether we will early adopt any of the new provisions through income tax accounting method changes for the 2012 or 2013 tax years; whether we will file any income tax accounting method changes with our 2014 federal income tax return; and the potential financial statement impact. Because additional implementation guidance from the IRS is anticipated, we are in the process of reviewing our existing income tax accounting methods related to tangible property; however, we believe that certain of our historical income tax accounting policies may differ from what is prescribed in the new regulations. While some of our assets are held by our TRSs, the vast majority are held by the REIT. Based on our initial assessment, the new regulations will not have a material effect on our consolidated financial statements.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Buildings and improvements are depreciated over 2 to 50 years. Equipment and furniture and fixtures are depreciated over 3 to 10 years. Accelerated methods of depreciation are generally used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. We perform ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. If the assessment indicates that assets will be used for a longer or shorter period than previously anticipated, the useful lives of the assets are revised, resulting in a change in estimate. We have not made any changes in estimates during the year ended December 31, 2013 or the years ended December 31, 2012 and January 1, 2012. Maintenance and repairs are expensed as incurred. Interest is capitalized in connection with the construction of correctional and detention facilities. Cost for self-constructed correctional and detention facilities includes direct materials and labor, capitalized interest and certain other indirect costs associated with construction of the facility, such as property taxes, other indirect labor and related benefits and payroll taxes. The Company begins the capitalization of costs during the pre-construction phase, which is the period during which costs are incurred to evaluate the site, and continues until the facility is substantially complete and ready for occupancy. Labor costs capitalized for the years ended December 31, 2013, December 31, 2012 and January 1, 2012 were not significant. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life.

Assets Held for Sale

As of December 31, 2013, we had no facilities classified as held for sale in the consolidated balance sheet. We classify a long-lived asset (disposal group) as held for sale in the period in which all of the following criteria are met (i) management, having the authority to approve the action, commits to a plan to sell the asset (disposal group), (ii) the asset (disposal group) is available for immediate sale in its present condition subject only to the terms that are usual and customary for sales of such assets (disposal groups), (iii) an active program to locate a buyer and other actions required to complete the plan to sell the asset (disposal group) have been initiated, (iv) the sale of the asset (disposal group) is probable, and transfer of the asset (disposal group) is expected to qualify for recognition as a completed sale, within one year, except as permitted, (v) the asset (disposal group) is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (vi) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. We record assets held for sale at the lower of cost or estimated fair value and estimate fair value by using third party appraisers or other valuation techniques. We do not record depreciation for assets held for sale. Any gain or loss on the sale of operating assets is included in the operating income of the reportable segment to which it relates.

Asset Impairments

We had property and equipment of $1.7 billion as of December 31, 2013 and December 31, 2012 including approximately 6,000 vacant beds at six idle facilities with a carrying value of $193.6 million which were being marketed to potential customers as of December 31, 2013, excluding equipment and other assets that can be easily transferred for use at other facilities.

We review long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Events that would trigger an impairment assessment include deterioration of profits for a business segment that has long-lived assets, or when other changes occur that might impair recovery of long-lived assets such as the termination of a management contract or a significant decrease in inmate population. If impairment indicators are present, we perform a recoverability test to determine whether or not an impairment loss should be measured.

We test idle facilities for impairment upon notification that the facilities will no longer be utilized by the customer. If a long-lived asset is part of a group that includes other assets, the unit of accounting for the long-lived asset is its group. Generally, we group assets by facility for the purpose of considering whether any impairment exists. The estimates of recoverability are based on projected undiscounted cash flows associated with actual marketing efforts where available or, in other instances, projected undiscounted cash flows that are comparable to historical cash flows from management contracts at similar facilities and sensitivity analyses that consider reductions to such cash flows. Our sensitivity analyses include adjustments to projected cash flows compared to the historical cash flows due to current business conditions which impact per diem rates as well as labor and other operating costs, changes related to facility mission due to changes in prospective clients, and changes in projected capacity and occupancy rates. We also factor in prolonged periods of vacancies as well as the time and costs required to ramp up facility population once a contract is obtained. We perform the impairment analyses on an annual basis for each of the idle facilities and update each quarter for market developments for the potential utilization of each of the facilities in order to identify events that may cause us to reconsider the most recent assumptions. Such events could include negotiations with a prospective customer for the utilization of an idle facility at terms significantly less favorable than used in our most recent impairment analysis, or changes in legislation surrounding a particular facility that could impact our ability to house certain types of inmates at such facility. Further, a substantial increase in the number of available beds at other facilities that we own, or in the marketplace, could lead to deterioration in market conditions and projected cash flows. Although they are not frequently received, an unsolicited offer to purchase any of our idle facilities, at amounts that are less than their carrying value could also cause us to reconsider the assumptions used in the most recent impairment analysis. We have identified marketing prospects to utilize each of the remaining currently idled facilities and do not see any catalysts that would result in a current impairment. However, we can provide no assurance that we will be able to secure management contracts to utilize our idle facilities, or that we will not incur impairment charges in the future. In all cases, the projected undiscounted cash flows in our analysis as of December 31, 2013 substantially exceeded the carrying amounts of each facility.

Our evaluations also take into consideration historical experience in securing new management contracts to utilize facilities that had been previously idled for periods comparable to or in excess of the periods our currently idle facilities have been idle. Such previously idle facilities are currently being operated under contracts that generate cash flows resulting in the recoverability of the net book value of the previously idled facilities by substantial amounts. Due to a variety of factors, the lead time to negotiate contracts with federal and state agencies to utilize idle bed capacity is generally lengthy which has historically resulted in periods of idleness similar to the ones we are currently experiencing. As a result of our analyses, we determined each of these assets to have recoverable values substantially in excess of the corresponding carrying values.

By their nature, these estimates contain uncertainties with respect to the extent and timing of the respective cash flows due to potential delays or material changes to forecasted terms and conditions in contracts with prospective customers that could impact the estimate of projected cash flows. Notwithstanding the effects the current economy has had on our customers’ demand for prison beds in the short term which has led to our decision to idle certain facilities, we believe the long-term trends favor an increase in the utilization of our idle correctional facilities. This belief is also based on our experience in operating in recessionary environments and based on our experience in working with governmental agencies faced with significant budgetary challenges which is a primary contributing factor to the lack of appropriated funding to build new bed capacity by federal and state agencies.

Discontinued Operations

We report the results of operations of a component of an entity that either has been disposed of or is classified as held for sale or where the management contracts with that component have terminated either by expiration or otherwise in discontinued operations. We present such events as discontinued operations so long as the financial results can be clearly identified, the future operations and cash flows are completely eliminated from ongoing operations, and so long as we do not have any significant continuing involvement in the operations of the component after the disposal or termination transaction.

When a component of an entity has been disposed of or classified as held for sale or a management contract is terminated, we look at our overall relationship with the customer. If the operations or cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the transaction and the entity will not have significant continuing involvement in the operations of the component after the transaction, the results of operations of the component of an entity are reported in discontinued operations. If we will continue to maintain a relationship generating significant cash flows and having continuing involvement with the customer, the disposal, the asset held for sale classification or the loss of the management contract(s) is not treated as discontinued operations. If the disposal, the asset held for sale classification or the loss of the management contract(s) results in a loss in the overall customer relationship as no future significant cash flows will be generated and we will have no continuing involvement with the customer, the results are classified in discontinued operations.

Recent Accounting Pronouncements

The following accounting standards have an implementation date subsequent to the year ended December 31, 2013 and as such, have not yet been adopted by us during the year ended December 31, 2013:

In March 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (a consensus of the FASB Emerging Issues Task Force) (“ASU 2013-05”). The objective of ASU 2013-05 is to resolve diversity in practice regarding the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. ASU 2013-05 is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. The ASU is not expected to have a material effect on the Company’s results of operations or financial position.

In July 2013, the FASB issued ASU 2013-10, Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes (a consensus of the FASB Emerging Issues Task Force) (“ASU 2013-10”). The objective of ASU 2013-10 is to provide for the inclusion of the Fed Funds Effective Swap Rate as a U.S. benchmark interest rate for hedge accounting purposes, in addition to U.S Government Treasury obligations and the London Interbank Offered Rate. ASU 2013-10 is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The ASU is not expected to have a material effect on the Company’s results of operations or financial position.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Tax Force) (“ASU 2013-11”). The objective of ASU 2013-11 is to resolve diversity in practice regarding the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or tax credit carryforward exists. ASU 2013-11 is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. The ASU is not expected to have a material effect on the Company’s results of operations or financial position.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants and the SEC did not, or are not expected to, have a material effect on the Company’s results of operations or financial position.

Results of Operations

The following discussion should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013. The discussion of our results of operations below excludes the results of discontinued operations reported in 2013, 2012 and 2011 related to the Company’s discontinued operations for all periods presented. Refer to Note 2-Discontinued Operations of the notes to our consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

2013 versus 2012

Revenues

	2013	% of Revenue	2012	% of Revenue	$ Change	% Change
	(Dollars in thousands)
U.S. Corrections & Detention	$1,011,818	66.5%	$974,780	65.9%	$37,038	3.8%
GEO Community Services	302,094	19.8%	291,891	19.7%	10,203	3.5%
International Services	208,162	13.7%	212,391	14.4%	(4,229)	(2.0)%

Total	$1,522,074	100.0%	$1,479,062	100.0%	$43,012	2.9%

U.S. Corrections & Detention

Revenues increased in 2013 as compared to 2012 primarily due to aggregate increases of $24.3 million due to the activation and intake of inmates at Adelanto East in August 2012, Central Valley and Desert View in fourth quarter 2013 and the commencement of services under our contract, signed in October 2012, with the United States Marshals Service for the housing of up to 320 federal detainees at our Aurora Detention Facility. We also experienced aggregate increases in revenues of $28.9 million at certain of our facilities primarily due to net increases in population, transportation services and/or rates, including the expansion of New Castle in the first quarter of 2012. These increases were partially offset by an aggregate decrease of $16.1 million due to contract terminations.

The number of compensated mandays in U.S. Corrections & Detention facilities was 17.1 million in 2013 as compared to 16.6 million in 2012. We experienced an aggregate net increase of approximately 400,000 mandays as a result of our new contracts discussed above and also as a result of population increases at certain facilities. These increases were partially offset by decreases resulting from contract terminations. We look at the average occupancy in our facilities to determine how we are managing our available beds. The average occupancy is calculated by taking compensated mandays as a percentage of capacity. The average occupancy in our U.S. Detention & Corrections facilities was 95.4% and 96.3% of capacity in 2013 and 2012, respectively, excluding idle facilities.

GEO Community Services

The increase in revenues for GEO Community Based Services in 2013 compared to 2012 is primarily attributable to increases of $8.7 million due to new electronic monitoring equipment and an increase in ISAP counts at BI. In addition, we experienced a net increase of $5.5 million due to population increases at certain youth facilities and new programs and growth at our community based and re-entry centers. These increases were partially offset by decreases in revenues of $4.1 million related to contract terminations and census declines at certain facilities.

International Services

The decrease in revenues in 2013 compared to 2012 is primarily due to the result of foreign exchange rate fluctuations of $(14.6) million caused by the weakening of the U.S. dollar against certain foreign currencies. This decrease was partially offset by an aggregate net increase of $10.4 million primarily attributable to our Australian subsidiary related to population increases, contractual increases linked to the inflationary index, and the provision of additional services under certain contracts.

Operating Expenses

	2013	% of Segment Revenues	2012	% of Segment Revenues	$ Change	% Change
	(Dollars in thousands)
U.S. Corrections & Detention	$731,788	72.3%	$689,226	70.7%	$42,562	6.2%
GEO Community Services	200,826	66.5%	199,752	68.4%	1,074	0.5%
International Services	192,251	92.4%	200,254	94.3%	(8,003)	(4.0)%

Total	$1,124,865	73.9%	$1,089,232	73.6%	$35,633	3.3%

Operating expenses consist of those expenses incurred in the operation and management of our correctional, detention and GEO Community Services facilities and expenses incurred in our Facility Construction and Design segment, except that there were no significant expenses incurred in such segment for 2013 or 2012.

U.S. Corrections & Detention

The increase in operating expenses for U.S. Corrections & Detention reflects the following: (i) the activation and intake of inmates at Adelanto East in August 2012, Central Valley and Desert View during fourth quarter 2013 and the commencement of services under our contract, signed in October 2012, with the United States Marshals Service at our Aurora Detention Facility which contributed an aggregate increase to operating expenses of $15.2 million; (ii) increases of $22.4 million at certain of our facilities primarily related to net population increases, higher levels of required staffing, additional medical costs and other variable costs; (iii) in 2012 we received approximately $10 million in net operating tax refunds, not related to income taxes, for certain previously disputed claims in various jurisdictions that did not recur in 2013; and (iv) in connection with our annual actuarial analysis we recorded an additional $6.1 million to our insurance reserves in 2013. Additionally, in 2012, we recorded a $0.8 million decrease to our reserve based on the same actuarial analysis. These increases were partially offset by aggregate decreases in operating expenses of $8.7 million due to contract terminations. We also donated one of our facilities during fourth quarter 2012 which resulted in a decrease over 2013 of $2.8 million. The additional charge to our insurance reserve in 2013 as compared to the net operating tax refunds received in 2012 resulted in an increase in our operating expenses as a percentage of revenues.

GEO Community Services

Operating expenses for GEO Community Services increased by $1.1 million during 2013 from 2012 primarily due to net increases of $4.5 million due to the following: (i) variable costs associated with increases in electronic monitoring contracts and ISAP services at BI; (ii) population increases at certain youth facilities and the related variable costs; and (iii) new programs and program growth at our community based and re-entry centers. In addition, in connection with our annual actuarial analysis, we recorded an additional $2.1 million to our insurance reserves during 2013. In 2012, we recorded an additional $1.3 million to our insurance reserves based on this same analysis. These increases were partially offset by decreases that resulted from contract terminations and census declines of $4.2 million. The decrease in operating expenses as a percentage of revenue is primarily due to a shift in our product mix to BI products that have higher profit margins.

International Services

Operating expenses for our International Services segment during 2013 decreased $8.0 million over 2012 which was primarily attributable to the impact of foreign currency exchange rate fluctuations of $(13.4) million caused by the weakening of the U.S. dollar against certain foreign currencies. In addition, there was a net decrease of $4.2 million primarily related to cost cutting measures implemented to reduce overhead costs in the United Kingdom. These decreases were partially offset by a net increase of $9.6 million primarily attributable to our Australian subsidiary due to population increases, contractual increases in labor and additional services provided under new contracts at those facilities.

Depreciation and Amortization

	2013	% of Segment Revenue	2012	% of Segment Revenue	$ Change	% Change
	(Dollars in thousands)
U.S. Corrections & Detention	$62,112	6.1%	$62,578	6.4%	$(466)	(0.7)%
GEO Community Services	29,989	9.9%	26,738	9.2%	3,251	12.2%
International Services	2,563	1.2%	2,369	1.1%	194	8.2%

Total	$94,664	6.2%	$91,685	6.2%	$2,979	3.2%

U.S. Corrections & Detention

U.S. Corrections & Detention depreciation and amortization expense decreased slightly in 2013 compared to 2012 primarily due to certain intangible assets which became fully amortized towards the end of 2012.

GEO Community Services

GEO Community Services depreciation and amortization increased by $3.3 million in 2013 compared to 2012. The increase is primarily due to an increase in monitoring and other equipment at BI in 2013 related to certain contract wins.

International Services

Depreciation and amortization expense increased slightly in 2013 compared to 2012 primarily due to increases in capital expenditures at our Australian subsidiary. This increase was partially offset by exchange rate fluctuations caused by the weakening of the U.S. dollar against certain foreign currencies.

Other Unallocated Operating Expenses

	2013	% of Revenue	2012	% of Revenue	$ Change	% Change
	(Dollars in thousands)
General and Administrative Expenses	$117,061	7.7%	$113,792	7.0%	$3,269	2.9%

General and administrative expenses comprise substantially all of our other unallocated operating expenses including primarily corporate management salaries and benefits, professional fees and other administrative expenses. The increase in general and administrative expenses in 2013 compared to 2012 was primarily due to professional fees incurred in connection with our various debt refinancing activities and related registration statements in 2013. Refer to Note 14 — Debt of the notes to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

Non Operating Income and Expense

Interest Income and Interest Expense

	2013	% of Revenue	2012	% of Revenue	$ Change	% Change
	(Dollars in thousands)
Interest Income	$3,324	0.2%	$6,716	0.5%	$(3,392)	(50.5)%
Interest Expense	$83,004	5.5%	$82,189	5.6%	$815	1.0%

The majority of our interest income generated in 2013 and 2012 is from the cash balances at our foreign subsidiaries. Interest income decreased in 2013 primarily due to lower cash balances at our foreign subsidiaries along with declining interest rates in 2013.

Interest expense increased slightly in 2013 compared to 2012 due to the following: (i) interest expense increased by $12.5 million in connection with the completion of our $300 million 5.125% Senior Notes offering in March 2013; (ii) an increase of $1.2 million caused by the capitalization of interest in 2012; and (iii) interest expense increased by $3.7 million in connection with the completion of our $250 million 5 7/8% Senior Notes offering during the fourth quarter 2013. These increases were partially offset by decreases due to the following (i) interest expense on the Municipal Corrections Finance L.P. (“MCF”) 8.47% Taxable Revenue Bonds, Series 2001, due August 1, 2016 issued by MCF (the “MCF Bonds”) was $3.3 million (the MCF bonds were redeemed in August 2012); (ii) interest expense decreased in 2013 by $6.6 million as a result of our refinancing the Prior Senior Credit Facility in the second quarter 2013; (iii) a decrease of $4.1 million in connection with our tender offer and redemption of the 7 3/4% Senior Notes during the fourth quarter 2013; (iv) a decrease of $0.5 million related to the defeasance of the STLDC bonds in the third quarter 2013; and (v) other less significant decreases of $2.1 million. Refer to Note 14 — Debt of the notes to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

Loss on Early Extinguishment of Debt

	2013	% of Revenue	2012	% of Revenue	$ Change	% Change
	(Dollars in thousands)
Loss on Early Extinguishment of Debt	$20,657	1.4%	$8,462	0.6%	$12,195	144.1%

The loss on extinguishment of debt in 2013 is the result of the following: (i) in the second quarter 2013, we refinanced our Prior Senior Credit Facility and entered into a new Credit Agreement, as a result of which, we wrote off $4.4 million of unamortized deferred financing costs and unamortized debt discount pertaining to the Prior Senior Credit Facility and expensed $1.1 million in fees related to the new Credit Agreement; (ii) our defeasance of the non-recourse bonds related to STLDC on September 30, 2013, as a result of which, we incurred a $1.5 million loss on extinguishment of debt which represented the excess of the reacquisition price over the carrying value of the bonds and other defeasance related fees and expenses; and (iii) in the fourth quarter 2013, we completed a tender offer and redemption of our 7 3/4% Senior Notes which resulted in a loss of $17.7 million related to the tender premium and deferred costs associated with the 7 3/4% Senior Notes. This loss was partially offset by proceeds of $4.0 million received for the settlement of the interest rate swaps related to the 7 3/4% Senior Notes. The loss on extinguishment of debt in 2012 was the result of our early redemption of the MCF Bonds. Refer to Note 14 — Debt of the notes to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

Income Tax Benefit

	2013	Effective Rate	2012	Effective Rate
	(Dollars in thousands)
Income Tax Benefit	$(26,050)	(30.6)%	$(40,562)	(40.4)%

The income tax benefit was $26.1 million in 2013 compared to $40.6 million in 2012 and the effective tax rate increased from (40.4)% to (30.6%). The benefit in both years is primarily attributable to our REIT conversion which became effective January 1, 2013. As a REIT, we are required to distribute at least 90% of our taxable income to shareholders and in turn are allowed a deduction for the distribution at the REIT level. The Company’s wholly-owned taxable REIT subsidiaries continue to be fully subject to federal, state and foreign income taxes, as applicable. In 2013, GEO had a net tax benefit relating to its REIT conversion, IRS settlement and miscellaneous nonrecurring items of $21.9 million. Together these items had a favorable impact to the effective tax rate. In 2012, GEO had a net tax benefit relating to the REIT conversion of $79.0 million which was primarily related to the reversal of certain deferred tax assets and liabilities upon conversion.

Equity in Earnings of Affiliates

	2013	% of Revenue	2012	% of Revenue	$ Change	% Change
	(Dollars in thousands)
Equity in Earnings of Affiliates	$6,265	0.4%	$3,578	0.2%	$2,687	75.1%

Equity in earnings of affiliates, presented net of income taxes, represents the earnings of SACS and GEOAmey, respectively. Overall, we experienced an increase in equity in earnings of affiliates during 2013 compared to 2012, which is primarily due to increased performance from the operations of GEOAmey in 2013 compared to 2012.

2012 versus 2011

Revenues

	2012	% of Revenue	2011	% of Revenue	$ Change	% Change
	(Dollars in thousands)
U.S. Corrections & Detention	$974,780	65.9%	$925,098	65.7%	$49,682	5.4%
GEO Community Services	291,891	19.7%	280,080	19.9%	11,811	4.2%
International Services	212,391	14.4%	201,994	14.4%	10,397	5.1%

Total	$1,479,062	100.0%	$1,407,172	100.0%	$71,890	5.1%

U.S. Corrections & Detention

Revenues increased in 2012 as compared to 2011 primarily due to aggregate increases of $55.6 million due to the activation and intake of inmates at Adelanto East, Riverbend Correctional Facility (“Riverbend”) and Karnes Civil Detention Center (“Karnes”). We also experienced aggregate increases in revenues of $37.5 million at certain of our facilities primarily due to net increases in population, transportation services and/or rates, including the expansion of New Castle in the first quarter of 2012. These increases were partially offset by an aggregate decrease of $44.0 million due to contract terminations and other decreases primarily related to lower populations at some facilities.

The number of compensated mandays in U.S. Corrections & Detention facilities was 16.6 million in 2012 as compared to 16.1 million in 2011. We experienced an aggregate net increase of approximately 500,000 mandays as a result of our new contracts discussed above and also as a result of population increases at certain facilities. These increases were partially offset by decreases resulting from contract terminations. We look at the average occupancy in our facilities to determine how we are managing our available beds. The average occupancy is calculated by taking compensated mandays as a percentage of capacity. The average occupancy in our U.S. Detention & Corrections facilities was 96.3% and 95.6% of capacity in 2012 and 2011, respectively, excluding idle facilities.

GEO Community Services

The increase in revenues for GEO Community Services in 2012 as compared to 2011 is primarily attributable to a full year of revenues generated by BI in 2012 compared to approximately ten and a half months of revenues in 2011 which contributed to an increase of $16.9 million. We also experienced a net increase in revenues of $5.1 million at certain of our facilities primarily due to increases in population and/or rates. These increases were partially offset by a decrease in revenues of $10.2 million related to our terminated contracts.

International Services

Revenues for our International Services segment during 2012 increased by $10.4 million over 2011 primarily due to the following factors: (i) aggregate increases at our Australian subsidiary of $7.8 million related to population increases, contractual increases linked to the inflationary index and the provision of additional services under certain contracts; (ii) aggregate increases at our South African subsidiary of $1.4 million primarily due to increases in the inflationary index; and (iii) an increase of $7.3 million due to the provision of additional services at Harmondsworth Immigration Removal Centre (“Harmondsworth”) and the assumption of operations at Dungavel Immigration Removal Centre (“Dungavel”) on September 25, 2011. These increases were partially offset by decreases of $2.7 million as a result of foreign exchange rate fluctuations and a decrease of $4.0 million in revenues due to the termination of the management contracts for the operation of Campsfield House Immigration Removal Centre (“Campsfield House”).

Operating Expenses

	2012	% of Segment Revenues	2011	% of Segment Revenues	$ Change	% Change
	(Dollars in thousands)
U.S. Corrections & Detention	$689,226	70.7%	$654,609	70.8%	$34,617	5.3%
GEO Community Services	199,752	68.4%	194,539	69.5%	5,213	2.7%
International Services	200,254	94.3%	186,862	92.5%	13,392	7.2%

Total	$1,089,232	73.6%	$1,036,010	73.6%	$53,222	5.1%

Operating expenses consist of those expenses incurred in the operation and management of our correctional, detention and GEO Community Services facilities and expenses incurred on our Facility Construction and Design segment, except that there were no significant expenses incurred in such segment for 2012 and 2011.

U.S. Corrections & Detention

The increase in operating expenses for U.S. Corrections & Detention reflects the following: (i) the activation and intake of inmates at Adelanto East, Riverbend and Karnes which contributed an aggregate increase to operating expenses of $42.6 million, and (ii) increases of $28.7 million at certain of our facilities primarily related to net population increases, higher levels of required staffing and additional medical costs. We also donated one of our facilities during the fourth quarter 2012 which resulted in an increase of $2.8 million. These increases were partially offset by aggregate decreases in operating expenses of $30.0 million due to contract terminations. In addition, operating expenses decreased by $9.7 million in 2012 due to net operating tax refunds received, not related to income taxes, for certain previously disputed tax claims in various jurisdictions.

GEO Community Services

Operating expenses for GEO Community Services increased $5.2 million during 2012 from 2011 primarily due to BI, which was operating for a full year during 2012 compared to a partial year during 2011 as BI was acquired in February 2011. These increases were partially offset by a decrease in operating expenses for terminated contracts. During 2012, we experienced a decrease in operating expenses as a percentage of revenue due to improved margins resulting from our acquisition of BI.

International Services

Operating expenses for our International Services segment during 2012 increased $13.4 million over the prior year primarily due to: (i) an increase in operating expenses at our Australian and South African subsidiaries of $7.2 million related to increases in population and additional services provided at certain of those facilities; and (ii) a net increase of $8.4 million in operating expenses in the United Kingdom primarily due to the opening of Dungavel on September 25, 2011, partially offset by the termination of our contract for the management of Campsfield House effective in May 2011, and an increase in international bid costs incurred during 2012. These net increases were partially offset by a decrease of $2.7 million as a result of foreign exchange rate fluctuations.

Depreciation and Amortization

	2012	% of Segment Revenue	2011	% of Segment Revenue	$ Change	% Change
	(Dollars in thousands)
U.S. Corrections & Detention	$62,578	6.4%	$55,207	6.0%	$7,371	13.4%
GEO Community Services	26,738	9.2%	24,271	8.7%	2,467	10.2%
International Services	2,369	1.1%	2,070	1.0%	299	14.4%

Total	$91,685	6.2%	$81,548	5.8%	$10,137	12.4%

U.S. Corrections & Detention

U.S. Corrections & Detention depreciation and amortization expense increased by $7.4 million in 2012 compared to 2011 primarily as a result of the completion of construction projects in 2011 and 2012.

GEO Community Services

The increase in depreciation and amortization expense for GEO Community Services in 2012 compared to 2011 is primarily due to an increase in monitoring and other equipment at BI in 2012 related to certain contract wins and amortization of BI intangible assets. As BI was acquired in February 2011, 2011 does not include a full year of depreciation and amortization expense for BI.

International Services

Depreciation and amortization expense increased slightly in 2012 over 2011 primarily due to increases in capital expenditures at our Australian subsidiary and also from fluctuations in foreign exchange rates. These increases were partially offset by a decrease in depreciation expense due to the termination of our Campsfield House management contract effective May 2011.

Other Unallocated Operating Expenses

	2012	% of Revenue	2011	% of Revenue	$ Change	% Change
	(Dollars in thousands)
General and Administrative Expenses	$113,792	7.7%	$110,015	7.8%	$3,777	3.4%

General and administrative expenses comprise substantially all of our other unallocated operating expenses including primarily corporate management salaries and benefits, professional fees and other administrative expenses. The increase in general and administrative expenses in 2012 compared to 2011 was due to REIT conversion related expenses and transaction costs related to the acquisition of MCF, offset by start-up costs incurred in 2011 in connection with the acquisition costs of BI and start-up costs incurred in 2011 for our joint venture in the United Kingdom.

Non Operating Income and Expense

Interest Income and Interest Expense

	2012	% of Revenue	2011	% of Revenue	$ Change	% Change
	(Dollars in thousands)
Interest Income	$6,716	0.5%	$7,032	0.5%	$(316)	(4.5)%
Interest Expense	$82,189	5.6%	$75,378	5.4%	$6,811	9.0%

The majority of our interest income generated in 2012 and 2011 is from the cash balances at our foreign subsidiaries.

The increase in interest expense of $6.8 million is attributable to more indebtedness outstanding in 2012 compared to 2011. We incurred $2.2 million in additional interest expense during 2012 due to the issuance of our 6.625% Senior Notes in February 2011. We also incurred aggregate increases in interest expense of $5.3 million due to greater outstanding borrowings under our prior Senior Credit Facility and due to the issuance of non-recourse debt by our wholly owned subsidiary in December 2011. We also had a reduction in capitalized interest in 2012 of $1.8 million due to the completion of the Karnes and Adelanto projects in the first half of 2012. These increases were partially offset by decreases in interest expense aggregating $2.3 million primarily due to lower outstanding borrowings on certain of our other non-recourse debt.

Loss on Early Extinguishment of Debt

	2012	% of Revenue	2011	% of Revenue	$ Change	% Change
	(Dollars in thousands)
Loss on Early Extinguishment of Debt	$8,462	0.6%	$—	—	$8,462	100.0%

The loss on early extinguishment of debt in 2012 was the result of our early redemption of the MCF bonds and consisted of a make-whole premium of $14.9 million which includes $0.1 million of bond redemption costs, offset by the effect of the unamortized bond premium of $6.4 million.

Provision (Benefit) for Income Taxes

	2012	Effective Rate	2011	Effective Rate
	(Dollars in thousands)
Income Tax Provision (Benefit)	$(40,562)	(40.4)%	$43,172	38.8%

The effective tax rate for 2012 was (40.4)% and includes certain items related to the REIT conversion that had an overall favorable impact on the effective tax rate. Without these items our effective tax rate would have been 38.3% The effective tax rate for the same period in the prior year was 38.8% which included certain favorable one-time items. Excluding these one-time items, the effective tax rate for the same period in the prior year would have been 38.2%.

Equity in Earnings of Affiliates

	2012	% of Revenue	2011	% of Revenue	$ Change	% Change
	(Dollars in thousands)
Equity in Earnings of Affiliates	$3,578	0.2%	$1,563	0.1%	$2,015	128.9%

Equity in earnings of affiliates, presented net of income taxes, represents the earnings (loss) of SACS and GEOAmey, respectively. Overall, we experienced an increase in equity in earnings of affiliates due to an increase in net earnings from SACS of $1.4 million, and a decreased net loss of $0.7 million from the operations of GEOAmey, which began operating in August 2011.

Financial Condition

Capital Requirements

Our current cash requirements consist of amounts needed for working capital, distributions of our REIT taxable income in order to maintain our REIT qualification under the Code, debt service, supply purchases, investments in joint ventures, and capital expenditures related to either the development of new correctional, detention and re-entry facilities, or the maintenance of existing facilities. In addition, some of our management contracts require us to make substantial initial expenditures of cash in connection with opening or renovating a facility. Generally, these initial expenditures are subsequently fully or partially recoverable as pass-through costs or are billable as a component of the per diem rates or monthly fixed fees to the contracting agency over the original term of the contract. Additional capital needs may also arise in the future with respect to possible acquisitions, other corporate transactions or other corporate purposes.

In connection with GEOAmey, our joint venture in the United Kingdom, we and our joint venture partner have each provided a line of credit of £12 million, or $19.8 million, based on exchange rates as of December 31, 2013, for GEOAmey’s operations.

We are currently developing a number of projects using Company financing. We estimate that these existing capital projects will cost approximately $68.9 million, of which $19.8 million was spent through the year ended December 31, 2013. We have future committed capital projects for which we estimate our remaining capital requirements to be approximately $49.1 million, which will be spent through fiscal years 2014 and 2015. Capital expenditures related to facility maintenance costs are expected to be approximately $23.0 million for fiscal year 2014. In addition to these current estimated capital requirements for 2014 and 2015, we are currently in the process of bidding on, or evaluating potential bids for the design, construction and management of a number of new projects. In the event that we win bids for these projects and decide to self-finance their construction, our capital requirements could materially increase.

Liquidity and Capital Resources

Credit Agreement

On April 3, 2013, we entered into the Amended and Restated Credit Agreement with GEO Corrections Holdings, Inc. (with GEO as the sole term loan borrower, and GEO and GEO Corrections Holdings, Inc. as joint and several revolver borrowers), BNP Paribas, as Administrative Agent, and the lenders who are, or may from time to time become, a party thereto. The Credit Agreement evidences a Senior Credit Facility consisting of a $300 million Term Loan initially bearing interest at LIBOR plus 2.50% (with a LIBOR floor of 0.75%), and a $700 million revolving credit facility initially bearing interest at LIBOR plus 2.50% (with no LIBOR floor), in each case subject to adjustment based on a total leverage ratio pricing grid. We also have the ability to increase the Senior Credit Facility by an additional $350 million, subject to lender demand, prevailing market conditions and satisfying the borrowing and other conditions thereunder. The Revolver component is scheduled to mature on April 3, 2018 and the Term Loan component is scheduled to mature on April 3, 2020. The Term Loan and Revolver may be prepaid in whole or in part by us at any time without premium or penalty, subject to certain conditions. The Senior Credit Facility is a refinancing of the Fourth Amended and Restated Credit Agreement which consisted of a Term Loan A, Term Loan A-2, Term Loan A-3, Term Loan B and a revolver.

As of December 31, 2013, we had $298.5 million in aggregate borrowings outstanding, net of discount, under the Term Loan and $340.0 million in borrowings under the Revolver, and approximately $61.0 million in letters of credit which left $299.0 million in additional borrowing capacity under the Revolver.

In addition to the debt outstanding under the Senior Credit Facility, the 6.625% Senior Notes, the 5.125% Senior Notes, and the 5 7⁄8% Senior Notes (each of which is discussed below), we also have significant debt obligations which, although these obligations are non-recourse to us, require cash expenditures for debt service. Our significant debt obligations could have material consequences. See “Risk Factors — Risks Related to Our High Level of Indebtedness” in Item 1A of this Annual Report on Form 10-K. We are exposed to various commitments and contingencies which may have a material adverse effect on our liquidity. We also have guaranteed certain obligations for our South African joint venture and other of our international subsidiaries. These non-recourse obligations, commitments and contingencies and guarantees are further discussed in Notes 1, 14 and 18 of the notes to our consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.

We are also considering opportunities for future business and/or asset acquisitions. If we are successful in our pursuit of these new projects, our cash on hand, cash flows from operations and borrowings under the existing Senior Credit Facility may not provide sufficient liquidity to meet our capital needs through 2014 and we could be forced to seek additional financing or refinance our existing indebtedness. There can be no assurance that any such financing or refinancing would be available to us on terms equal to or more favorable than our current financing terms, or at all. In the future, our access to capital and ability to compete for future capital-intensive projects will also be dependent upon, among other things, our ability to meet certain financial covenants in the indentures governing the 6.625% Senior Notes, the 5.125% Senior Notes, the 5 7⁄8% Senior Notes, and our Senior Credit Facility. A substantial decline in our financial performance could limit our access to capital pursuant to these covenants and have a material adverse affect on our liquidity and capital resources and, as a result, on our financial condition and results of operations. In addition to these foregoing potential constraints on our capital, a number of state government agencies have been suffering from budget deficits and liquidity issues. While we expect to be in compliance with our debt covenants, if these constraints were to intensify, our liquidity could be materially adversely impacted as could our ability to remain in compliance with these debt covenants.

As a REIT, we are subject to a number of organizational and operational requirements, including a requirement that we annually distribute to our shareholders an amount equal to at least 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain). Generally, we expect to distribute all or substantially all of our REIT taxable income so as not to be subject to the income or excise tax on undistributed REIT taxable income. The amount, timing and frequency of distributions will be at the sole discretion of our Board of Directors and will be based upon various factors. We began paying regular distributions in 2013. On January 17, 2013, our Board of Directors declared GEO’s first quarterly REIT cash dividend of $0.50 per share of common stock, which was paid on March 1, 2013 to shareholders of record as of the close of business on February 15, 2013. On May 7, 2013, the Board of Directors declared a quarterly cash dividend of $0.50 per share of common stock, which was paid on June 3, 2013 to shareholders of record as of the close of business on May 20, 2013. On July 30, 2013, the Board of Directors declared a quarterly cash dividend of $0.50 per share of common stock, which was paid on August 29, 2013 to shareholders of record as of the close of business on August 19, 2013. On November 1, 2013, the Board of Directors declared a quarterly cash dividend of $0.55 per share of common stock which was paid on November 26, 2013 to shareholders of record as of the close of business on November 14, 2013.

We plan to fund all of our capital needs, including distributions of our REIT taxable income in order to maintain our REIT qualification under the Code, and capital expenditures, from cash on hand, cash from operations, borrowings under our Senior Credit Facility and any other financings which our management and Board, in their discretion, may consummate. Currently, our primary source of liquidity to meet these requirements is cash flow from operations and borrowings under the $700.0 million Revolver. Our management believes that cash on hand, cash flows from operations and availability under our Senior Credit Facility will be adequate to support our capital requirements for 2014 and 2015 as disclosed under “Capital Requirements” above.

Indebtedness under the Revolver bears interest based on the Total Leverage Ratio, as defined in the Credit Agreement, as of the most recent determination date, as defined, in each of the instances below at the stated rate:

Interest Rate under the Revolver and Term Loan A
LIBOR borrowings	LIBOR plus 1.75% to 2.75%.
Base rate borrowings	Prime Rate plus 0.75% to 1.75%.
Letters of credit	1.75% to 2.75%.
Unused Revolver	0.35% to 0.375%.

The Credit Agreement contains certain representations and warranties, certain affirmative covenants and certain negative covenants that (subject to certain exceptions and allowances) restrict our ability to, among other things, (i) create, incur or assume indebtedness, (ii) create, incur, assume or permit liens, (iii) make loans and other investments, (iv) engage in mergers, acquisitions, liquidations and asset sales, (v) make certain restricted payments, (vi) issue, sell or otherwise dispose of certain types of non-common equity, (vii) engage in transactions with affiliates, (viii) allow the total leverage ratio to exceed 5.75 to 1.00, allow the senior secured leverage ratio to exceed 3.50 to 1.00 or allow the interest coverage ratio to be less than 3.00 to 1.00, (ix) cancel, forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value certain of our senior notes, except as permitted, (x) alter the business we conduct, and (xi) materially impair our lenders’ security interests in the collateral for our loans.

The Senior Credit Facility generally requires the Interest Coverage Ratio to be calculated as (a) Adjusted EBITDA (as defined under the Senior Credit Facility) for any period of four consecutive fiscal quarters to (b) Interest Expense (as defined under the Senior Credit Facility), minus Interest Expense attributable to Indebtedness of Unrestricted Subsidiaries and Other Consolidated Persons that is Non-Recourse to us and the Restricted Subsidiaries for such four quarter period (capitalized terms are defined in the Senior Credit Facility).

Events of default under the Credit Agreement include, but are not limited to, (i) our failure to pay principal or letter of credit reimbursement obligations when due or to pay any interest or other amounts within three business days of the payment deadline, (ii) our material breach of any representations or warranty, (iii) covenant defaults, (iv) liquidation, reorganization or other relief relating to bankruptcy or insolvency, (v) cross default under certain other material indebtedness, (vi) unsatisfied final monetary judgments over a specified threshold, (vii) material environmental liability claims which have been asserted against us, and (viii) a change in control. All of the obligations under the Credit Agreement are unconditionally guaranteed by each of our domestic subsidiaries that are restricted subsidiaries under the Senior Credit Facility. The Senior Credit Facility and the related guarantees are secured on a first-priority basis by substantially all of our present and future tangible and intangible assets, subject to certain exceptions, and all present and future tangible and intangible assets, subject to certain exceptions, of each guarantor. Our failure to comply with any of the covenants under our Credit Agreement could cause an event of default under such documents and result in an acceleration of all outstanding senior secured indebtedness. We believe we were in compliance with all of the covenants of the Credit Agreement as of December 31, 2013.

6.625% Senior Notes

On February 10, 2011, we completed an offering of $300.0 million aggregate principal amount of 6.625% Senior Notes in a private offering under the indenture dated as of February 10, 2011 among us, certain of our domestic subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as trustee. The 6.625% Senior Notes were offered and sold to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. The 6.625% Senior Notes were issued at a coupon rate and yield to maturity of 6.625%. Interest on the 6.625% Senior Notes is payable semi-annually in cash in arrears on February 15 and August 15 each year.

The 6.625% Senior Notes mature on February 15, 2021. The 6.625% Senior Notes and the guarantees are our general unsecured senior obligations and rank equally in right of payment with all of our and the guarantors’ existing and future unsecured senior debt, including our 5.125% Senior Notes and the 5 7/8% Senior Notes. The 6.625% Senior Notes and the guarantees are effectively subordinated to any of our and the guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt, including all anticipated borrowings under the Senior Credit Facility. The 6.625% Senior Notes are structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that do not guarantee the 6.625% Senior Notes.

At any time on or prior to February 15, 2014, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of outstanding 6.625% Senior Notes issued under the indenture at a redemption price of 106.625% of their principal amount, plus accrued and unpaid interest and Liquidated Damages (as defined in the indenture), if any, to the redemption date, with the net cash proceeds of one or more equity offerings; provided, that: (1) at least 65% of the aggregate principal amount of 6.625% Senior Notes issued under the indenture (including any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by us and our subsidiaries); and (2) the redemption occurs within 90 days of the date of the closing of such equity offering. In addition, we may, at our option, redeem all or part of the 6.625% Senior Notes prior to February 15, 2016, at a redemption price equal to 100% of the principal amount of each note to be redeemed plus a “make whole” premium, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

On or after February 15, 2016, we may, at our option, redeem all or part of the 6.625% Senior Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and liquidated damages, if any, on the 6.625% Senior Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on February 15 of the years indicated below:

Year	Percentage
2016	103.313%
2017	102.208%
2018	101.104%
2019 and thereafter	100.000%

If there is a “change of control” (as defined in the indenture), holders of the 6.625% Senior Notes will have the right to cause us to repurchase their 6.625% Senior Notes at a price equal to 101% of the principal amount of the 6.625% Senior Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date.

The indenture governing the notes contains certain covenants, including limitations and restrictions on us and our restricted subsidiaries’ ability to: incur additional indebtedness or issue preferred stock; make dividend payments or other restricted payments; create liens; sell assets; enter into transactions with affiliates; and enter into mergers, consolidations or sales of all or substantially all of our assets. As of the date of the indenture, all of our subsidiaries, other than certain dormant domestic and other subsidiaries and all foreign subsidiaries in existence on the date of the indenture, were restricted subsidiaries. Our failure to comply with certain of the covenants under the indenture governing the 6.625% Senior Notes could cause an event of default of any indebtedness and result in an acceleration of such indebtedness. In addition, there is a cross-default provision which becomes enforceable upon failure of payment of indebtedness at final maturity. Our unrestricted subsidiaries will not be subject to any of the restrictive covenants in the indenture. We believe we were in compliance with all of the covenants of the indenture governing the 6.625% Senior Notes as of December 31, 2013.

The indenture also contains events of default with respect to, among other things, the following: failure by us to pay interest and Liquidated Damages, if any, on the 6.625% Senior Notes when due, which failure continues for 30 days; failure by us to pay the principal of, or premium, if any, on, the 6.625% Senior Notes when due; failure by us or any of our restricted subsidiaries to comply with their obligations to offer to repurchase the 6.625% Senior Notes at the option of the holders of the 6.625% Senior Notes upon a change of control, to offer to redeem notes under certain circumstances in connection with asset sales with “excess proceeds” (as defined in the indenture) in excess of $25.0 million or to observe certain restrictions on mergers, consolidations and sales of substantially all of their assets; the failure by us or any guarantor to comply with any of the other agreements in the indenture, which failure continues for 60 days after notice; and certain events of bankruptcy or insolvency of us or a restricted subsidiary that is a significant subsidiary or any group of restricted subsidiaries that together would constitute a significant subsidiary. We realized net proceeds of $293.3 million upon the closing of the transaction and used the net proceeds of the offering, together with borrowings of $150.0 million under the Prior Senior Credit Facility, to finance the BI Acquisition. The remaining net proceeds from the offering were used for general corporate purposes.

Under the terms of the registration rights agreement, dated as of February 10, 2011, among us, the guarantors and the initial purchasers of the notes, we agreed to register under the Securities Act notes having terms identical in all material respects to the 6.625% Senior Notes (the “6.625% Exchange Notes”) and to make an offer to exchange the 6.625% Exchange Notes for the 6.625% Senior Notes. We filed the registration statement on April 12, 2011 which was declared effective on July 22, 2011. We launched the exchange offer on July 25, 2011 and the exchange offer expired on August 22, 2011.

5.125% Senior Notes

On March 19, 2013, we completed an offering of $300.0 million aggregate principal amount of 5.125% Senior Notes in a private offering under the indenture dated as of March 19, 2013 among us, certain of our domestic subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as trustee. The 5.125% Senior Notes were offered and sold to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. The 5.125% Senior Notes mature on April 1, 2023 and have a coupon rate and yield to maturity of 5.125%. Interest on the 5.125% Senior Notes is payable semi-annually in cash in arrears on April 1 and October 1 each year. The 5.125% Senior Notes are guaranteed on a senior unsecured basis by all of our restricted subsidiaries that guarantee obligations under the Senior Credit Facility, our 6.625% Senior Notes, and our 5 7/8% Senior Notes. The 5.125% Senior Notes and the guarantees are our general unsecured senior obligations and rank equally in right of payment with all of our and the guarantors’ existing and future unsecured senior debt, including our 6.625% Senior Notes and the 5 7/8% Senior Notes. The 5.125% Senior Notes and the guarantees are effectively subordinated to any of our and the guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt, including all anticipated borrowings under the Senior Credit Facility. The 5.125% Senior Notes are structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that do not guarantee the 5.125% Senior Notes.

At any time on or prior to April 1, 2016, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of outstanding 5.125% Senior Notes issued under the indenture at a redemption price of 105.125% of their principal amount plus accrued and unpaid interest and Liquidated Damages (as defined in the indenture), if any, to the redemption date, with the net cash proceeds of one or more equity offerings (as defined in the indenture); provided, that: (1) at least 65% of the aggregate principal amount of 5.125% Senior Notes issued under the indenture (including any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by us and our subsidiaries); and (2) the redemption occurs within 90 days of the date of the closing of such equity offering. At any time prior to April 1, 2018, we may, at our option, redeem all or a part of the 5.125% Senior Notes upon not less than 30 days nor more than 60 days prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium (as defined in the indenture) as of the date of redemption, plus (iii) accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

On or after April 1, 2018, we may, at our option, redeem all or a part of the 5.125% Senior Notes upon not less than 30 days nor more than 60 days notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, on the 5.125% Senior Notes redeemed, to the applicable redemption date, if redeemed during the 12 months period beginning on April 1 of the years indicated below:

Year	Percentage
2018	102.563%
2019	101.708%
2020	100.854%
2021 and thereafter	100.000%

As discussed above, on April 3, 2013, our Prior Senior Credit Facility was refinanced and a portion of the proceeds of the 5.125% Senior Notes were used to pay the outstanding Prior Term Loans under the Senior Credit Facility. Loan costs of $6.8 million were incurred and capitalized in connection with the issuance of the 5.125% Senior Notes.

If there is a “change of control” (as defined in the indenture), holders of the 5.125% Senior Notes will have the right to cause us to repurchase their 5.125% Senior Notes at a price equal to 101% of the principal amount of the 5.125% Senior Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date.

The indenture governing the 5.125% Senior Notes contains certain covenants, including limitations and restrictions on our and our restricted subsidiaries’ ability to: incur additional indebtedness or issue preferred stock; make dividend payments or other restricted payments; create liens; sell assets; enter into transactions with affiliates; and enter into mergers, consolidations or sales of all or substantially all of our assets. As of the date of the indenture, all of our subsidiaries, other than certain dormant domestic and other subsidiaries and all foreign subsidiaries in existence on the date of the indenture, were restricted subsidiaries. Our failure to comply with certain of the covenants under the indenture governing the 5.125% Senior Notes could cause an event of default of any indebtedness and result in an acceleration of such indebtedness. In addition, there is a cross-default provision which becomes enforceable upon failure of payment of indebtedness at final maturity. Our unrestricted subsidiaries will not be subject to any of the restrictive covenants in the indenture. We believe we were in compliance with all of the covenants of the indenture governing the 5.125% Senior Notes as of December 31, 2013.

The indenture also contains events of default with respect to, among other things, the following: failure by us to pay interest and Liquidated Damages, if any, on the 5.125% Senior Notes when due, which failure continues for 30 days; failure by us to pay the principal of, or premium, if any, on, the 5.125% Senior Notes when due; failure by us or any of our restricted subsidiaries to comply with their obligations to offer to repurchase the 5.125% Senior Notes at the option of the holders of the 5.125% Senior Notes upon a change of control, to offer to redeem notes under certain circumstances in connection with asset sales with “excess proceeds” (as defined in the indenture) in excess of $25.0 million or to observe certain restrictions on mergers, consolidations and sales of substantially all of their assets; the failure by us or any guarantor to comply with any of the other agreements in the indenture, which failure continues for 60 days after notice; and certain events of bankruptcy or insolvency of us or a restricted subsidiary that is a significant subsidiary or any group of restricted subsidiaries that together would constitute a significant subsidiary.

Under the terms of a registration rights agreement dated as of March 19, 2013, among us, the guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the initial purchasers of the 5.125% Senior Notes, we agreed to register under the Securities Act the 5.125% Exchange Notes and to make an offer to exchange the 5.125% Exchange Notes for the 5.125% Senior Notes. We filed the registration statement on May 30, 2013 which was declared effective on September 12, 2013. We launched the exchange offer on September 13, 2013 and the exchange offer expired on October 11, 2013.

5 7/8% Senior Notes

On October 3, 2013, we completed an offering of $250.0 million aggregate principal amount of 5 7/8% Senior Notes in a private offering under the indenture dated as of October 3, 2013 among us, certain of our domestic subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as trustee. The 5 7/8% Senior Notes were offered and sold to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in accordance with Regulations S under the Securities Act. The 5 7/8% Senior Notes were issued at a coupon rate and yield to maturity of 5 7/8% . Interest on the 5 7/8% Senior Notes is payable semi-annually in cash in arrears on January 15 and July 15 each year. The 5 7/8% Senior Notes mature on January 15, 2022. The 5 7/8% Senior Notes and the guarantees are our general unsecured senior obligations and rank equally in right of payment with all of our and the guarantors’ existing and future unsecured senior debt, including our 6.625% Senior Notes and the 5.125% Senior Notes. The 5 7/8% Senior Notes and the guarantees are effectively subordinated to any of our and the guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt, including all anticipated borrowings under the Senior Credit Facility. The 5 7/8% Senior Notes are structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that do not guarantee the 5 7/8% Senior Notes.

Up to 35% of the aggregate principal amount of the 5 7/8% Senior Notes may be redeemed on or prior to January 15, 2016, with the net cash proceeds from certain equity offerings at a redemption price equal to 105.875% of their principal amount, plus accrued and unpaid interest and Liquidated Damages (as defined in the indenture), if any, to the redemption date. In addition, we may, at our option, redeem the 5 7/8% Senior Notes in whole or in part before January 15, 2017 at a redemption price equal to 100% of the principal amount of the 5 7/8% Senior Notes being redeemed plus a “make-whole” premium, together with accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. On or after January 15, 2017, we may, at our option, redeem all or part of the 5 7/8% Senior Notes upon not less than 30 days nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and including Liquidated Damages, if any, on the 5 7/8% Senior Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on January 15 of the years indicated below:

Year	Percentage
2017	104.406%
2018	102.938%
2019	101.469%
2020 and thereafter	100.000%

If there is a “change of control” (as defined in the indenture), holders of the 5 7/8% Senior Notes will have the right to cause us to repurchase their 5 7/8% Senior Notes at a price equal to 101% of the principal amount of the 5 7/8% Senior Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date.

The indenture governing the 5 7/8% Senior Notes contains certain covenants, including limitations and restrictions on our and our restricted subsidiaries’ ability to: incur additional indebtedness or issue preferred stock; make dividend payments or other restricted payments; create liens; sell assets; enter into transactions with affiliates; and enter into mergers, consolidations or sales of all or substantially all of the Company’s assets. As of the date of the indenture, all of our subsidiaries, other than certain dormant domestic and other subsidiaries and all foreign subsidiaries in existence on the date of the indenture, were restricted subsidiaries. Our failure to comply with certain of the covenants under the indenture governing the 5 7/8% Senior Notes could cause an event of default of any indebtedness and result in an acceleration of such indebtedness. In addition, there is a cross-default provision which becomes enforceable upon failure of payment of indebtedness at final maturity. Our unrestricted subsidiaries will not be subject to any of the restrictive covenants in the indenture. We believe we were in compliance with all of the covenants of the indenture governing the 5 7/8% Senior Notes as of December 31, 2013.

The indenture also contains events of default with respect to, among other things, the following: failure by us to pay interest and Liquidated Damages, if any, on the 5 7/8% Senior Notes when due, which failure continues for 30 days; failure by us to pay the principal of, or premium, if any, on, the 5 7/8% Senior Notes when due; failure by us or any of our restricted subsidiaries to comply with their obligations to offer to repurchase the 5 7/8% Senior Notes at the option of the holders of the 5 7/8% Senior Notes upon a change of control, to offer to redeem notes under certain circumstances in connection with asset sales with “excess proceeds” (as defined in the indenture) in excess of $25.0 million or to observe certain restrictions on mergers, consolidations and sales of substantially all of their assets; the failure by us or any guarantor to comply with any of the other agreements in the indenture, which failure continues for 60 days after notice; and certain events of bankruptcy or insolvency of us or a restricted subsidiary that is a significant subsidiary or any group of restricted subsidiaries that together would constitute a significant subsidiary. We used the net proceeds from the offering, together with cash on hand, to fund the repurchase, redemption or other discharge of our 7 3/4% Senior Notes (see discussion below) and to pay related transaction fees and expenses. Loan costs of $5.9 million were incurred and capitalized in connection with the offering.

Under the terms of the registration rights agreement, dated as of October 3, 2013, among us, the guarantors and Wells Fargo Securities, LLC, as the representative of the initial purchasers of the notes, we agreed to register under the Securities Act the 5 7/8% Exchange Notes and to make an offer to exchange the 5 7/8% Exchange Notes for the 5 7/8% Senior Notes. We filed the registration statement on October 2, 2013 which was declared effective on January 6, 2014. We launched the exchange offer on January 6, 2014 and the exchange offer expired on February 4, 2014.

7 3⁄4% Senior Notes

On October 20, 2009, we completed a private offering of $250.0 million in aggregate principal amount of our 7 3⁄4% Senior Notes. These senior unsecured notes paid interest semi-annually in cash in arrears on April 15 and October 15 of each year, beginning on April 15, 2010.

On September 19, 2013, we announced the commencement of a cash tender offer and consent solicitation for any and all of our outstanding 7 3⁄4% Senior Notes. On October 3, 2013, we completed the purchase of $209.1 million in aggregate principal amount of our 7 3⁄4% Senior Notes validly tendered in connection with our tender offer and consent solicitation on or prior to the consent payment deadline. On November 4, 2013, we completed the redemption of the remaining 7 3⁄4% Senior Notes in connection with the terms of the notice of redemption delivered to the noteholders pursuant to the terms of the indenture governing the 7 3⁄4% Senior Notes. We financed the purchase of the 7 3⁄4% Senior Notes under the tender offer and the redemption of the remaining 7 3⁄4% Senior Notes with the net cash proceeds from the 5 7⁄8% Senior Notes and cash on hand (see discussion above).

Non-Recourse Debt

South Texas Detention Complex

We had a debt service requirement related to the development of the South Texas Detention Complex, a 1,904-bed detention complex in Frio County, Texas acquired in November 2005 from Correctional Services Corporation (“CSC”). CSC was awarded the contract in February 2004 by the Department of Homeland Security, ICE for development and operation of the detention center. In order to finance the construction of the complex, STLDC was created and issued $49.5 million in taxable revenue bonds. These bonds matured in February 2016 and had fixed coupon rates between 4.63% and 5.07%. Additionally, we were owed $5.0 million in the form of subordinated notes by STLDC which represented the principal amount of financing provided to STLDC by CSC for initial development.

On September 30, 2013, we completed a legal defeasance of the $49.5 million taxable revenue bonds with an outstanding balance of $17.2 million which were to mature in February 2016. Upon closing of the transaction, we received $17.3 million of funds held in trust with respect to the STLDC which was held for future debt service and other reserves. These funds were previously included in our current and non-current restricted cash and investments. In connection with the defeasance, we incurred a $1.5 million loss on extinguishment of debt which represented the excess of the reacquisition price of the defeasance over the net carrying value of the bonds and other defeasance related fees and expenses.

Northwest Detention Center

On June 30, 2003, CSC arranged financing for the construction of a detention center in Tacoma, Washington, referred to as the Northwest Detention Center, which was completed and opened for operation in April 2004. We began to operate this facility following our acquisition of CSC in November 2005 (this facility was expanded by us in 2009 to 1,575 beds from the original 1,030 beds).

In connection with the original financing, CSC of Tacoma, LLC, a wholly owned subsidiary of CSC, issued a $57.0 million note payable to the Washington Economic Development Finance Authority (“WEDFA”), an instrumentality of the State of Washington, which issued revenue bonds (“2003 Revenue Bonds”) and subsequently loaned the proceeds of the bond issuance back to CSC for the purposes of constructing the Northwest Detention Center. The proceeds of the loan were disbursed into escrow accounts held in trust to be used to pay the issuance costs for the revenue bonds, to construct the Northwest Detention Center and to establish debt service and other reserves. The bonds are non-recourse to us and the loan from WEDFA to CSC is non-recourse to us. These bonds mature in October 2014 and have fixed coupon rates of 4.10%.

Additionally, on December 9, 2011, WEDFA issued $54.4 million of its Washington Economic Development Finance Authority Taxable Economic Development Revenue Bonds, series 2011 (“2011 Revenue Bonds”). The bonds were rated AA- by Standard & Poor’s Ratings Services and the scheduled payment of principal and interest is guaranteed by municipal bond insurance issued by Assured Guaranty Municipal Corp. The 2011 Revenue Bonds have an average all-in cost of approximately 6.4%, including debt issuance costs and the bond discount, and maturity dates ranging from October 1, 2014 through October 1, 2021. The 2011 Revenue Bonds were issued to provide funds to make a loan to CSC of Tacoma, LLC for purposes of reimbursing us for costs incurred by us for the 2009 expansion of the Northwest Detention Facility and paying the costs of issuing the 2011 Revenue Bonds. The payment of principal and interest on the bonds is non-recourse to us. None of the bonds nor CSC’s obligations under the loan are our obligations nor are they guaranteed by us.

As of December 31, 2013, the remaining balance of the debt service requirement related to the 2003 Revenue Bonds and 2011 Revenue Bonds is $61.2 million, of which $11.8 million is classified as current in the accompanying balance sheet. As of December 31, 2013, included in restricted cash and investments is $11.5 million (all current) of funds held in trust with respect to the Northwest Detention Center for debt service and other reserves which had not been released to us as of December 31, 2013.

Australia

Our wholly-owned Australian subsidiary financed the development of a facility and subsequent expansion in 2003 with long-term debt obligations. These obligations are non-recourse to us and total $23.9 million (AUD 26.9 million) and $34.8 million (AUD 33.6 million) at December 31, 2013 and December 31, 2012, respectively, based on exchange rates in effect as of December 31, 2013. The term of the non-recourse debt is through 2017 and it bears interest at a variable rate quoted by certain Australian banks plus 140 basis points. Any obligations or liabilities of the subsidiary are matched by a similar or corresponding commitment from the government of the State of Victoria. As a condition of the loan, we are required to maintain a restricted cash balance of AUD 5.0 million along with interest earned on the account, which, at December 31, 2013, was $5.1 million (including interest) based on exchange rates in effect as of December 31, 2013. This amount is included in non-current restricted cash and the annual maturities of the future debt obligation are included in Non-Recourse Debt.

Guarantees

In connection with the creation of SACS, we entered into certain guarantees related to the financing, construction and operation of the prison. We guaranteed certain obligations of SACS under our debt agreements to SACS’ senior lenders through the issuance of letters of credit for 60.0 million South African Rand. During the fiscal year ended January 1, 2012, we were notified by SACS’ lenders that these guarantees were reduced from 60.0 million South African Rand to 34.8 million South African Rand, or $3.3 million based on exchange rates as of December 31, 2013. Additionally, SACS was required to fund a Rectification Account for the repayment of certain costs in the event of contract termination. As such, we had guaranteed the payment of 60% of amounts which may have been payable by SACS into the Rectification Account by providing a standby letter of credit of 8.4 million South African Rand as security for this guarantee. During the fiscal year ended December 31, 2012, SACS met its obligation for the funding of the Rectification Account and the letter of credit for 8.4 million South African Rand relative to this guarantee was not renewed. In the event SACS is unable to maintain the required funding in the Rectification Account, the guarantee for the shortfall will need to be re-instated. No amounts were drawn against these letters of credit. The remaining guarantee of 34.8 million South African Rand is included as part of the value of our outstanding letters of credit under our Revolver as of December 31, 2013.

In addition to the above, we have also agreed to provide a loan, of up to 20.0 million South African Rand, or $1.9 million based on exchange rates as of December 31, 2013, referred to as the Shareholder’s Loan, to SACS for the purpose of financing SACS’ obligations under its contract with the South African government. No amounts have been funded under the Shareholder’s Loan, and we do not currently anticipate that such funding will be required by SACS in the future. Our obligations under the Shareholder’s Loan expire upon the earlier of full funding or SACS’s release from its obligations under its debt agreements. The lenders’ ability to draw on the Shareholder’s Loan is limited to certain circumstances, including termination of the contract.

We have also guaranteed certain obligations of SACS to the security trustee for SACS’ lenders. We secured our guarantee to the security trustee by ceding our rights to claims against SACS in respect of any loans or other finance agreements, and by pledging our shares in SACS. Our liability under the guarantee is limited to the cession and pledge of shares. The guarantee expires upon expiration of the cession and pledge agreements.

In connection with a design, build, finance and maintenance contract for a facility in Canada, we guaranteed certain potential tax obligations of a trust. The potential estimated exposure of these obligations is Canadian Dollar (“CAD”) $2.5 million, or $2.3 million based on exchange rates as of December 31, 2013, commencing in 2017. We have a liability of $2.0 million and $2.2 million related to this exposure included in Other Non-Current Liabilities as of December 31, 2013 and December 31, 2012, respectively. To secure this guarantee, we purchased Canadian dollar denominated securities with maturities matched to the estimated tax obligations in 2017 to 2021. We have recorded an asset equal to the current fair market value of those securities included in Other Non-Current Assets as of December 31, 2013 and December 31, 2012, respectively, on our consolidated balance sheets. We do not currently operate or manage this facility.

At December 31, 2013, we also had eight letters of guarantee outstanding under separate international facilities relating to performance guarantees of our Australian subsidiary totaling $10.8 million.

In connection with the creation of GEOAmey, we and our joint venture partner guarantee the availability of working capital in equal proportion to ensure that GEOAmey can comply with current and future contractual commitments related to the performance of our operations. We and the 50% joint venture partner have each extended a £12 million line of credit of which £12.0 million, or $19.8 million based on exchange rates as of December 31, 2013, was outstanding as of December 31, 2013. Our maximum exposure relative to the joint venture is its note receivable of $19.8 million and future financial support necessary to guarantee performance under the contract.

Executive Retirement Agreements

We have a non-qualified deferred compensation agreement with our Chief Executive Officer, which we refer to as our CEO. The current agreement, as amended, provides for a lump sum payment upon retirement, no sooner than age 55. As of December 31, 2013, our CEO had reached age 55 and was eligible to receive the payment upon retirement. On August 22, 2012, the agreement was amended to eliminate the tax gross-up provision for taxes applicable to our CEO’s lump sum retirement payment. In exchange for the elimination of the tax gross-up provision, the amount of the lump sum retirement payment our CEO is entitled to receive has been proportionately increased so that our CEO would receive substantially the same net benefit he would otherwise have received if the tax gross-up provision remained in place. If our CEO had retired as of December 31, 2013, we would have had to pay him $6.8 million. Based on our current capitalization, we do not believe that making this payment would materially adversely impact our liquidity.

Off-Balance Sheet Arrangements

Except as discussed above, we do not have any off balance sheet arrangements.

We are also exposed to various commitments and contingencies which may have a material adverse effect on our liquidity. See Note 18 — Commitments and Contingencies of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

Derivatives

Our Australian subsidiary is a party to an interest rate swap agreement to fix the interest rate on the variable rate non-recourse debt to 9.7%. We have determined the swap, which has a notional amount of $50.9 million, payment and expiration dates, and call provisions that coincide with the terms of the non-recourse debt, to be an effective cash flow hedge. Accordingly, we record the change in the value of the interest rate swap in accumulated other comprehensive income, net of applicable income taxes. Total net unrealized gain (loss) recognized in the periods and recorded in accumulated other comprehensive income (loss), net of tax, related to this cash flow hedge was $(0.5) million and $(1.2) million for the fiscal years ended December 31, 2012 and January 1, 2012, respectively. The net unrealized gain (loss) for the year ended December 31, 2013 was not significant. The total value of the swap liability as of December 31, 2013 and December 31, 2012 was $0.4 million and $0.7 million, respectively, and is recorded as a component of other liabilities in the accompanying consolidated balance sheets. There was no material ineffectiveness of this interest rate swap for the fiscal periods presented. We do not expect to enter into any transactions during the next twelve months which would result in the reclassification into earnings or losses associated with this swap currently reported in accumulated other comprehensive income (loss).

Contractual Obligations

The following is a table of certain of our contractual obligations, as of December 31, 2013, which requires us to make payments over the periods presented.

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Long-Term Debt	$850,221	$185	$25	$8	$850,003
Term Loan	298,500	3,000	6,000	6,000	283,500
Revolver	340,000	—	—	340,000	—
Capital Lease Obligations (includes imputed interest)	16,722	1,949	3,867	3,870	7,036
Operating Lease Obligations	153,659	38,028	58,872	32,871	23,888
Non-Recourse Debt	85,091	17,978	27,193	16,911	23,009
Estimated interest payments on debt(a)	718,814	79,303	169,064	173,683	296,764
Estimated funding of pension and other post retirement benefits	20,034	7,228	874	976	10,956
Estimated construction commitments	49,100	48,650	450	—	—
Estimated tax payments for uncertain tax positions(b)	2,542	—	2,542	—	—

Total	$2,534,683	$196,321	$268,887	$574,319	$1,495,156

(a)	Due to the uncertainties of future LIBOR rates, the variable interest payments on our Senior Credit Facility and swap agreements were calculated using an average LIBOR rate of 1.72% based on projected interest rates through fiscal 2019.
(b)	State income tax payments are reflected net of the federal income tax benefit.

Cash Flow

Cash and cash equivalents as of December 31, 2013 was $52.1 million, compared to $31.8 million as of December 31, 2012 and was impacted by the following:

Cash provided by operating activities of continuing operations in 2013, 2012 and 2011 was $192.2 million, $255.2 million, and $185.7 million, respectively. Cash provided by operating activities of continuing operations in 2013 was positively impacted by non-cash expenses such as depreciation and amortization, loss on extinguishment of debt, stock-based compensation expense and dividends received from our unconsolidated joint venture. These positive impacts were offset by changes in our working capital components which were primarily driven by increases in accounts receivable, prepaid expenses and other current assets along with decreases in accounts payable, accrued expenses and other current liabilities. Accounts receivable, prepaid expenses and other current assets increased by $27.2 million, representing a negative impact on cash. The increase was primarily driven by federal and state income tax overpayments of $22.4 million included in prepaid expenses and other current assets at December 31, 2013 and the timing of billings and collections. Increases in equity in earnings of affiliates, net of tax, the tax benefit related to equity compensation and a release of reserves for uncertain tax positions also negatively impacted cash. Accounts payable, accrued expenses and other current liabilities decreased by $10.0 million which negatively impacted cash. The decrease was primarily caused by general liability insurance settlements in 2013, a release of reserves for uncertain tax positions and the timing of payments on accounts payable and accrued payroll and related taxes.

Cash provided by operating activities of continuing operations in 2012 was positively impacted by increases in net income attributable to GEO, non-cash expenses such as depreciation and amortization and stock based compensation expense. These positive impacts were offset by the deferred income tax benefit and changes in our working capital components which were primarily driven by decreases in accounts receivable, prepaid expenses and other current assets along with increases in accounts payable, accrued expenses and other current liabilities. Accounts receivable, prepaid expenses and other current assets decreased by $44.7 million and represented a source of cash. The decrease was primarily caused by increased operations at several new facilities which opened during 2011 and 2012. Accounts payable, accrued expenses and other current liabilities increased by $27.4 million, net of acquisitions, and represented a use of cash. The increase was primarily caused by the timing of payments and a $15 million customer prepayment in 2012.

Cash provided by operating activities of continuing operations in 2011 was positively impacted by increases in net income attributable to GEO, non-cash expenses such as depreciation and amortization and stock based compensation expense as well as from cash dividends received from our joint venture in South Africa of $9.9 million. These positive impacts were offset by changes in our working capital components which were primarily driven by decreases in accounts receivable, prepaid expenses and other current assets along with decreases in accounts payable, accrued expenses and other current liabilities. Accounts receivable, prepaid expenses and other current assets decreased by $20.1 million, net of acquisitions, and represented a use of cash. The decrease was primarily due to the timing of billings and collections. Accounts payable, accrued expenses and other current liabilities decreased by $16.8 million, net of acquisitions, and represented a use of cash. The decrease was primarily caused by the timing of payments.

Cash used in investing activities by continuing operations of $99.0 million in 2013 was primarily the result of capital expenditures of $117.6 million, offset by an decrease in restricted cash of $17.4 million. Cash used in investing activities by continuing operations of $52.6 million in 2012 was primarily the result of capital expenditures of $107.6 million and the acquisition of the ownership interests in MCF of $35.2 million, offset by a decrease in restricted cash of $51.2 million and the proceeds from the RTS divestiture of $33.3 million. Cash used in investing activities in 2011 of $632.5 million primarily related to our cash consideration of the purchase of BI for $409.6 million and $222.0 million for capital expenditures.

Cash used in financing activities by continuing operations in 2013 reflects payments of $1,134.5 million on indebtedness offset by $1,238.0 million of proceeds from long term debt, including $300.0 million from the 5.125% Senior Notes, $250.0 million from the 5 7/8% Senior Notes as well as $688.0 million of borrowings under our Revolver. We also paid cash dividends of $147.2 million, deferred debt issuance costs of $23.8 million and debt issuance fees of $13.4 million.

Cash used in financing activities by continuing operations in 2012 reflects payments of $456.5 million on indebtedness offset by $358.0 million of borrowings under our Prior Senior Credit Facility which includes proceeds of $100.0 million from our prior Term Loan A-3. We also made a cash distribution of $5.8 million to the partners of MCF, paid a $102.4 million dividend to our shareholders and paid $14.9 million in fees, including a make-whole provision, related to the early extinguishment of debt in connection with the redemption of the MCF bonds.

Cash provided by financing activities by continuing operations in 2011 of $454.0 million reflects proceeds from our Prior Senior Credit Facility and 6.625% Senior Notes of $782.2 million and proceeds of $53.2 million from our 2011 Revenue Bonds, net of discount, offset by payments on indebtedness of $289.8 million. We also made a cash distribution of $4.0 million to the partners of MCF and paid $15.5 million in connection with the issuance of 2011 Revenue Bonds and the financing of the BI Acquisition. Additionally, we paid $75.0 million in 2011 for purchases of our common stock.

Inflation

We believe that inflation, in general, did not have a material effect on our results of operations during 2013, 2012 and 2011. While some of our contracts include provisions for inflationary indexing, inflation could have a substantial adverse effect on our results of operations in the future to the extent that wages and salaries, which represent our largest expense, increase at a faster rate than the per diem or fixed rates received by us for our management services.

Outlook

The following discussion of our future performance contains statements that are not historical statements and, therefore, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied in the forward-looking statement. Please refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, “Risk Factors” in this proxy statement/prospectus, “Forward-Looking Statements — Safe Harbor” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2013 and “Special Note Regarding Forward—Looking Statements” in this proxy statement/prospectus, as well as the other disclosures contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and in this proxy statement/prospectus, for further discussion on forward-looking statements and the risks and other factors that could prevent us from achieving our goals and cause the assumptions underlying the forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements.

Revenue

Domestically, we continue to pursue a number of opportunities for corrections and detention facilities. Continued need for corrections facilities in various states and the need for bed space at federal prisons and detention facilities are two of the factors that have contributed to these opportunities. At the state level, we recently signed two contracts with the California Department of Corrections and Rehabilitation for the housing of 1,400 inmates at our company-owned, 700-bed Central Valley Modified Community Correctional Facility and our company-owned, 700-bed Desert View Modified Community Correctional Facility. Additionally, we executed a new contract for the continued housing of California inmates at our company-owned Golden State Modified Community Correctional Facility, which increased the facility’s contract capacity from 600 to 700 beds. In Florida, the Department of Management Services awarded us three contracts for the management of 3,854 contract prison beds which are currently managed by a different private operator. Effective February 1, 2014, we assumed operation of the 1,884-bed Graceville Correctional Facility, the 985-bed Moore Haven Correctional Facility, and the 985-bed Bay Correctional Facility. At the federal level, we recently signed a contract with ICE for the development and management of a new 400-bed immigration transfer center in Alexandria, Louisiana. We continue to be encouraged by opportunities as discussed above; however any positive trends may, to some extent, be adversely impacted by government budgetary constraints in the future. While more than two-thirds of legislative fiscal directors described their state fiscal situation as stable, still seventeen states reported that at least one major category of spending was significantly over budget for fiscal year 2014 and of those, ten states indicated that their corrections budgets were overspent in the first four months of fiscal year 2014, according to a survey conducted in the Fall of 2013 by the National Conference of State Legislatures. As a result of budgetary pressures, state correctional agencies may pursue a number of cost savings initiatives which may include reductions in per diem rates and/or the scope of services provided by private operators. These potential cost savings initiatives could have a material adverse impact on our current operations and/or our ability to pursue new business opportunities. Additionally, if state budgetary constraints, as discussed above, persist or intensify, our state customers’ ability to pay us may be impaired and/or we may be forced to renegotiate our management contracts on less favorable terms and our financial condition, results of operations or cash flows could be materially adversely impacted. We plan to actively bid on any new projects that fit our target profile for profitability and operational risk. Although we are pleased with the overall industry outlook, positive trends in the industry may be offset by several factors, including budgetary constraints, unanticipated contract terminations, contract non-renewals, and/or contract re-bids. Although we have historically had a relatively high contract renewal rate, there can be no assurance that we will be able to renew our expiring management contracts on favorable terms, or at all. Also, while we are pleased with our track record in re-bid situations, we cannot assure that we will prevail in any such future situations.

Internationally, we are exploring a number opportunities in our current markets and will continue to actively bid on any opportunities that fit our target profile for profitability and operational risk.

With respect to our youth services, electronic monitoring services, and re-entry services business conducted through our GEO Community business segment, we are currently pursuing a number of business development opportunities. In connection with our merger with Cornell in August 2010 and our acquisition of BI in February 2011, we have significantly expanded GEO Community’s operations by adding 36 facilities, 7 nonresidential service centers, and 35 Day Reporting Centers. We also expanded the service offerings of GEO Community by adding electronic monitoring services, community re-entry and immigration related supervision services. Relative to opportunities for community-based re-entry centers, we expect to compete for several formal solicitations from the Bureau of Prisons (the “BOP”) for re-entry centers across the country and are also working with our existing local and state correctional clients to leverage new opportunities for both residential facilities as well as non-residential day reporting centers. We continue to expend resources on informing state and local governments about the benefits of privatization and we anticipate that there will be new opportunities in the future as those efforts begin to yield results. We believe we are well positioned to capitalize on any suitable opportunities that become available in this area.

Operating Expenses

Operating expenses consist of those expenses incurred in the operation and management of our contracts to provide services to our governmental clients. Labor and related cost represented 58.3% of our operating expenses in 2013. Additional significant operating expenses include food, utilities and inmate medical costs. In 2013, operating expenses totaled 73.9% of our consolidated revenues. Our operating expenses as a percentage of revenue in 2014 will be impacted by the opening of any new or existing idle facilities as a result of the cost of transitioning and/or start-up operations related to a facility opening. During 2014, we will incur carrying costs for facilities that were vacant in 2013. The carrying costs associated with the approximately 6,000 beds we are currently marketing are expected to be $21.9 million in 2014, including depreciation of $5.9 million. As of December 31, 2013, our worldwide operations include the management and/or ownership of approximately 77,000 beds at 98 correctional, detention, residential treatment, youth services and community-based facilities including idle facilities, and also include the provision of monitoring of approximately 70,000 offenders in a community-based environment on behalf of approximately 900 federal, state and local correctional agencies located in all 50 states.

General and Administrative Expenses

General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses. In 2013, general and administrative expenses totaled 7.7% of our consolidated revenues. We expect general and administrative expenses as a percentage of revenue in 2014 to decrease as a result of cost savings initiatives and decreases in nonrecurring costs related to our REIT conversion. We expect business development costs to remain consistent or increase slightly as we pursue additional business development opportunities in all of our business lines. We also plan to continue expending resources from time to time on the evaluation of potential acquisition targets.

Idle Facilities

We are currently marketing approximately 6,000 vacant beds at six of our idle facilities to potential customers. The annual carrying cost of idle facilities in 2014 is estimated to be $21.9 million, including depreciation expense of $5.9 million. As of December 31, 2013 these facilities had a net book value of $193.6 million. We currently do not have any firm commitment or agreement in place to activate these facilities. Historically, some facilities have been idle for multiple years before they received a new contract award. Currently, our North Lake Correctional Facility located in Baldwin, Michigan and our Great Plains Correctional Facility located in Hinton, Oklahoma have been idle the longest of our idle facility inventory. Both facilities have been idle since October of 2010. These idle facilities are included in the U.S. Corrections & Detention segment. The per diem rates that we charge our clients often vary by contract across our portfolio. However, if all of these idle facilities were to be activated using our U.S. Corrections & Detention average per diem rate in 2013, (calculated as the U.S. Corrections & Detention revenue divided by the number of U.S. Corrections & Detention mandays) and based on the average occupancy rate in our U.S. Corrections & Detention facilities for 2013, we would expect to receive incremental annualized revenue of approximately $125 million and an annualized increase in earnings per share of approximately $0.35 to $0.40 per share based on our average U.S. Corrections and Detention operating margin.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are exposed to market risks related to changes in interest rates with respect to our Senior Credit Facility. Payments under the Senior Credit Facility are indexed to a variable interest rate. Based on borrowings outstanding as of December 31, 2013 under the Senior Credit Facility of $298.5 million, for every one percent increase in the average interest rate applicable to the Senior Credit Facility, our total annual interest expense would increase by $3.0 million.

We have entered into certain interest rate swap arrangements for hedging purposes, fixing the interest rate on our Australian non-recourse debt to 9.7%. The difference between the floating rate and the swap rate on these instruments is recognized in interest expense within the respective entity. Because the interest rates with respect to these instruments are fixed, a hypothetical one percent change in the current interest rate would not have a material impact on our financial condition or results of operations.

Additionally, we invest our cash in a variety of short-term financial instruments to provide a return. The majority of our cash is invested internationally. These instruments generally consist of highly liquid investments with original maturities at the date of purchase of three months or less. While these instruments are subject to interest rate risk, a hypothetical 100 basis point increase or decrease in market interest rates would not have a material impact on our financial condition or results of operations.

Foreign Currency Exchange Rate Risk

We are also exposed to market risks related to fluctuations in foreign currency exchange rates between the U.S. dollar, the Australian dollar, the Canadian dollar, the South African Rand and the British Pound currency exchange rates. Based upon our foreign currency exchange rate exposure at December 31, 2013, every 10 percent change in historical currency rates would have approximately a $4.6 million effect on our financial position and approximately a $1.5 million impact on our results of operations over the next fiscal year.

DESCRIPTION OF GEO REIT CAPITAL STOCK

The following summarizes the material terms of GEO REIT common stock and undesignated preferred stock as will be set forth in the GEO REIT Articles (the amended and restated articles of incorporation of GEO REIT), which will govern the rights of GEO REIT common stock if the merger agreement is approved by GEO’s shareholders and the merger is thereafter completed. A copy of the form of the GEO REIT Articles is attached as Annex B-1 to this proxy statement/prospectus. While we believe that the following description covers the material terms of GEO REIT’s capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, the GEO REIT Articles and the other documents we refer to for a more complete understanding of GEO REIT’s capital stock following the merger.

Authorized Capital

The GEO REIT Articles authorize GEO REIT to issue up to 155,000,000 shares of capital stock, consisting of 125,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share. GEO’s articles of incorporation currently authorizes 120,000,000 shares of capital stock, consisting of 90,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share. This increase in the number of authorized shares of common stock is intended to provide GEO REIT with additional authorized shares for issuance. Management believes that the limited number of currently authorized but unissued and unreserved shares of GEO common stock may restrict GEO REIT’s ability to respond to business needs and opportunities. As a result, the availability of additional shares of common stock for issuance will afford GEO REIT flexibility in the future by assuring that there will be sufficient authorized but unissued shares of common stock for possible acquisitions, financing requirements, future awards under equity incentive plans, future purchases under employee stock purchase plans and other corporate purposes.

GEO REIT Common Stock

When issued as contemplated in the merger agreement, the GEO REIT common stock will be validly issued, fully paid and non-assessable. Under the Florida Business Corporation Act, shareholders generally are not personally liable for a corporation’s acts or debts.

Voting Rights. With respect to all matters upon which shareholders are entitled to vote, the holders of GEO REIT common stock will be entitled to one vote in person or by proxy for each share of GEO REIT common stock outstanding in the name of such shareholders on the record of shareholders. Generally, all matters to be voted on by shareholders must be approved by a majority (or by a plurality in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected) of the votes entitled to be cast by all shares of GEO REIT common stock present in person or by proxy.

Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over GEO REIT common stock with respect to the payment of dividends, dividends may be declared and paid on the GEO REIT common stock from time to time and in amounts as the board of directors may determine. We commenced declaring regular quarterly distributions beginning the first quarter of 2013. See the section titled “Distribution Policy.”

Liquidation Rights. Upon the liquidation, dissolution or winding up of GEO REIT, whether voluntary or involuntary, the holders of GEO REIT common stock will be entitled to share ratably in all assets available for distribution after payment in full to creditors and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them. Neither the merger, consolidation or business combination of GEO REIT with or into any other entity in which our shareholders receive capital stock and/or other securities (including debt securities) of the surviving entity (or the direct or indirect parent entity thereof), nor the sale, lease or transfer by us of any part of our business and assets, nor the reduction of our capital stock, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Other Provisions. The holders of GEO REIT common stock will have no preemptive, subscription or redemption rights and will not be entitled to the benefit of any sinking fund.

GEO REIT will not be permitted to subdivide, combine, or pay or declare any stock dividend on, the outstanding shares of GEO REIT common stock unless all outstanding shares of GEO REIT common stock are subdivided or combined or the holders of GEO REIT common stock receive a proportionate dividend.

Preferred Stock

Pursuant to the GEO REIT Articles, the board of directors is empowered, without any approval of our shareholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series, and to fix the relative rights, preferences, powers, qualifications, limitations and restrictions of each such series. The specific matters that may be determined by the board of directors include:

•	whether the shares of the series are redeemable, and if so, the prices at which, and the terms and conditions on which, the shares may be redeemed, including the date or dates upon or after which the shares shall be redeemable and the amount per share payable in case of redemption;

•	whether shares of the series will be entitled to receive distributions and, if so, the distribution rate on the shares, any restriction, limitation or condition upon the payment of the distributions, whether distributions will be cumulative, and the dates on which distributions are payable;

•	any preferential amount payable upon shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of GEO REIT;

•	whether the shares of the series are convertible, or exchangeable for, shares of any other class or classes of stock or of any other series of stock, or any other securities of GEO REIT, and if so, the terms and conditions of such conversion or exchange, including price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities;

•	terms and conditions of retirement or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting power, if any, of shares of the series; and

•	any other relative rights, preferences or limitations.

Currently, there are no shares of GEO REIT preferred stock issued and outstanding.

Because the board of directors will have the power to establish the preferences and rights of each series of preferred stock, it may afford the shareholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of GEO REIT common stock which could have the effect of delaying, deferring or preventing a change in control of GEO REIT.

For a description of additional provisions of the GEO REIT Articles that may have the effect of delaying, deferring or preventing a change in control of GEO REIT, see the section entitled “Comparison of Rights of Shareholders of GEO and GEO REIT—Anti-Takeover Effect of Certain Provisions of the GEO REIT Articles and Bylaws.”

Restrictions on Ownership and Transfer

To facilitate compliance with the REIT rules in the Code, the GEO REIT Articles contain standard REIT restrictions on stock ownership and stock transfers.

All certificates representing shares of capital stock, if any, will bear legends describing the ownership and transfer restrictions. Further, these ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for the GEO REIT common stock or otherwise be in the best interest of the shareholders.

For us to qualify as a REIT under the Code, GEO REIT stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of GEO REIT stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made). See the section titled “United States Federal Income Tax Consequences—Taxation of The GEO Group REIT, Inc.—Requirements for Qualification—General.” To satisfy these ownership requirements and other requirements for continued qualification as a REIT and to otherwise protect us from the consequences of a concentration of ownership among GEO REIT’s shareholders, the GEO REIT Articles contains provisions restricting the ownership or transfer of shares of GEO REIT stock.

The relevant sections of the GEO REIT Articles provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in the GEO REIT Articles) may beneficially or constructively own more than 9.8% in value of the aggregate of GEO REIT’s outstanding shares of stock, including GEO REIT’s common stock and preferred stock, or more than 9.8% in value or in number of shares (whichever is more restrictive) of any class or series of outstanding GEO REIT stock. We refer to these restrictions as the “ownership limits.”

The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value or number of shares of GEO REIT’s outstanding stock or any class or series of GEO REIT capital stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of GEO REIT stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value or number of shares of GEO REIT’s outstanding stock or any class or series of GEO REIT capital stock.

In addition to the ownership limits, the GEO REIT Articles prohibits any person from actually or constructively owning shares of GEO REIT stock to the extent that such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of section 856(d) of the Code to fail to qualify as such.

GEO REIT’s board of directors may, in its sole discretion, exempt a person from the ownership limits and certain other limits on ownership and transfer of GEO REIT stock described above, and may establish a different limit on ownership for any such person. However, the board of directors may not exempt any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person’s beneficial or constructive ownership of GEO REIT stock will not as of the date of this proxy statement/prospectus or in the future jeopardize our ability to qualify as a REIT under the Code and must agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of GEO REIT stock described above) will result in the shares of stock being automatically transferred to a trust as described below. As a condition of its waiver, the board of directors may require an opinion of counsel or IRS ruling satisfactory to the board of directors with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption or a different limit on ownership.

In connection with the waiver of the ownership limits or at any other time, the board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in the GEO REIT Articles, result in us being “closely held” within the meaning of section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of GEO REIT’s total shares of stock or of the shares of a class or series of GEO REIT stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s percentage of total shares of stock or of the shares of a class or series of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of GEO REIT’s shares of stock or of the shares of a class or series of GEO REIT stock, as applicable, in excess of such percentage ownership of shares of stock or of a class or series of stock will be in violation of the ownership limits.

The GEO REIT Articles further prohibit:

•	any person from transferring shares of GEO REIT stock if such transfer would result in shares of GEO REIT stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•	any person from beneficially or constructively owning shares of GEO REIT stock if such ownership would result in our failing to qualify as a REIT.

The foregoing provisions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of GEO REIT stock that will or may violate the foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.

Pursuant to the GEO REIT Articles, if there is any purported transfer of GEO REIT stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to GEO REIT stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee. Any ordinary dividend paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. The GEO REIT Articles also provides for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the GEO REIT Articles, then the transfer of the excess shares will be automatically void and of no force or effect.

Shares of GEO REIT stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such event and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of GEO REIT stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such stock. In addition, if prior to discovery by us that shares of GEO REIT common stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under the GEO REIT Articles. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to the Florida Business Corporation Act, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.

In addition, if the board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of GEO REIT stock set forth in the GEO REIT Articles, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, causing us to repurchase shares of GEO REIT stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Within 30 days after the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of any class or series of GEO REIT stock, must, upon request, provide us written notice of the person’s name and address, the number of shares of each class and series of GEO REIT stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of GEO REIT stock, and any person (including the shareholder of record) who is holding shares of GEO REIT stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Transfer Agent and Registrar

The transfer agent and registrar for GEO REIT common stock is Computershare, telephone number (800) 522-6645.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF

GEO AND GEO REIT

The following describes some of the differences between the current rights of holders of GEO common stock and the rights of holders of GEO REIT common stock after the merger, and also summarizes certain provisions of Florida Corporate Law, the GEO Articles, the GEO Bylaws, the GEO REIT Articles, and the GEO REIT Bylaws. This summary may not contain all the information that is important to you. We encourage you to carefully read the GEO Articles, the GEO Bylaws, the GEO REIT Articles and the GEO REIT Bylaws. For information on how to obtain the GEO Articles and GEO Bylaws, see “Where You Can Find More Information.” Copies of the forms of the GEO REIT Articles and GEO REIT Bylaws are attached as Annex B-1 and Annex B-2, respectively, to this proxy statement/prospectus.

General

If the merger is completed, you will obtain the right to receive a number of shares of GEO REIT common stock equal to, and in exchange for, the number of shares of GEO common stock you then own. As a holder of GEO common stock, your rights are governed by Florida Corporate Law, the GEO Articles and the GEO Bylaws. If the merger is completed, your rights will be governed by Florida Corporate Law, the GEO REIT Articles and the GEO REIT Bylaws. Generally, except as described below, and except that the GEO REIT Articles will include restrictions on ownership and transfer of GEO REIT capital stock, the GEO REIT Articles and the GEO REIT Bylaws will be the same in all material respects as the current GEO Articles and GEO REIT Bylaws, which currently govern your rights as a GEO shareholder.

The GEO REIT Articles and GEO REIT Bylaws will contain provisions that could have the effect of delaying, deferring or preventing a transaction or a change in control of GEO REIT by means of a tender offer, proxy contest or otherwise that might involve a premium price for holders of shares of GEO REIT common stock or otherwise be in our shareholders’ best interests. See the section entitled “Anti-Takeover Effect of Certain Provisions of the GEO REIT Articles and Bylaws.”

Amendment of Articles and Bylaws

GEO. Under Florida Corporate Law, the GEO Articles may be amended when the board of directors proposes amendments to the Articles for submission to the shareholders. For the amendment to be adopted: (1) the board of directors must recommend the amendment to the shareholders (unless the board of directors determines that no recommendation should be made); and (2) the shareholders entitled to vote on the amendment must approve the amendment by a majority of the votes entitled to be cast on the amendment. The corporation must notify each shareholder of the proposed shareholders’ meeting. The GEO Articles provide that every amendment to the GEO Articles will be approved by the board of directors, proposed by them to the shareholders, and approved at a shareholders meeting by a majority of the stock entitled to vote thereon, unless all directors and all the shareholders sign a written statement manifesting their intention that a certain amendment of the Articles be made. Under Florida Corporate Law, the GEO Bylaws may be amended or repealed by the GEO board of directors unless: (a) the charter or Florida Corporate Law reserves the power to amend the Bylaws generally or a particular Bylaw provision exclusively to the shareholders, or (b) the shareholders, in amending or repealing the Bylaws generally or a particular provision, provide expressly that the board of directors may not amend or repeal the Bylaws or that Bylaw provision. The GEO Bylaws provide that the GEO Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board.

GEO REIT. The amendment provisions of the GEO REIT Articles and the GEO REIT Bylaws are identical in all material respects to the amendment provisions of the GEO Articles and the GEO Bylaws.

Meeting of Shareholders; Right to Call Special Meetings; Action by Written Consent

GEO. Under Florida Corporate Law, a special meeting of shareholders may be called by: (1) the board of directors, (2) any person authorized to do so in the corporation’s articles or bylaws or (3) holders of not less than 10% (unless a greater percentage not to exceed 50% is required by the articles of incorporation) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The GEO Bylaws provide that special meetings of shareholders may be called at any time by the chairman of the board of directors and will be called by the chairman of the board of directors or the secretary at the request in writing of a majority of the board of directors or of the holders of not less than 10% of all the shares entitled to vote at the meeting. Under Florida Corporate Law and the GEO Bylaws, the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called.

Under Florida Corporate Law, unless otherwise provided in the articles, shareholders may take any action required or permitted to be taken at a shareholders’ meeting without a meeting if the action is consented to in writing by shareholders entitled to cast the same number of votes that would be required to take that action at a meeting at which all shareholders were present and voting in person. The GEO Articles provide that every amendment to the GEO Articles will be approved by the board of directors, proposed by the board of directors to the shareholders and approved at a shareholder meeting by a majority of the shares entitled to vote, unless all the directors and all the shareholders sign a written statement manifesting their intention that a certain amendment to the GEO Articles be made.

GEO REIT. The provisions of the GEO REIT Articles and the GEO REIT Bylaws with respect to meetings of shareholders, the right to call special meetings and action by written consent are identical in all material respects to the provisions of the GEO Articles and the GEO Bylaws.

Advance Notice Requirement of Director Nominations and Shareholder Proposals

GEO. The GEO Bylaws provide that the nomination of persons for election to the board of directors may be made at an annual meeting of shareholders by, or at the direction of, the nominating and corporate governance committee of the board of directors. The nominating and corporate governance committee will consider proposed nominees whose names are submitted to the committee by shareholders; however, the committee does not have a formal process for that consideration. There are no differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the nominating and corporate governance committee.

The GEO Bylaws provide that the proposal of matters to be considered by the shareholders at an annual meeting of shareholders may be brought before the annual meeting only (i) pursuant to the corporation’s notice of meeting, (ii) by or at the direction of the board of directors or (iii) by any shareholder of record of the corporation who was a shareholder of record at the time notice was delivered to the secretary of GEO and at the time of the meeting, who is entitled to vote at the meeting and who complies with the procedures set forth in the GEO Bylaws. The procedures referenced above are the means for shareholders to submit proposals, other than proposals governed by Rule 14a-8 under the Exchange Act.

To be timely, written notice of a shareholder proposal must be delivered to the secretary of GEO not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the annual meeting is changed by more than 30 days from such anniversary date. Such notice must include certain disclosures about the business being proposed and regarding the shareholder making such proposal, including all beneficial ownership interests and rights to vote any shares of any security of GEO.

GEO REIT. The provisions of the GEO REIT Bylaws with respect to the advance notice requirement of shareholder proposals, including director nominations, are identical in all material respects to the provisions of the GEO Bylaws.

Number and Election of Directors; Vacancies; Removal

GEO. The GEO Bylaws provide that the number of directors will not be less than three (3) and will not be more than nineteen (19) and the number of directors shall be fixed by resolution adopted by the affirmative vote of a majority of the board of directors. The GEO board of directors currently consists of six directors. The GEO Bylaws provide that, in uncontested elections of directors, directors are elected by a majority of the votes cast. In contested elections, directors are elected by a plurality of votes cast. A director who is not elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the board of directors. The board of directors, taking into consideration the recommendation of the Nominating and Corporate Governance Committee of the board, will then decide whether to accept or reject the resignation, or whether other action should be taken.

The GEO Bylaws provide that in general a vacancy occurring on the board of directors, including any vacancy created by reason of death, resignation, expiration of term of office or increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum, and any director so chosen will hold office until the next annual election and until his or her successor has been duly elected and qualified.

Florida Corporate Law provides that, absent a provision in the articles of incorporation permitting removal of directors only for cause, the directors may be removed with or without cause by the shareholders. The GEO Bylaws provide that a GEO director may be removed from office, with or without cause, by a vote of a majority of the shares of stock issued and outstanding and entitled to vote.

GEO REIT. The provisions of the GEO REIT Bylaws with respect to the number and election of directors, vacancies and removal are identical in all material respects to the provisions of the GEO Bylaws.

Anti-Takeover Effect of Certain Provisions of the GEO REIT Articles and Bylaws

Certain provisions of the GEO REIT Articles, described below, as well as the ability of the board of directors to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock, could delay, defer, or prevent a transaction or a change in control of GEO REIT that might involve a premium for holders of GEO REIT common stock or might otherwise be in their best interests.

Ownership Limitations. Primarily to protect us against the risk of losing our status as a REIT, the GEO REIT Articles contain provisions that limit the ownership by any person of shares of any class or series of our capital stock. These provisions could have the effect of delaying, deferring or preventing a change in control of GEO REIT. See the section titled “Description of GEO REIT Capital Stock—Restrictions on Ownership and Transfer.”

Authorized Capital

GEO. The authorized capital stock of GEO is 120,000,000 shares of capital stock, divided into: 90,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares are designated as Series A Junior Participating Preferred Stock.

GEO REIT. The authorized capital stock of GEO REIT is 155,000,000 shares of capital stock, divided into: 125,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Florida Corporate Law. Subsection (1) of Section 607.0850 of the Florida Corporate Law empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Subsection (2) of Section 607.0850 of the Florida Corporate Law empowers a corporation to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Subsection (4) of Section 607.0850 of the Florida Corporate Law provides that any indemnification under subsection (1) or subsection (2) of Section 607.0850, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2) of Section 607.0850. Such determination shall be made, (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding; or (b) if such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding; or (c) by independent legal counsel (i) selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or (ii) if a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or (d) by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

Subsection (5) of Section 607.0850 indicates that the evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by Subsection (4)(c) of Section 607.0850 shall evaluate the reasonableness of expenses and may authorize indemnification.

Section 607.0850 of the Florida Corporate Law further provides that to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) of Section 607.0850 or subsection (2) of Section 607.0850, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith and that such expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to Section 607.0850. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

The Florida Corporate Law further provides that the indemnification and advancement of expenses provided pursuant to Section 607.0850 are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (a) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Subsection (8) of Section 607.0850 of the Florida Corporate Law provides that indemnification and advancement of expenses as provided in Section 607.0850 shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

Subsection (9) of Section 607.0850 of the Florida Corporate Law also provides that unless the corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (a) the director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3) of Section 607.0850, in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses; (b) the director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7) of Section 607.0850; or (c) the director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1) of Section 607.0850, subsection (2) of Section 607.0850, or subsection (7) of Section 607.0850.

Subsection (12) of Section 607.0850 stipulates that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of Section 607.0850.

GEO REIT Articles. Article X of the GEO REIT Articles provide that GEO REIT shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law as it presently exist or may hereafter by amended.

GEO REIT Bylaws. GEO REIT’s Bylaws provide that GEO REIT shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact he is or was a director or an officer of the corporation, or a director or an officer of the corporation serving as a trustee or fiduciary of an employee benefit plan of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, in the performance of their duties to the full extent permitted by applicable law. Such indemnification may, in the discretion of GEO REIT’s board of directors, include advances of his expenses in advance of final disposition subject to the provisions of applicable law. GEO REIT’s Bylaws further provide that such right of indemnification shall not be exclusive of any right to which any director, officer, employee, agent or controlling shareholder of GEO REIT may be entitled as a matter of law.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the U.S. federal income tax consequences generally applicable to an investment in our common stock. For purposes of this section under the heading “United States Federal Income Tax Consequences,” references to “The GEO Group REIT, Inc.” “we,” “our” and “us” generally mean only The GEO Group REIT, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to “tenants” are to persons who are treated as lessees of real property for purposes of the REIT requirements including, in general, persons who are referred to as “customers” elsewhere in this proxy statement/prospectus. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the Treasury, rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in our common stock, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships, other pass-through entities and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the issuance of restricted stock pursuant to our equity compensation plans;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means property held for investment.

The tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of the Merger

The merger of GEO with and into GEO REIT, which for U.S. federal income tax purposes is an entity disregarded as separate from GEO, is intended to qualify as a tax-free reorganization under section 368(a) of the Code, and the U.S. federal income tax consequences summarized below assume that the merger will so qualify.

Prior to the effectiveness of this Registration Statement, we will have received an opinion of our special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden” or “Special Tax Counsel”), to the effect that the merger will be treated for federal income tax purposes as a reorganization under section 368(a) of the Code. The opinion of Special Tax Counsel is conditioned upon the accuracy, as of the date hereof and of the effective date of the merger, of fact-based representations and covenants made by our management and is subject to the conditions, limitations, and qualifications referenced below and in the opinion. The opinion of Skadden represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including that the merger will be effected as described in this proxy statement/prospectus. The opinion is expressed as of the date issued. Skadden will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Neither GEO nor GEO REIT will recognize any gain or loss as a result of the merger. GEO shareholders will not recognize any gain or loss upon the conversion of shares of GEO common stock into GEO REIT common stock pursuant to the merger, other than possibly non-U.S. persons that own or have owned in excess of 5% of GEO common stock. The initial tax basis of the GEO REIT common stock received by a shareholder pursuant to the merger will be equal to such shareholder’s adjusted tax basis in the shares of GEO common stock being converted pursuant to the merger. The holding period of the GEO REIT common stock received by a shareholder pursuant to the merger will include the shareholder’s holding period with respect to the shares of GEO common stock being converted pursuant to the merger.

Certain GEO shareholders who are non-U.S. persons could recognize gain or loss pursuant to the merger. To the extent that we do not qualify as a “domestically controlled REIT,” a non-U.S. person who at any time during the five-year period ending on the effective date of the merger owned more than 5% of the GEO common stock would recognize gain to the extent that the fair market value of the GEO REIT common stock received in the merger exceeds his adjusted tax basis in his GEO common stock. See “—Taxation of Non-U.S. Shareholders—Dispositions of Our Stock.”

Taxation of The GEO Group REIT, Inc.

We intend to elect to be taxed as a REIT commencing with our taxable year ended December 31, 2013, upon the filing of our U.S. federal income tax return for such year. We believe that we have been organized and operate and will continue to operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code.

Skadden has acted as our special REIT tax counsel in connection with our formation and election to be taxed as a REIT. In connection with this merger, we have received an opinion of Special Tax Counsel to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ended December 31, 2013. It must be emphasized that the opinion of Special Tax Counsel is based on various assumptions relating to our organization and operation, and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Special Tax Counsel or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued. Special Tax Counsel will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Special Tax Counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

We have received a private letter ruling from the IRS with respect to certain issues relevant to our qualification as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we continue to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our shareholders.

Most U.S. shareholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. The highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

Provided we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (“TRS”) that do not reflect arm’s length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

7.	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, will be 2013). We intend to amend our charter to provide restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end commencing with the year ending December 31, 2012, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the outstanding securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income such as management fees, or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s length basis.

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

We generally have control of our partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Income Tests

To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property. Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•	Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Any amounts that we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We intend to cause any services that are not “usually or customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an

“independent contractor.” However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary.

Dividend Income. We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income. Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Hedging Transactions. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other corporations that qualify as REITs, as well as some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property, or non-real estate securities) may not, in the aggregate, exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the conditions described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant tests within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(i) the sum of

(a) 90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

(b) 90% of our after-tax net income, if any, from foreclosure property (as described below); minus

(ii) the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by our shareholders in the year in which paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with any preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our shareholders of any distributions that are actually made. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) in order to meet the distribution requirements, while preserving our cash.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest to the IRS based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, our TRS may provide services to our tenants. We set the fees paid to our TRSs for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above.

These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions

We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to shareholders would be taxable as regular corporate dividends. Such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate commencing in 2013) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to taxable U.S. shareholders. A “U.S. stockholder” is any holder of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. shareholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate that applies commencing in 2013) for qualified dividends received by most U.S. shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our U.S. shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code, which treat our U.S. shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of GEO REIT—Annual Distribution Requirements.” Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% (commencing in 2013) in the case of U.S. shareholders that are individuals, trusts and estates, and 35% in the case of U.S. shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of GEO REIT—Annual Distribution Requirements.” Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock. If a U.S. stockholder sells or disposes of shares of our stock, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the stockholder’s adjusted tax basis in the shares of stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gains arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. shareholders. A “non-U.S. stockholder” is any holder of our common stock other than a partnership or U.S. stockholder.

Ordinary Dividends. The portion of dividends received by non-U.S. shareholders that (i) is payable out of our earnings and profits, (ii) is not attributable to capital gains that we recognize and (iii) is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (“USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (i) the stockholder’s proportionate share of our earnings and profits, plus (ii) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Non-U.S. Shareholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We expect that a significant portion of our assets will be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Non-U.S. Shareholders—Ordinary Dividends”), if (i) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (ii) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

Even if the foregoing 50% test is met, however, our stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. shareholders at all times during a specified testing period. We believe that we will be and will remain a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be or will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder’s sale of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 5% or less of our outstanding common stock any time during a prescribed testing period. We expect that our common stock will be regularly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Non-U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (ii) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust shareholders in order to satisfy the REIT “closely-held” test and (ii) either (a) one pension trust owns more than 25% of the value of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock that we intend to amend our charter to include generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Medicare 3.8% Tax on Investment Income

For taxable years beginning after December 31, 2012, certain U.S. shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common stock.

Foreign Account Tax Compliance Act

Legislation enacted in 2010 and existing guidance issued thereunder will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to shareholders in respect of any amounts withheld. Shareholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

LEGAL MATTERS

The validity of the GEO REIT common stock to be issued to GEO shareholders pursuant to the merger will be passed upon by Akerman LLP, Miami, Florida. Certain tax matters will be passed upon by Skadden, Arps, Slate, Meagher  & Flom LLP, Chicago, Illinois.

EXPERTS

The balance sheet of The GEO Group REIT, Inc. as of December 31, 2013 included in this prospectus and elsewhere in the registration statement has been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting of The GEO Group, Inc., incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

PROPOSALS OF SHAREHOLDERS

As more specifically provided in our Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2014 is scheduled for May 2, 2014, any shareholder proposal to be considered at the 2015 annual meeting must be properly submitted to us not earlier than February 1, 2015 nor later than March 3, 2015. These requirements are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a proposal included in our proxy statement. For the 2015 annual meeting, under the Securities and Exchange Commission’s requirements, any shareholder proposals must have been received by GEO no later than November  21, 2014, in order to be included in our 2015 proxy statement.

SPECIAL SHAREHOLDER MEETING GUIDELINES

Place, Date and Time

The GEO Group, Inc.’s special meeting of shareholders (the “Meeting”) will be held at The Boca Raton Resort & Club (the “Hotel”) on May 2, 2014 at 10:00 am (ET).

Attendance

The Meeting is open to shareholders of record as of March 10, 2014. Shareholders must pre-register to reserve an admission ticket/credential and then present both the admission ticket/credential and a government-issued photo identification at the Hotel’s main entrance/gate in order to attend the Meeting.

If you are a registered shareholder and would like to attend the Meeting, please contact GEO Shareholder Services at shareholderservices@geogroup.com or by telephone at 1-866-301-4436 to reserve an admission ticket/credential. Please include your contact and mailing information in your request. If we cannot confirm that you are a registered shareholder, we will contact you for further information.

If you hold GEO shares in “street name” through an intermediary, such as a bank, brokerage firm, or other nominee, and you would like to attend the Meeting, please send us a written request for an admission ticket/credential either by regular mail, fax or email along with proof of share ownership as of the record date, March 10, 2014, such as a letter from the broker, trustee, bank, or nominee holding your shares to: Shareholder Services, 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487; fax: 1-561-999-7681; or email: shareholderservices@geogroup.com. Please include your contact and mailing information in your request.

Requests to reserve admission tickets/credentials will be processed in the order in which they are received and must be received no later than five business days before the Meeting date, or Friday, April 25, 2014. Admission tickets/credentials will be mailed ahead of the Meeting date to the mailing address provided in the request.

Security Requirements

For safety and security reasons, cameras, smartphones, cell phones, recording equipment, electronic devices, computers, large bags, briefcases, or packages along with other items at the discretion of GEO will not be permitted in the Meeting. Attendees will have to check any such items prior to entering the Meeting room. Additionally for security and safety reasons, firearms, weapons, or other items believed to be dangerous will not be permitted in the Meeting. The distribution of printed, written and other materials by anyone other than GEO management will also not be permitted in the Meeting or in the general vicinity of the Meeting.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 21, 2014, by and between The GEO Group, Inc., a Florida corporation (“GEO”), and The GEO Group REIT, Inc., a Florida corporation (“GEO REIT”).

RECITALS

WHEREAS, GEO previously adopted an overall plan (the “REIT Conversion”) to restructure its business operations so that it would qualify for federal income tax purposes as a “real estate investment trust” (“REIT”) beginning January 1, 2013;

WHEREAS, the merger of GEO with and into GEO REIT pursuant to this Agreement is being implemented in connection with GEO’s conversion to a REIT;

WHEREAS, as a result of the Merger (as defined in Section 1.1) GEO REIT will be renamed “The GEO Group, Inc.” and will succeed to and continue to operate the existing business of GEO;

WHEREAS, Section 607.1101 of the Florida Business Corporation Act (the “FBCA”), authorizes the merger of a Florida corporation with and into another corporation;

WHEREAS, for federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Board of Directors of GEO and the Board of Directors of GEO REIT each has determined that the Merger and this Agreement are advisable and in the best interests of each such corporation and its shareholders and each has adopted this Agreement and approved the Merger on the terms and subject to the conditions set forth in this Agreement, recommended that their shareholders vote for the approval of the Agreement and directed that this Agreement be submitted to a vote of their shareholders.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME; EFFECTS OF MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) and in accordance with Section 607.1106 of the FBCA, GEO shall be merged with and into GEO REIT and the separate corporate existence of GEO shall thereupon cease (the “Merger”) and GEO REIT shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate existence of GEO REIT will continue unaffected by the Merger.

1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date and place as the parties may agree but in no event prior to the satisfaction or waiver, where permitted, of the conditions set forth in Section 3.1 hereof. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, following the Closing, the parties hereto shall, at such time as they deem advisable, cause articles of merger (the “Articles of Merger”) to be executed and filed with the Department of State of the State of Florida and make all other filings or recordings required by Florida law in connection with the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the Department of State of the State of Florida or at such later time as GEO and GEO REIT shall agree and specify in the Articles of Merger (the “Effective Time”).

Annex A – Page 1

1.4 Articles of Incorporation and Bylaws.

(a) The articles of incorporation of GEO REIT, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, except that Article First shall be amended to read as follows:

“FIRST: The name of the corporation (hereinafter the “Corporation”) is The GEO Group, Inc.”

(b) The Bylaws of GEO REIT, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed, except that the name of the corporation therein shall be amended to “The GEO Group, Inc.”

1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of GEO serving as directors or officers of GEO immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

1.6 Effects of Merger. The Merger shall have the effects specified in the FBCA and this Agreement.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of GEO, GEO REIT or the shareholders of such corporations, the following shall occur:

(a) The outstanding shares of common stock, par value $0.01 per share, of GEO (“GEO Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the same number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

(b) All shares of GEO Common Stock shall no longer be outstanding and shall be canceled and shall cease to exist. At the Effective Time, each certificate (“Certificate”) formerly representing shares of GEO Common Stock shall thereafter only represent the right to receive (i) the consideration payable in respect of such shares under Section 2.1(a) and (ii) an amount equal to any dividend or other distribution pursuant to Section 2.4(c).

(c) Each share of GEO Common Stock held in GEO’s treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

(d) Each share of GEO REIT Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of GEO REIT or the holder of such shares, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

2.2 Dividends Declared Prior to the Effective Time. GEO’s obligations with respect to any dividends or other distributions to the shareholders of GEO that have been declared by GEO but not paid prior to the Effective Time will be assumed by the Surviving Corporation in accordance with the terms thereof.

2.3 GEO Stock Plans. At the Effective Time, the rights and obligations of GEO under The GEO Group, Inc. Stock Option Plan, The GEO Group, Inc. 1994 Stock Option Plan, The GEO Group, Inc. 1999 Stock Option Plan, The GEO Group, Inc. 2006 Stock Incentive Plan, The GEO Group, Inc. 2011 Employee Stock Purchase Plan, and any equity compensation plans which GEO assumed in connection with various merger and acquisition transactions, including but not limited to the Cornell Companies, Inc. Amended and Restated 2006 Incentive Plan

Annex A – Page 2

(including all amendments or modifications, collectively, the “Plans”) and related and other agreements will be assumed by the Surviving Corporation in accordance with the terms thereof, and all rights of the parties thereto and the participants therein to acquire shares of GEO Common Stock on the terms and conditions of the Plans and such agreements will be converted into rights to acquire shares of Surviving Corporation Common Stock, in each case, to the extent set forth in, and in accordance with, the terms of such Plans and related other agreements. The number of shares available for grant under each Plan is set forth in Schedule 2.3.

2.4 Exchange of Certificates.

(a) As of the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited, with Computershare, the transfer agent and registrar for the shares of Surviving Corporation Common Stock and the exchange agent for purposes of the Merger (the “Exchange Agent”), for the benefit of the holders of Certificates, shares of Surviving Corporation Common Stock, in an amount sufficient to effect the exchange of all Certificates for shares of GEO Common Stock pursuant to Section 2.1(a). In addition, the Surviving Corporation shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of holders of Certificates as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.4(c).

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Certificate so surrendered shall forthwith be cancelled, and the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate evidencing the number of shares of Surviving Corporation Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II and (B) the payment of any of dividends and other distributions that such holder has the right to receive pursuant to Section 2.4(c). No interest shall be paid or accrued on any Merger consideration or on unpaid dividends and distributions payable to holders of Certificates. In the event of a surrender of a Certificate representing shares of GEO Common Stock in exchange for a certificate evidencing shares of Surviving Corporation Common Stock in the name of a person other than the person in whose name such shares of GEO Common Stock are registered, a certificate evidencing the proper number of shares of Surviving Corporation Common Stock may be issued to such a transferee if the Certificate evidencing such securities is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

(c) No dividends or other distributions declared by the Surviving Corporation in respect of Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, shall be paid by the Exchange Agent to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, the Exchange Agent shall release to the holder of the certificates representing whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the previously reserved amount equal to the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Surviving Corporation Common Stock that had been held by the Exchange Agent for the benefit of such holder, and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Surviving Corporation Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Annex A – Page 3

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of GEO of shares of GEO Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Surviving Corporation Common Stock in accordance with the procedures set forth in this Article II.

(e) Any former shareholders of GEO who have not complied with this Article II within one year after the Effective Time shall thereafter look only to the Surviving Corporation for release of (A) their previously reserved shares of Surviving Corporation Common Stock deliverable in respect of each share of GEO Common Stock such stockholder holds as determined pursuant to this Agreement and (B) any dividends or other distributions paid on such shares for the benefit of such shareholders, without any interest thereon.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Surviving Corporation Common Stock deliverable in respect thereof pursuant to this Agreement.

(g) None of GEO, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares or securities of GEO for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

ARTICLE III

CONDITIONS

3.1 Conditions as to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent not prohibited by law), of the following conditions at or prior to the Closing Date:

(a) This Agreement shall have been duly approved by the requisite vote of the shareholders of GEO and GEO REIT.

(b) GEO’s Board of Directors shall have determined that the transactions constituting the REIT Conversion that impact the Surviving Corporation’s qualification as a REIT for federal income tax purposes have occurred or are reasonably likely to occur.

(c) GEO REIT shall have amended and restated its Articles of Incorporation to read substantially in the form attached hereto as Exhibit A.

(d) GEO REIT shall have amended and restated its Bylaws to read substantially in the form attached hereto as Exhibit B.

(e) GEO shall have received from its tax counsel an opinion to the effect that the Merger qualifies as a reorganization within the meaning of section 368(a) of the Code, and that each of GEO and GEO REIT is a party to a reorganization within the meaning of section 368(b) of the Code.

(f) The directors of GEO REIT shall be the directors of GEO immediately prior to the Closing.

(g) The shares of Surviving Corporation Common Stock issuable to shareholders of GEO pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Annex A – Page 4

(h) The Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by GEO REIT in connection with the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding seeking a stop order.

(i) GEO’s Board of Directors shall have determined, in its sole discretion, that no legislation, or proposed legislation with a reasonable possibility of being enacted, would have the effect of substantially (i) impairing the ability of the Surviving Corporation to qualify as a REIT, (ii) increasing the federal tax liabilities of GEO or the Surviving Corporation resulting from the REIT Conversion, or (iii) reducing the expected benefits to the Surviving Corporation resulting from the REIT Conversion.

(j) GEO shall have received all governmental approvals and third party consents required to be obtained by GEO or its subsidiaries in connection with the Merger and the transactions constituting the REIT Conversion, except where the failure to obtain such approvals or consents would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.

ARTICLE IV

DEFERRAL AND TERMINATION

4.1 Deferral. Consummation of the Merger may be deferred by the Board of Directors of GEO or any authorized officer of GEO following the special meeting of the shareholders of GEO if said Board of Directors or authorized officer determines that such deferral would be advisable and in the best interests of GEO and its shareholders.

4.2 Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of GEO, by either (i) the mutual written consent of the Board of Directors of GEO and the Board of Directors of GEO REIT or (ii) the Board of Directors of GEO in its sole discretion.

4.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its affiliates, directors, partners, officers or shareholders) shall have any liability or further obligation to any other party to this Agreement.

ARTICLE V

GENERAL PROVISIONS

5.1 Further Assurances. Each of GEO and GEO REIT shall use its best efforts to take all such actions as may be necessary or appropriate to effectuate the Merger under the FBCA. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Surviving Corporation or GEO, GEO REIT, its officers or other authorized persons of the Surviving Corporation are authorized to take any such necessary or desirable actions including the execution, in the name and on behalf of the Surviving Corporation or GEO, of all such deeds, bills of sale, assignments and assurances.

5.2 No Appraisal Rights. The holders of shares of GEO Common Stock are not entitled under applicable law to dissenters’ or appraisal rights as a result of the Merger or REIT Conversion.

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5.3 Entire Agreement. This Agreement, the Exhibits hereto, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

5.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the shareholders of GEO, but after such shareholder approval, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

5.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

5.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

5.8 Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

5.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.10 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

5.11 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

[Signature Page Follows]

Annex A – Page 6

THE GEO GROUP, INC., a Florida corporation

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Senior Vice President and Chief Financial Officer

THE GEO GROUP REIT, INC., a Florida corporation

By:	/s/ John J. Bulfin
Name:	John J. Bulfin
Title:	Senior Vice President and General Counsel

Annex A – Page 7

Schedule 2.3

GEO Stock Plans

Plan	Shares Available for Grant as of March 10, 2014
The GEO Group, Inc. 2006 Stock Incentive Plan	1,083,353

The GEO Group, Inc. 2011 Employee Stock Purchase Plan	465,548

Annex A – Page 8

Annex B-1

FORM OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE GEO GROUP REIT, INC.

Pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act, the undersigned hereby adopts the following Amended and Restated Articles of Incorporation:

1. The name of the corporation is THE GEO GROUP REIT, INC. (the “Corporation”). The date of filing the original Articles of Incorporation with the Secretary of State was July 11, 2013.

2. The Amended and Restated Articles of Incorporation were unanimously adopted and approved by the Board of Directors and sole Shareholder of the Corporation on [                    ], in accordance with Sections 607.1003, 607.1006, and 607.1007 of the Florida Business Corporation Act.

The Articles of Incorporation are hereby amended and restated in their entirety as follows:

ARTICLE I

The name of this Corporation shall be:

THE GEO GROUP REIT, INC. (the “Corporation”)

ARTICLE II

The principal office and mailing address of the Corporation shall be at One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida 33487. The Corporation shall, however, have the right and power to transact business and to establish offices and agencies at such other places, both within and without the State of Florida, as its directors may authorize and to so transact business and establish offices and agencies in foreign countries.

ARTICLE III

The Corporation is organized for the transaction of any or all lawful business (including, without limitation or obligation, qualifying for taxation under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended, or any successor law, as a “real estate investment trust”) for which corporations may be incorporated under the Florida Business Corporation Act.

ARTICLE IV

The total authorized capital stock of this Corporation shall be one hundred and fifty-five million (155,000,000) shares consisting of (i) one hundred twenty-five million (125,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) thirty million (30,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Annex B-1 – Page 1

The designation and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock are as follows:

A. Provisions Relating to the Preferred Stock.

4.1 General. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereinafter prescribed.

4.2 Preferences. Subject to the rights of the holders of the Corporation’s Common Stock, as set forth in Section B of this Article IV, authority is hereby expressly granted to the Board of Directors to provide for the classification of the shares of Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings to fully effect the issuance and redemption of any such Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

(b) the number of shares to constitute the class or series and the designations thereof;

(c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(d) Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

(e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(f) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

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The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution, adding to such class or series authorized and unissued shares of Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

B. Provisions Relating to the Common Stock

4.3 Voting Rights. Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of the Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

4.4 Dividends. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise.

4.5 Liquidating Distributions. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

ARTICLE V

5.1 Definitions. For the purpose of this Article V, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 5.3(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings promulgated thereunder, all as from time to time in effect, or any successor law, regulations and rulings, and any reference to any statutory, regulatory or ruling provision shall be deemed to be a reference to any successor statutory, regulatory or ruling provision.

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Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean (i) any Person that holds, as of the Initial Date, Beneficial Ownership or Constructive Ownership of shares of Capital Stock in excess of the Stock Ownership Limit; provided, however, that, notwithstanding the foregoing, no individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856 of the Code) that holds, as of the Initial Date, Beneficial Ownership or Constructive Ownership of shares of Capital Stock in excess of the Stock Ownership Limit will be an Excepted Holder pursuant to this clause (i), and (ii) any other Person for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 5.2(g).

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean (i) with respect to any Excepted Holder who is an Excepted Holder by virtue of clause (i) of the definition of Excepted Holder above, a percentage equal to the percentage of the outstanding shares of Common Stock Beneficially Owned and/or Constructively Owned, as applicable, by such Excepted Holder as of the Initial Date, which percentage will be subject to adjustment pursuant to Section 5.2(h), and (ii) with respect to any other Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 5.2(g), the percentage limit established for such Excepted Holder by the Board of Directors pursuant to Section 5.2(g), which percentage will be subject to adjustment pursuant to Section 5.2(h).

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Initial Date. The term “Initial Date” shall mean the effective time of the merger of The GEO Group, Inc. with and into the Corporation pursuant to that Agreement and Plan of Merger dated as of March 21, 2014 by and between The GEO Group, Inc. and the Corporation.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other change in circumstances other than a purported Transfer, including, without limitation, any redemption of any shares of Capital Stock.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code,

Annex B-1 – Page 4

association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) or Rule 13d-5(b) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or Non-Transfer Event), any Person who, but for the provisions of Section 5.2(a), would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of 5.2(a)(i) and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.8 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Stock Ownership Limit. The term “Stock Ownership Limit” shall mean not more than 9.8 percent (i) in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Capital Stock, or (ii) in value or number of shares, whichever is more restrictive, of the outstanding class of any series or class of Capital Stock, excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes, subject to the Board of Directors’ power under Section 5.2(h) hereof to increase or decrease such percentage.

Transfer. The term “Transfer” shall mean any issuance, sale, distribution, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or possess beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote (other than revocable proxies or consents given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership, or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

TRS. The term “TRS” means a taxable REIT subsidiary (within the meaning of Section 856(l) of the Code) of the Corporation.

Trust. The term “Trust” shall mean a trust for the benefit of a Charitable Beneficiary, as described in Section 5.2(a)(ii)(1) and Section 5.3.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust, and any successor trustee.

Annex B-1 – Page 5

5.2 Capital Stock.

(a) Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(i) Basic Restrictions.

(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Stock Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(2) No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(3) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT including, but not limited to, Beneficial or Constructive Ownership to the extent that such Beneficial or Constructive Ownership would result in the Corporation owning (actually or Constructively) an interest in a tenant (other than a TRS) that is described in Section 856(d)(2)(B) of the Code. For this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation.

(4) No Person shall Beneficially Own shares of Capital Stock to the extent such Beneficial Ownership of Capital Stock would result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

(5) No Person shall Beneficially Own shares of Capital Stock to the extent such Beneficial Ownership of Capital Stock would result in the Corporation being “predominantly held” (within the meaning of Section 856(h)(3)(D) of the Code) by “qualified trusts” (within the meaning of Section 856(h)(3)(E) of the Code).

(6) Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

The number and value of the outstanding shares of Capital Stock (or any class or series thereof) held by any Person or individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code) shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Capital Stock (or any class of series thereof) by any Person or individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code), shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person or individual, but not Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

(ii) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities

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exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs on or after the Initial Date which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of clauses (1), (2), (3), (4), or (5) of Section 5.2(a)(i):

(1) then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate clauses (1), (2), (3), (4), or (5) of Section 5.2(a)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 5.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event (which effective date will in no event be earlier than the Initial Date), and such Person shall acquire no rights in such shares of Capital Stock; or

(2) if the transfer to the Trust described in clause (1) of Section 5.2(a)(ii) above would not be effective for any reason to prevent the violation of clauses (1), (2), (3), (4) or (5) of Section 5.2(a)(i), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate clauses (1), (2), (3), (4), or (5) of Section 5.2(a)(i) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(3) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 5.2(a)(ii) and Section 5.3 hereof, shares shall be so transferred to a Trust in such manner that minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 5.2(a)(ii)), and to the extent not inconsistent therewith, on a pro rata basis.

(4) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 5.2(a)(ii), a violation of Section 5.2(a)(i) would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would result in the Capital Stock being beneficially owned (determined under the principles of Section 856(a)(5) of the Code) by less than 100 persons), the shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of Section 5.2(a)(i).

(b) Remedies for Breach. If the Board of Directors shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 5.2(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 5.2(a)(i) (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 5.2(a)(i) (or Non-Transfer Event that results in a violation of Section 5.2(a)(i)) shall automatically result in the transfer to the Trust described above and, where applicable, such Transfer (or Non-Transfer Event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

(c) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 5.2(a)(i) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 5.2(a)(ii) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

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(d) Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(i) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock held by such owner and other shares of the Capital Stock Beneficially Owned or Constructively Owned by such owner and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Stock Ownership Limit; and

(ii) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Stock Ownership Limit.

(e) Remedies Not Limited. Subject to Section 5.8, nothing contained in this Section 5.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation’s qualification as a REIT.

(f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 5.2, Section 5.3 or any definition contained in Section 5.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 5.2 or Section 5.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 5.2 or Section 5.3 requires an action by the Board of Directors and the Articles of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 5.1, 5.2 or 5.3. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 5.2(a)) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 5.2(a), such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person. In addition, any approvals, determinations or other actions which may be taken by the Board of Directors pursuant to Section 5.1, 5.2 or 5.3, may, to the extent permissible under the Florida Business Corporation Act and applicable law, be delegated by the Board of Directors to any duly authorized committee of the Board of Directors or other designee of the Board of Directors.

(g) Exceptions.

(i) Subject to Section 5.2(a), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Stock Ownership Limit, and may establish or increase (prospectively or retroactively) an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, warranties and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit will not cause the Corporation to lose its status as a REIT.

(ii) Prior to granting any exception and/or establishing or increasing the Excepted Holder Limit pursuant to Section 5.2(g)(i), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its

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sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems necessary or advisable in connection with granting such exception.

(iii) Subject to Section 5.2(a)(i)(3), an underwriter or placement agent that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(h) Change in Stock Ownership Limit and Excepted Holder Limit.

(i) The Board of Directors may from time to time, in its sole discretion, increase or decrease the Stock Ownership Limit; provided, however, that a decreased Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Stock Ownership Limit, until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) equals or falls below the Stock Ownership Limit, but until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) falls below such decreased Stock Ownership Limit, any further acquisition of Capital Stock (or any class or series thereof, as applicable) by such Person will be in violation of the Stock Ownership Limit, and, provided further, that the new Stock Ownership Limit would not allow five or fewer individuals (as defined in Section 542(a)(2) of the Code, as modified by Section 856(h) of the Code and taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

(ii) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder (a) with the written consent of such Excepted Holder at any time, or (b) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. Notwithstanding the foregoing or anything contained herein to the contrary, the Board of Directors also may reduce the Excepted Holder Limit then applicable to one or more particular Excepted Holders if such reduction is, in the judgment of the Board of Directors, in its sole discretion, necessary or advisable in enabling the Corporation to maintain its qualification as a REIT or is otherwise in the best interest of the Corporation; provided, however, that any such decreased Excepted Holder Limit will not be effective for any Person whose percentage ownership of Capital Stock (or any class or series thereof, as applicable) is in excess of such decreased Excepted Holder Limit until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) equals or falls below such decreased Except Holder Limit, but until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) falls below such decreased Excepted Holder Limit, any further acquisition of Capital Stock (or any class or series thereof, as applicable) by such Person will be in violation of such decreased Excepted Holder Limit. No Excepted Holder Limit shall be reduced to a percentage that is less than the Stock Ownership Limit.

(i) Legend. Each certificate for shares of Capital Stock, if certificated, shall bear a legend that substantially describes the restrictions on transfer and ownership set forth in this Article V, or instead of such legend, the certificate may reference such restrictions and state that the Corporation will furnish a statement about restrictions on transferability and ownership to any shareholder on request and without charge. In the case of any shares of Capital Stock that are uncertificated, such restrictions, or a reference to such restrictions and a statement that the Corporation will furnish a statement about restrictions on transferability and ownership set forth in this Article V to any shareholder on request and without charge, will be contained in the notice or notices sent as required by applicable law.

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5.3 Transfer of Capital Stock in Trust.

(a) Ownership in Trust. Upon any purported Transfer or Non-Transfer Event described in Section 5.2(a)(i) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust pursuant to Section 5.2(a)(ii) (which effective date will in no event be earlier than the Initial Date). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 5.3(f).

(b) Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares of Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(c) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to the Florida Business Corporation Act, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article V, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

(d) Sale of Shares by Trustee. Within 20 days after receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 5.2(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 5.3(d). The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction or a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owned by the Prohibited Owner to the Trustee pursuant to Section 5.3(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such

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shares are sold by a Prohibited Owner, then (a) such shares shall be deemed to have been sold on behalf of the Trust and (b) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 5.3(d), such excess shall be paid to the Trustee upon demand.

(e) Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift or other such transaction or Non-Transfer Event, the Market Price at the time of such devise or gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 5.3(c). The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 5.3(d). Upon such a sale to the Corporation or its designee, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

(f) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 5.2(a)(i) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

5.4 Transactions. Nothing in this Article V shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article V.

5.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

5.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right under this Article V shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

5.7 Severability. If any provision of this Article V or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

5.8 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the qualification of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in this Article V hereof is no longer required for REIT qualification.

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ARTICLE VI

This Corporation shall have perpetual existence.

ARTICLE VII

These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors, proposed by them to the Shareholders, and approved at a Shareholders’ Meeting by a majority of the stock entitled to vote thereon, unless all the directors and all the shareholders sign a written statement manifesting their intention that a certain amendment of these Articles of Incorporation be made.

ARTICLE VIII

The street address of its registered office and the name of its registered agent at such address is as follows:

Name of Registered Agent	Address of Registered Agent
John J. Bulfin	The GEO Group, Inc. One Park Place, Suite 700 621 Northwest 53rd Street Boca Raton, FL 33487

ARTICLE IX

This Corporation shall initially have three (3) directors. The number of directors may be increased or diminished from time to time by Bylaws adopted by the Board of Directors, but shall never be less than one (1).

ARTICLE X

Indemnification. This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

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IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Corporation’s Articles of Incorporation pursuant to the laws of the State of Florida, has executed these Articles of Incorporation as of [                    ].

THE GEO GROUP REIT, INC.

John J. Bulfin
Senior Vice President and General Counsel

Annex B-1 – Page 13

Annex B-2

FORM OF

AMENDED AND RESTATED BYLAWS

OF

THE GEO GROUP REIT, INC.

Annex B-2 – Page 1

Annex B-2 – Page 2

Annex B-2 – Page 3

		Page
Section 9.	Secondary Obligation	17

Section 10.	Subrogation	17

Section 11.	No Duplication of Payments	17

ARTICLE XIII	AMENDMENTS	17

Section 1.	Alteration, Amendment and Repeal	17

Annex B-2 – Page 4

BYLAWS

OF

THE GEO GROUP REIT, INC.

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation shall be located in the County of Palm Beach, State of Florida, or at such place as may be fixed from time to time by the board of directors.

Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Florida, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

ANNUAL MEETINGS OF SHAREHOLDERS

Section 1. Place of Meeting. All meetings of shareholders for the election of directors shall be held in the City of Boca Raton, State of Florida, at such place as may be fixed from time to time by the board of directors, or at such other place, either within or without the State of Florida, as shall be designated from time to time by the board of directors and stated in the notice of the meeting.

Section 2. Date and Hour of Meeting. Annual meetings of shareholders shall be held on a business day during the month of May, or on such other date and at such hour as shall be designated from time to time by the board of directors and stated in the notice of the meeting. Only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Presiding Officer (as such term is defined below).

Section 3. Notice of Meeting. Written notice of the annual meeting, stating the place, date and hour of the meeting, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the secretary or any other duly authorized officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting.

Section 4. Purpose of Meeting. At the annual meeting, the shareholders shall elect a board of directors and transact such other business as may properly be brought before the meeting.

Section 5. Matters to be Considered at Annual Meeting. At an annual meeting of shareholders, only such new business shall be conducted, and only such proposals shall be acted upon as shall have been brought before the annual meeting (a) by, or at the direction of, the board of directors, or (b) by any shareholder of record of the corporation who is such a shareholder at the time of giving of notice pursuant to this Article II, Section 5, who is entitled to vote at such meeting and with respect to such proposal and who complies with the notice procedures set forth in this Article II, Section 5. For a proposal to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the meeting is changed by more than 30 days from such anniversary date, notice by the shareholder to be timely must be received no later than the close of business of the 10th day following the earlier of the day on which notice of the date of the

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meeting was mailed or public disclosure of the date of the meeting was made. A shareholder’s notice to the secretary of the corporation shall set forth as to each matter the shareholder proposes to bring before that annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of the corporation’s capital stock which are beneficially owned by (i) the shareholder; (ii) any other person who beneficially owns, or shares beneficial ownership, of any shares owned of record or beneficially owned by such shareholder; (iii) any group of which the shareholder is a member; (iv) any person acting in concert with such shareholder or group; (v) any affiliates or associates of the foregoing persons; and (vi) any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder notice and (d) any financial interest of the persons referred to in clauses (i) through (v) of the foregoing clause (c) in, or with respect to, the proposal which is to be made. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with this Article II, Section 5. As used in this paragraph: the term “beneficial ownership” (or derivations thereof) shall include, without limitation, “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor regulation thereto, and a person shall be deemed, without limitation, to beneficially own any shares which such person is deemed to beneficially own under such Rule l3d-3 or any such successor regulation; the terms “affiliate” and “associate” mean persons defined as such “affiliates” or “associates” in accordance with Rule 12b-2 under the Exchange Act, or any successor regulation thereto; and the term “group” means a “group” as defined in Rule l3d-5 under the Exchange Act, or any successor regulation thereto.

A shareholder’s notice to the secretary of the corporation shall be submitted to the board of directors for review. The board of directors, or a designated committee thereof, may determine whether a notice has complied with the requirements of this Article II, Section 5, and may reject as invalid any shareholder proposal which was not the subject of a notice timely made in accordance with, and containing all information required by, the terms of this Article II, Section 5. If neither the board of directors nor such committee makes a determination as to the compliance with the requirements of this Article II, Section 5, the chairman of the board, or, if he is not available, such other person as may be designated by the chairman of the board or the board of directors (the “Presiding Officer”) of the annual meeting shall determine and declare at the annual meeting whether such notice has so complied and whether the shareholder proposal described in such notice may be made in accordance with the terms of this Article II, Section 5. If the board of directors or a designated committee thereof or the Presiding Officer determines that a shareholder proposal was the subject of a notice made in accordance with the terms of this Article II, Section 5, and if the shareholder giving such notice shall make such proposal at the annual meeting, the Presiding Officer shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to any such proposal. If the board of directors or a designated committee thereof or the Presiding Officer determines that a shareholder proposal was not the subject of a notice made in accordance with the terms of this Article II, Section 5, and if the shareholder giving such notice shall make such proposal at the annual meeting, the Presiding Officer shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

This Article II, Section 5 shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, the board of directors and committees of the board of directors, but in connection with such reports, no new business shall be acted upon at such annual meeting unless it is presented in the form of a proposal made in accordance with this Article II, Section 5.

Section 6. Conduct of Meetings of Shareholders by Presiding Officer. The Presiding Officer shall have the power to make all decisions regarding any matters which may arise at any annual or special meeting of the shareholders of the corporation. Without limiting the foregoing, the Presiding Officer shall have the power (A) to determine the procedure to be followed in presenting and voting upon all business that may be transacted at the meeting and to adopt, to the extent he deems appropriate, rules for such purpose and (B) to adjourn a meeting, duly called and noticed, at which a quorum is present in person or by proxy if a matter to be considered and acted

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upon at the meeting requires the affirmative vote of more than a majority of a quorum at the meeting voting in person or by proxy and at the meeting as originally duly called and noticed (i) the number of shares voted in person or by proxy in favor of such matter is insufficient to approve it, and (ii) the number of shares voted in person or by proxy against such matter is insufficient to disapprove it. Shares which are voted in person or by proxy as abstaining from voting on any such matter shall be deemed not to have voted on such matter for the purposes of this Article II, Section 6. At any adjourned meeting which has been adjourned by the Presiding Officer as provided in this Article II, Section 6, any business may be transacted which could have been transacted at the meeting as originally called if a quorum is present.

ARTICLE III

SPECIAL MEETINGS OF SHAREHOLDERS

Section 1. Time and Place of Meeting. Special meetings of shareholders for any purpose other than the election of directors may be held at such time and place, within or without the State of Florida, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Purpose of Meeting: Persons Entitled to Call. Special meetings of shareholders for any purpose or purposes, unless otherwise prescribed by Florida law or by the articles of incorporation, may be called at any time by the chairman of the board and shall be called by the chairman of the board or the secretary at the request in writing of a majority of the board of directors or of the holders of not less than ten percent (10%) of all the shares entitled to vote at the meeting. Any such request shall state the purpose or purposes of the proposed meeting. Only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Presiding Officer.

Section 3. Notice of Meeting. Written notice of a special meeting, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the secretary or such other duly authorized officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting.

Section 4. Business Transacted at Meeting. Business transacted at any special meeting of shareholders shall be limited to the purpose or purposes stated in the notice of the meeting.

ARTICLE IV

SHAREHOLDER LIST, QUORUM AND VOTING OF STOCK

Section 1. Shareholder List. For a period of ten days prior to each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, with the address and number of shares held by each shareholder, shall be made available for inspection upon reasonable notice by any shareholder at the principal place of business of the corporation or at the office of the transfer agent or registrar of the corporation during usual business hours. The list shall also be made available at the time and place of the meeting and shall be subject to inspection by any shareholder at any time during the meeting.

Section 2. Quorum. A majority of the shares of stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of shareholders, except as otherwise provided by Florida law or by the articles of incorporation. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. If a quorum shall not be present or represented at any meeting of shareholders, the shareholders present in person or represented by proxy shall have the power to adjourn the meeting from time to

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time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting unless a new record date is or must be set for that adjourned meeting.

Section 3. Vote Required for Shareholders’ Action.

(a) Except in elections for directors, if a quorum is present, a vote shall be the act of the shareholders if the affirmative vote of shares of stock represented at the meeting and entitled to vote on the subject matter exceed the votes cast opposing the action, unless the vote of a greater number of shares of stock is required by Florida law or by the articles of incorporation. Except as provided in Article V, Section 2 of these Bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting of shareholders for the election of directors at which a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the Secretary of the corporation receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements set forth in Article II, Section 5 of these Bylaws, (ii) such nomination has not been withdrawn by such shareholder on or before the tenth day before the corporation first makes available to shareholders (either by mailing or making it available on the internet) its notice of meeting for such meeting, and (iii) as a result of such shareholder nomination, the number of nominees exceeds the number of Board positions that are being elected at such meeting (a “Contested Election”). If directors are to be elected by a plurality of the votes cast, shareholders may withhold their vote with respect to a director, but shall not be permitted to vote against a nominee.

(b) For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and, if applicable, broker non-votes, are not counted as votes cast “for” or “against” a director. The nominating and corporate governance committee of the Board of Directors shall, from time to time, establish procedures under which any director who is not elected by a majority of the votes cast in an election that is not a Contested Election shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. Considering the nominating and corporate governance committee’s recommendation and such other factors as it deems relevant, the Board of Directors shall determine whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will publicly disclose its decision within 90 days from the date of the certification of the election results.

Section 4. Voting of Shares. Each outstanding share of stock having voting power shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, unless otherwise provided by Florida law or by the articles of incorporation. A shareholder may vote either in person or by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. In all elections for directors, every shareholder entitled to vote shall have the right to vote, in person or by proxy, the number of shares of stock owned by him for as many persons as there are directors to be elected at that time and for whose election he has a right to vote.

ARTICLE V

DIRECTORS

Section 1. Number; Term. The number of directors which shall constitute the whole board shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the board; provided, however, that the number of directors shall not be less than three (3) and shall not be more than nineteen (19). Any such resolution, when so adopted, shall effect an amendment of this section and constitute a determination

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of the exact number of persons constituting the board of directors. Any such resolution increasing or decreasing the number of directors shall have the effect of creating or eliminating a vacancy or vacancies, as the case may be; provided, however, that no such resolution shall reduce the number of directors below the number then holding office. Directors need not be residents of the State of Florida or shareholders of the corporation. Unless otherwise provided by Florida law or by the articles of incorporation, the directors shall be elected at the annual meeting of shareholders and each director elected shall serve until the next succeeding annual meeting and until his successor shall have been duly elected and shall have qualified or until his earlier resignation, removal from office or death.

Section 2. Vacancies. Any vacancy occurring in the board, including any vacancy created by reason of death, resignation, expiration of term of office or increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, and any director so chosen shall hold office until the next annual election and until his successor shall have been duly elected and shall have qualified.

Section 3. Management of Business and Affairs. The business and affairs of the corporation shall be managed under the direction of the board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by Florida law or by the articles of incorporation or by these bylaws directed or required to be exercised or done by the shareholders.

Section 4. Compensation of Directors. Subject to any limitations contained in the articles of incorporation, directors of the corporation shall be eligible to receive reasonable compensation for their services, as shall be determined by the board of directors upon the recommendation of the compensation committee, including, but not limited to, a fixed sum and expenses for attendance at each regular or special meeting of a standing or special committee or of the executive committee; provided, however, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 5. Director Nominations; Qualifications. Nominations of candidates for election as directors at any meeting of shareholders called for an election of directors may be made by, or at the direction of, the nominating and corporate governance committee of the board of directors, or, if there is no such nominating and corporate governance committee, by, or at the direction of, a majority of the board of directors. Qualifications for members of the board of directors shall be determined by the board of directors upon consultation with the nominating and corporate governance committee.

Section 6. Removal of Directors. The shareholders may remove one or more directors with or without cause by a vote of a majority of the shares of stock issued and outstanding and entitled to vote.

Section 7. Mandatory Retirement. Unless otherwise provided by the articles of incorporation or by Florida law, all members of the board of directors shall retire upon attaining the age of seventy-five (75). The resignation of a member of the board of directors pursuant to this Article V, Section 7 shall take effect at the annual meeting following said individual’s seventy-fifth birthday. Exceptions to the mandatory retirement described in this Article V, Section 7 shall be permitted only if approved by the unanimous vote of the nominating and corporate governance committee of the board of directors.

ARTICLE VI

MEETINGS OF THE BOARD OF DIRECTORS

Section 1. Time and Place. Meetings of the board of directors, regular or special, may be held either within or without the State of Florida, at such times and places as may be designated by the chairman of the board. At meetings of the board of directors, the chairman of the board shall preside.

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Section 2. First Meeting. The first meeting of each newly elected board shall be held at the place fixed for the annual meeting of shareholders, and promptly following the same, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or the meeting may convene at such place and time as shall be specified in a notice given as hereinafter provided for special meetings of the board or as shall be fixed by the written consent of all the directors.

Section 3. Regular Meetings; Notice. Unless otherwise provided by Florida law, regular meetings of the board may be held upon such notice, or without notice, as shall from time to time be determined by the chairman of the board.

Section 4. Special Meetings; Notice. Special meetings of the board may be called by the chairman of the board on two days’ notice, or sooner with the consent of a majority of the board, to each director, delivered personally or by first-class mail, telegram or cablegram. Special meetings shall be called by the chairman of the board, the secretary or any other duly authorized officer in like manner and on like notice upon the written request of two or more directors.

Section 5. Waiver of Notice. Notice of a meeting of the board need not be given to any director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all objections to the place or time of the meeting or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

Section 6. Quorum. A majority of the directors shall constitute a quorum for the transaction of business unless a greater number is required by Florida law or by the articles of incorporation. The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board, unless the act of a greater number is required by Florida law or by the articles of incorporation. Members of the board of directors may participate in a meeting of the board by means of a conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting. If a quorum shall not be present at any meeting of directors, a majority of the directors present thereat may adjourn the meeting, without notice other than announcement at the meeting, to another time and place.

Section 7. Action by Directors Without a Meeting. Any action required or permitted by Florida law or by the articles of incorporation to be taken at a meeting of the board, or any action which may be taken at a meeting of the board or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action to be so taken, signed by all the directors or all the members of the committee, as the case may be, is filed in the minutes of the proceedings of the board or of the committee. Such consent shall have the same effect as a unanimous vote.

Section 8. Director-Emeritus Attendance at Meetings. The board of directors may name retiring directors as director-emeritus having the right to attend, but not vote at, meetings of the board of directors. The expenses of such director-emeritus, including transportation, meals and lodging, may, in the discretion of the board of directors, be paid by the corporation.

ARTICLE VII

EXECUTIVE AND OTHER COMMITTEES

Section 1. Designation; Authority of the Executive Committee. The board of directors may, by resolution, appoint an executive committee to consist of up to five (5) directors, which executive committee shall have and may exercise, during the intervals between meeting of the board of directors, all the powers vested in the board

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of directors under any statute, the articles of incorporation or these bylaws, except the power to: (a) determine the number of directors constituting the board; (b) remove any director for cause; (c) fill any vacancies in the board of directors; (d) change the membership or fill vacancies in the executive committee; (e) approve amendments to the articles of incorporation; or (f) amend or repeal these bylaws. The board of directors shall have the exclusive power at any time and from time to time to change the membership of and fill vacancies in the executive committee. The executive committee may make rules for the conduct of its business. The executive committee shall keep and preserve minutes and/or other records reflecting its actions. A majority of the members of the executive committee shall be a quorum. After at least three hours’ notice, with good faith effort to contact each member by telephone or electronic mail, all actions may be taken without additional notice of any kind by the majority of the members of the executive committee. However, if one of the members of the executive committee dissents, action can only be taken upon the approval of a majority of the members of the executive committee after due notice as provided for in this Article VII. All actions of the executive committee shall be reported to the board of directors at its next regularly scheduled meeting following such action.

Section 2. Designation; Authority of the Other Committees. The board of directors, by resolution adopted by a majority of the board, may designate from among its members such other committees as it deems appropriate, each of which, to the extent provided in such resolution, shall have and may exercise all the power and authority of the board in the management of the corporation as designated in such resolution, except as otherwise prohibited by Florida law. Each such committee shall consist of the number of directors as the board of directors deems appropriate. Vacancies in the membership of any such committee shall be filled by the board of directors at a regular or special meeting of the board. Each such committee shall keep regular minutes of its proceedings and report the same to the board when required.

ARTICLE VIII

NOTICES

Section 1. How and When Given. Whenever, under the provisions of Florida law or of the articles of incorporation or of these bylaws, notice is required to be given to any director or shareholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or shareholder at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given when deposited in the United States mail. Notice to directors may also be given by telegram, cablegram or email (return receipt requested).

Section 2. Waiver. Whenever any notice is required to be given under the provisions of Florida law or the articles of incorporation or of these bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. This provision of these bylaws shall be liberally construed.

ARTICLE IX

OFFICERS, AGENTS AND EMPLOYEES

Section 1. Titles. The officers of the corporation shall consist of a chairman of the board, a chief executive officer, a president, one or more senior vice presidents, a secretary and a treasurer. In addition, the chief executive officer may create such additional officers as the chief executive officer deems necessary for the conduct of the corporation’s business, including additional vice presidents (including senior vice presidents) and one or more assistant secretaries and assistant treasurers. In its discretion, the board of directors may also appoint a vice-chairman of the board. Any person may hold two or more offices. No person holding two or more offices shall sign any instrument on behalf of the corporation in the capacity of more than one office.

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Section 2. Manner of Appointment. At its first meeting immediately after each annual meeting of shareholders, the board of directors shall (1) appoint the chairman of the board and the chief executive officer and (2) at the recommendation of the chief executive officer, appoint a president, one or more senior vice presidents, a secretary and a treasurer. None of the above officers need be a member of the board except the chairman of the board. The chief executive officer may also appoint such additional officers as the chief executive officer may deem necessary for the conduct of the corporation’s business, including additional vice presidents (including senior vice presidents) and one or more assistant secretaries and assistant treasurers, who shall hold their offices for such terms and shall exercise such powers and perform such duties as the chief executive officer shall determine from time to time.

Section 3. Compensation. At the recommendation of the compensation committee and the chief executive officer, the salaries of all officers of the corporation at the level of senior vice president and above shall be fixed by the board of directors. Salaries of all officers of the corporation below the level of senior vice president and all employees of the corporation shall be fixed by the chief executive officer, except that the chief executive officer may delegate such powers to other officers or agents as to employees under their immediate control.

Section 4. Term of Office. The officers of the corporation shall hold office until the next annual meeting of the board of directors, unless otherwise provided in these bylaws, and until their successors are chosen and qualified. Any officer elected or appointed by the board of directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the board. Any officer or assistant officer, if appointed by another officer, may likewise be removed by such officer. Any vacancy occurring in any office of the corporation may be filled by the board of directors or the chief executive officer.

Section 5. The Chairman of the Board of Directors. There shall be a chairman of the board who shall be elected by the board of directors from its members. The chairman of the board shall serve as the Presiding Officer at all meetings of the shareholders and the board of directors. The chairman of the board shall see that all orders and resolutions of the board of directors are implemented and shall perform such other functions as the board of directors may require from time to time. The chairman of the board shall be responsible to the board of directors and shall consult the board of directors on major corporation strategies, policies, and objectives, including long-range planning, mergers, acquisitions, consolidations and liquidations.

Section 6. The Chief Executive Officer. The chief executive officer shall be responsible for the day-to-day management of the corporation. The chief executive officer shall have the general powers and duties of supervision and management usually vested in the office of the chief executive officer of a corporation and shall exercise such powers and perform such duties as generally pertain or are necessarily incidental to the chief executive officer’s office and shall have such other powers and perform such other duties as may be specifically assigned to the chief executive officer from time to time by the board of directors. In addition, the chief executive officer shall have general charge of, and shall direct, and supervise the operations of the corporation’s subsidiaries, subject to the control and direction of the board of directors, and the presidents of each of the corporation’s subsidiaries will report directly to the chief executive officer. The chief executive officer shall execute bonds, mortgages, and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board to some other officer or agent of the corporation.

Section 7. The President. Unless otherwise provided by any succession plan adopted by the board of directors of the corporation, the president shall, in the absence or disability of the chief executive officer, perform the duties and exercise the powers of the chief executive officer and shall perform such other duties and have such other powers as the board may from time to time prescribe.

Section 8. The Senior Vice President. Unless otherwise provided by any succession plan adopted by the board of directors of the corporation, the senior vice-president, or if there shall be more than one, the senior vice-presidents, in the order determined by the board of directors, shall, in the absence or disability of the president, perform the duties and exercise the powers of the president and shall perform such other duties and have such other powers as the board may from time to time prescribe.

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Section 9. The Secretary. The secretary shall attend, or designate an agent to attend, all meetings of the board of directors and all meetings of the shareholders and shall maintain as permanent records minutes of all the proceedings of the meetings of the corporation and of the board, a record of all actions taken by the shareholders or board of directors without a meeting, and a record of all actions taken by a committee of the board of directors in place of the board of directors in a book to be kept for that purpose. The records shall be maintained in written form or in any other form capable of being converted into written form within a reasonable time. The secretary shall give, or cause to be given, notice of all meetings of the shareholders and of special meetings of the board of directors and shall perform such other duties as may be prescribed by the board of directors or the chief executive officer, under whose supervision he shall be. The secretary shall have custody of the corporate seal of the corporation and he, or another duly authorized agent, shall have authority to affix the same to any instrument requiring it, and when so affixed it may be attested by his signature or by the signature of such duly authorized agent. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

Section 10. The Treasurer. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. The treasurer shall disburse the funds of the corporation as may be ordered by the board, taking proper vouchers for such disbursements, and, upon request, shall render to the chairman of the board and the board of directors, at its regular meetings, an account of all his transactions as treasurer and of the financial condition of the corporation.

ARTICLE X

SHARES

Section 1. Shares Represented by Certificates or Uncertificated Shares. The shares of the corporation may be represented by certificates or may be uncertificated. Shares represented by certificates shall be signed by the chairman of the board, the chief executive officer or the president of the corporation and by the secretary or another duly authorized officer of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof. Every shareholder shall be entitled to have a certificate representing all shares to which the shareholder is entitled or uncertificated shares recorded in accordance with these bylaws and Florida law. With respect to certificated shares, when the corporation is authorized to issue shares of more than one class or more than one series of any class, there shall be set forth or fairly summarized upon the face or back of the certificate, or the certificate shall have a statement that the corporation will furnish to any shareholder upon request and without charge, a full statement of, the designations, preferences, limitations, and relative rights of the shares of each class or series authorized to be issued. With respect to uncertificated shares, within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner of the uncertificated shares a written notice that sets forth the information required by Section 607.0626 of the Florida Business Corporation Law.

Section 2. Signatures. The signatures of the officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar, other than the corporation itself or an employee of the corporation. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issuance.

Section 3. Lost Certificates. The board of directors may direct a new certificate to be issued in place of any certificate theretofore issued by the corporation alleged to have been lost or destroyed. When authorizing such issue of a new certificate, the board of directors, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities as it

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deems adequate, to protect the corporation from any claim that may be made against it with respect to any such certificate alleged to have been lost or destroyed. Upon surrender to the corporation or to the transfer agent of the corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate shall be canceled and the transaction recorded upon the books of the corporation.

Section 4. Transfers of Shares. Stock of the corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of stock shall be made on the books of the corporation, and (i) in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued, or (ii) in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however that such surrender, payment of taxes or compliance shall not be required in any case in which the officers of the corporation shall determine to waive such requirement.

Section 5. Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other purpose, the board of directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy days and, in the case of a meeting of shareholders, not less than ten days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

Section 6. Registered Shareholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not the corporation shall have express or other notice thereof, except as otherwise provided by Florida law.

ARTICLE XI

GENERAL PROVISIONS

Section 1. Dividends. Subject to the provisions of the articles of incorporation relating thereto, if any, dividends may be declared by the board of directors at any regular or special meeting, in accordance with Florida law. Dividends may be paid in cash, in property or in shares of the corporation’s capital stock, subject to any provisions of Florida law or of the articles of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

Section 3. Fiscal Year. The fiscal year of the corporation shall terminate at the close of business on December 31 of each year.

Section 4. Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its incorporation, and the words “Corporate Seal, Florida.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

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ARTICLE XII

INDEMNIFICATION

Section 1. Corporation to Indemnify. To the full extent permitted by Florida law and these bylaws, the corporation shall indemnify any person who was or is made a party to any proceeding by reason of the fact that he or she was or is a director or an officer of the corporation, or a director or an officer of the corporation serving as a trustee or fiduciary of an employee benefit plan of the corporation, and the board of directors may indemnify any employee of the corporation with respect to such circumstances by resolution, against any liability incurred in connection with such proceeding, including an appeal thereof. This obligation to indemnify shall not apply, however, to any person against whom the corporation has commenced any proceeding (other than as a nominal plaintiff in a shareholder’s derivative suit), including such proceeding by way of counterclaim, cross-claim or third-party complaint; nor shall it apply to any person who has commenced any proceeding against the corporation or who has solicited such proceeding or who, in furtherance thereof, has actively assisted, participated or intervened, or who may derive a financial or other benefit from such proceeding.

(a) A “proceeding” includes any threatened, pending or completed action, suit or other type of proceeding, formal or informal, whether civil, criminal, administrative or investigative, at all stages thereof, including appeals.

(b) The term “liability” includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and reasonable expenses, including legal and other professional fees, actually and reasonably incurred in defending a proceeding.

Section 2. Advancement of Reasonable Expenses.

(a) The corporation shall pay reasonable expenses, including legal and other professional fees, actually and reasonably incurred by a person with respect to a proceeding for which he or she is entitled to be indemnified under Section 1 of this Article XII in advance of the final disposition thereof (“Advance Expenses”).

(b) The payment of Advance Expenses shall be on a conditional basis only and the person’s acceptance of such Advance Expenses or the benefits thereof constitutes his or her agreement to repay such Advance Expenses in the event and to the extent that he or she is ultimately prohibited from being indemnified by the corporation by reason of Florida law or by these bylaws. No security shall be required with respect to the obligation to repay and payment shall be made without reference to the person’s ability to make repayment.

Section 3. Application for Indemnification and Advance Expenses.

(a) A person’s application for payment of indemnification pursuant to Section 1 of this Article XII or for payment of Advance Expenses pursuant to Section 2 of this Article XII shall be in writing and shall be submitted to the chairman of the board. The corporation may, but shall not be required to, make payment pursuant to such application directly to the person or entity whom the applicant is obliged to pay. An application for Advance Expenses shall include such documents and other information as are reasonably available to the applicant and as may be necessary to determine both the reasonableness of the expenses and whether they have been actually and reasonably incurred.

(b) If the applicant for Advance Expenses and his or her attorney certify to the corporation that the production of any documents or other information as may be necessary to determine the reasonableness of the expenses or the reasonableness of their being incurred may have the effect of impairing or destroying the applicant’s attorney-client privilege or attorney work product protection, or both, the corporation shall make the payment applied for without such documents or information. Such payment, however, shall be without prejudice to the corporation’s right to, upon the final disposition of the related proceeding, obtain the documents and information which would have been required by the corporation had the certification not been made. If such documents and information are not promptly produced or to the extent the production does not support the

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reasonableness of the expenses or that they were reasonably incurred, the applicant shall immediately upon demand by the corporation reimburse the corporation for the Advance Expenses paid.

Section 4. Contractual Nature of Indemnity. The provisions of this Article XII shall continue as to a person who has ceased to be a director or an officer of the corporation, or an employee in the case of such employee being entitled to indemnification hereunder by reason of a resolution of the board of directors, and shall inure to the benefit of the heirs, personal representatives and administrators of such person. This Article XII shall be deemed to be a contract between the corporation and each person who, at any time that this Article XII is in effect, serves or served in any capacity which entitles him or her to indemnification hereunder and any repeal or other modification of this Article XII or any repeal or modification of Florida law, or any other applicable law, shall not limit any rights of indemnification with respect to proceedings then existing or arising out of events, acts or omissions occurring prior to such repeal or modification, including without limitation, the right to indemnification for proceedings commenced after such repeal or modification to enforce this Article XII with regard to proceedings arising out of acts, omissions or events arising prior to such repeal or modification. This Article XII applies with respect to acts or omissions occurring on, before and after the date these bylaws are adopted.

Section 5. Insurance Contracts and Funding. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation, or person serving in any capacity with another corporation, partnership, joint venture, trust or other entity (including serving as a trustee or fiduciary of any employee benefit plan) against any expenses, liabilities or losses, whether or not the corporation would have the power to indemnify such person against such expenses, liabilities or losses under applicable law. The corporation may enter into contracts with any director, officer, employee or agent of the corporation in furtherance of the provisions of this Article XII, and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such amounts as may be necessary to effect the advancing of expenses and indemnification as provided in this Article XII.

Section 6. Rights Not Exclusive. The rights conferred on any person by this Article XII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the articles of incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise. The corporation may, except as may be prohibited under Florida law or these bylaws, by agreement in writing, grant indemnification to a director, officer, employee or agent of the corporation or to any person serving at the request of the corporation in any capacity with another corporation, partnership, joint venture, trust or other entity (including serving as a trustee or fiduciary of any employee benefit plan).

Section 7. Protection of Rights. If a written application for payment of indemnification under Section 1 of this Article XII or for payment of Advance Expenses payable under Section 2 of this Article XII is not paid by the corporation in a reasonably prompt manner, the applicant may bring an action against the corporation for the payment thereof. If successful, in whole or in part, in such action, the applicant shall also be entitled to be paid his or her reasonable expenses, including attorneys’ fees, thereby incurred. It shall be a defense to any such action (other than an action brought to enforce an application for expenses incurred in defending any proceeding in advance of its final disposition) that indemnification of the applicant is prohibited by law or by these bylaws, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors or its shareholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the applicant is proper in these circumstances, nor an actual determination by the corporation (including its board of directors or its shareholders) that indemnification of the applicant is prohibited or not authorized, shall be a defense to the action or create a presumption that indemnification of the applicant is prohibited or not authorized.

Section 8. Savings Clause. If this Article XII or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, the corporation shall nevertheless indemnify each person entitled to be indemnified under Section 1 of this Article XII from liability with respect to any proceeding to the fullest extent permitted by any applicable portion of this Article XII that shall not have been invalidated and to the extent not prohibited by Florida law.

Annex B-2 – Page 16

Section 9. Secondary Obligation. The corporation’s indemnification of any person who was or is serving at its request with another corporation, partnership, joint venture, trust or other entity (including serving as a trustee or fiduciary of any employee benefit plan), shall be reduced by any amounts such person may collect as indemnification from such other party.

Section 10. Subrogation. In the event of payment made to a person pursuant to this Article XII, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of such person, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring an action to enforce such rights.

Section 11. No Duplication of Payments. The corporation shall not be liable under these bylaws to make any payment with respect to the liability of a person to the extent such person has otherwise actually received payment.

ARTICLE XIII

AMENDMENTS

Section 1. Alteration, Amendment and Repeal. These bylaws may be altered, amended or repealed or new bylaws may be adopted, by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board.

Annex B-2 – Page 17

Geo

THE GEO GROUP, INC.

621 NW 53RD STREET

SUITE 700

BOCA RATON, FL 33487

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR proposals 1 and 2.

For Against Abstain

1 Proposal to approve the Agreement and Plan of Merger, dated as of March 21, 2014, between The GEO Group, Inc., or GEO, and

The GEO Group REIT, Inc.,or GEO REIT, a wholly-owned subsidiary of GEO, which is being implemented in connection with GEO’s conversion to a real estate investment trust, or REIT, effective January 1,2013.

2 Proposal to approve an adjournment of the GEO special meeting, if necessary, to solicit additional proxies in favor of the foregoing proposal.

For address change/comments, mark here. (see reverse for instructions)

Please indicate if you plan to attend this meeting

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000207830_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is/are available at www.proxyvote.com .

THE GEO GROUP, INC. Special Meeting of Shareholders May 2, 2014 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints George C. Zoley and John J. Bulfin as Proxy, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned on March 10, 2014, at the Special Meeting of Shareholders to be held at Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, FL 33432, at 10:00 A.M. (EDT), May 2, 2014 or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote in person or by Proxy at the Special Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 12 p.m. EDT on April 29, 2014. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction.

This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR Proposals 1 and

2. On any other business which may properly come before the meeting, the shares will be voted in accordance with the judgment of the person named as proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000207830_2 R1.0.0.51160